   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 4 , 1996

                                                        REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                            DADE INTERNATIONAL INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

        DELAWARE                     2835                    36-3949533
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
      JURISDICTION        CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
   OFINCORPORATION OR
      ORGANIZATION)

                              1717 DEERFIELD ROAD
                        DEERFIELD, ILLINOIS 60015-0778
                           TELEPHONE: (847) 267-5300
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               MICHAEL P. BUCKLO
                              1717 DEERFIELD ROAD
                        DEERFIELD, ILLINOIS 60015-0778
                           TELEPHONE: (847) 267-5300
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPY TO:
                                 LANCE C. BALK
                               KIRKLAND & ELLIS
                             153 EAST 53RD STREET
                         NEW YORK, NEW YORK 10022-4675
                           TELEPHONE: (212) 446-4800

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                        PROPOSED
                                          PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT       MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE         TO BE     OFFERING PRICE   OFFERING   REGISTRATION
       REGISTERED          REGISTERED   PER UNIT(1)     PRICE(1)       FEE
-------------------------------------------------------------------------------
 11 1/8% Senior Subordi-
  nated Notes due  2006,
  Series B.............   $350,000,000      100%      $350,000,000 $120,689.66

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                    REQUIRED BY ITEMS OF PART I OF FORM S-1

             REGISTRATION STATEMENT
             ITEM NUMBER AND CAPTION          CAPTION OR LOCATION IN PROSPECTUS
             -----------------------          ---------------------------------
  1. Forepart of Registration Statement and
      Outside Front Cover Page of             Outside Front Cover Page
      Prospectus...........................
  2. Inside Front and Outside Back Cover      Inside Front Cover Page; Outside
      Pages of Prospectus..................    Back Cover Page
  3. Risk Factors, Ratio of Earnings to
      Fixed Charges and Other Information..   Prospectus Summary; The Company;
                                               Risk Factors; Unaudited Pro
                                               Forma Financial Data; Selected
                                               Historical Financial Data
  4. Terms of the Transaction..............   Outside Front Cover Page;
                                               Prospectus Summary; The Exchange
                                               Offer; Description of Exchange
                                               Notes; Certain Federal Income
                                               Tax Consequences
  5. Pro Forma Financial Information.......   Unaudited Pro Forma Financial
                                               Data
  6. Material Contracts with the Company      Inapplicable
      Being Acquired.......................
  7. Additional Information Required.......   Inapplicable
  8. Interests of Named Experts and           Legal Matters; Experts
      Counsel..............................
  9. Disclosure of Commission Position on
      Indemnification for Securities Act      Inapplicable
      Liabilities..........................
 10. Information with Respect to S-3          Inapplicable
      Registrants..........................
 11. Incorporation of Certain Information     Inapplicable
      by Reference.........................
 12. Information with Respect to S-3 or S-2   Inapplicable
      Registrants..........................
 13. Incorporation of Certain Information     Inapplicable
      by Reference.........................
 14. Information with Respect to
      Registrants other than S-3              Outside Front Cover Page;
      or S-2 Registrants...................    Prospectus Summary; Risk
                                               Factors; Use of Proceeds; The
                                               Acquisition; Capitalization;
                                               Unaudited Pro Forma Financial
                                               Data; Selected Historical
                                               Financial Data; Management's
                                               Discussion and Analysis of
                                               Financial Condition and Results
                                               of Operations; Industry;
                                               Business; Management; Principal
                                               Stockholders; Certain
                                               Relationships and Related
                                               Transactions; Description of
                                               Bank Credit Agreement

              REGISTRATION STATEMENT
             ITEM NUMBER AND CAPTION           CAPTION OR LOCATION IN PROSPECTUS
             -----------------------           ---------------------------------
 15. Information with Respect to S-3           Inapplicable
      Companies.............................
 16. Information with Respect to S-3 or S-2    Inapplicable
      Companies.............................
 17. Information with Respect to Companies
      Other Than S-3                           Inapplicable
      or S-2 Companies......................
 18. Information if Proxies, Consents or
      Authorizations are to be Solicited....   Inapplicable
 19. Information if Proxies, Consents or
      Authorizations are not to be Solicited   Management; Principal
      or in an Exchange Offer...............    Stockholders; Certain
                                                Relationships and Related
                                                Transactions

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION, DATED OCTOBER 4, 1996

PROSPECTUS

                            DADE INTERNATIONAL INC.

 OFFER TO EXCHANGE ITS SERIES B 11 1/8% SENIOR SUBORDINATED NOTES DUE 2006 FOR
   ANY AND ALL OF ITS OUTSTANDING 11 1/8% SENIOR SUBORDINATED NOTES DUE 2006

      THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                                 , 1996, UNLESS EXTENDED.

  Dade International Inc., a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its Series B 11 1/8% Senior Subordinated Notes due 2006 (the "Exchange Notes"), which will have been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a Registration Statement of which this prospectus is a part, for each $1,000 principal amount of its outstanding 11 1/8% Senior Subordinated Notes due 2006 (the "Notes"), of which $350,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are the same as the form and terms of the Notes (which they replace) except that the Exchange Notes will bear a Series B designation and will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions relating to an increase in the interest rate which were included in the terms of the Notes in certain circumstances relating to the timing of the Exchange Offer. The Exchange Notes will evidence the same debt as the Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture dated May 7, 1996 between the Company and IBJ Schroder Bank & Trust Company (the "Indenture") governing the Notes. See "The Exchange Offer" and "Description of Exchange Notes."

  The Company has not issued, and does not have any current firm arrangements to issue, any significant indebtedness to which the Exchange Notes would rank senior or pari passu in right of payment. The Exchange Notes will be subordinated in right of payment to all Senior Debt of the Company (including debt under the Bank Credit Agreement (as defined herein)) and will be effectively subordinated in right of payment to all indebtedness of the Company's subsidiaries. The aggregate amount of such Senior Debt was $485.0 million at June 30, 1996. The aggregate amount of indebtedness of all of the Company's subsidiaries (excluding indebtedness owed by the Company's subsidiaries to the Company of approximately $518.6 million) was approximately $10.0 million at June 30, 1996.

  The Company will accept for exchange any and all Notes validly tendered and
not withdrawn prior to 5:00 p.m., New York City time, on      , 1996, unless
extended by the Company in its sole discretion (the "Expiration Date"). Notwithstanding the foregoing, the Company will not extend the Expiration Date beyond January 31, 1997. Tenders of Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Notes were sold by the Company on May 7, 1996 to the Initial Purchasers (as defined) in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act. The Initial Purchasers subsequently placed the Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act and with a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. Accordingly, the Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement (as defined) entered into by the Company in connection with the offering of the Notes. See "The Exchange Offer."

  Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "The Exchange Offer-- Resale of the Exchange Notes." Each broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

  Holders of Notes not tendered and accepted in the Exchange Offer will continue to hold such Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. The Company will pay all the expenses incurred by it incident to the Exchange Offer. See "The Exchange Offer."

  SEE "RISK FACTORS" ON PAGE 20 FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR NOTES IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is          , 1996

  There has not previously been any public market for the Notes or the Exchange Notes. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. See "Risk Factors--Absence of a Public Market Could Adversely Affect the Value of Exchange Notes." Moreover, to the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected.

  The Exchange Notes will be available initially only in book-entry form. The Company expects that the Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Certificate (as defined), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Certificate representing the Exchange Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Certificate, Exchange Notes in certified form will be issued in exchange for the Global Certificate only on the terms set forth in the Indenture. See "Description of Exchange Notes--Book-Entry; Delivery and Form."

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Exchange Offer Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Regional Offices of the commission at 75 Park Place, New York, New York 10007 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

  As a result of the filing of the Exchange Offer Registration Statement with the Commission, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. The obligation of the Company to file periodic reports and other information with the Commission will be suspended if the Exchange Notes are held of record by fewer than 300 holders as of the beginning of any fiscal year of the Company other than the fiscal year in which the Exchange Offer Registration Statement is declared effective. The Company will nevertheless be required to continue to file reports with the Commission if the Exchange Notes are listed on a national securities exchange. In the event the Company ceases to be subject to the informational requirements of the Exchange Act, the Company will be required under the Indenture to continue to file with the Commission the annual and quarterly reports, information, documents or other reports, including, without limitation, reports on Forms 10-K, 10-Q and 8-K, which would be required pursuant to the informational requirements of the Exchange Act. Under the Indenture, the Company shall file with the Trustee annual, quarterly and other reports within fifteen days after it files such reports with the Commission. Further, to the extent that annual, quarterly or other financial reports are furnished by the Company to stockholders generally it will mail such reports to holders of Exchange Notes. The Company will furnish annual and quarterly financial reports to stockholders of the Company and will mail such reports to holders of Exchange Notes pursuant to the Indenture, thus holders of Exchange Notes will receive financial reports every quarter. Annual reports delivered to the Trustee and the holders of Exchange Notes will contain financial information that has been examined and reported upon, with an opinion expressed by an independent public or certified public accountant. The Company will also furnish such other reports as may be required by law.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, CERTAIN STATEMENTS UNDER PROSPECTUS SUMMARY," "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AND LOCATED ELSEWHERE HEREIN REGARDING THE COMPANY'S FINANCIAL POSITION, BUSINESS STRATEGY, COST CUTTING PLANS AND PLANS TO TAKE ADVANTAGE OF SYNERGIES, MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS AND UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the Financial Statements and notes thereto included elsewhere in this Prospectus. Market data used throughout this Prospectus were obtained from internal company surveys and industry publications dating primarily from 1994 to 1996, the most currently available information. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. The Company has not independently verified this market data. Similarly, internal company surveys, while believed by the Company to be reliable, have not been verified by any independent sources. As used in this Prospectus, unless the context otherwise requires, "Dade" refers to Dade International Inc. prior to the consummation of the acquisition (the "Acquisition") of the in vitro diagnostics business ("Dade Chemistry") of E.I. du Pont de Nemours and Company and certain of its affiliates ("DuPont"), and the "Company" refers to Dade International Inc. after giving effect to the Acquisition.

THE COMPANY

  The Company is the largest supplier of in vitro diagnostics ("IVD") products and services to clinical laboratories in the United States and the third largest IVD supplier to clinical laboratories in the world. Of the total estimated $13.8 billion global IVD market, the Company serves a $7.1 billion segment that consists of IVD instruments, reagents (compounds and liquids used to perform tests), consumables (sample containers, lids, etc.) and services targeted primarily at clinical laboratories ("Company Served Markets"). Within the Company Served Markets, the Company has market leadership positions in four of its five core product segments (clinical chemistry, microbiology, hemostasis and controls) and a strong niche position in the fifth (immunochemistry). On a pro forma basis, the Company would have generated revenue and EBITDA of $959.0 million and $179.5 million, respectively, for the year ended December 31, 1995.

  In vitro (literally, "in glass") diagnostic tests are conducted outside the body and are used to identify and measure substances in patients' tissue, blood or urine samples which enable physicians to diagnose, treat and monitor patients. The most common IVD tests, accounting for up to 40% of a clinical laboratory's test volume, are traditional clinical chemistry tests such as glucose, cholesterol or sodium measured as part of routine blood checks. Other IVD tests measure bodily functions such as blood clotting ability, fertility and cardiac function or measure the presence of infections or drugs. The wide range and important nature of these tests have established IVD testing as an integral part of the managed healthcare environment, providing for accurate and timely patient diagnosis and treatment. Increasingly, IVD testing is being recognized as making a significant contribution to improving patient care and lowering total patient costs. As a result, management believes that future growth in IVD testing will be driven by (i) greater automation in order to achieve more consistent test results at lower costs; (ii) applications of emerging test technologies (e.g., cardiac markers which test for the occurrence of heart attacks); and (iii) demographic shifts such as the aging of the population.

  IVD tests are conducted primarily in clinical laboratories which, in the United States, consist of approximately 6,000 hospital-based laboratories and 4,000 reference laboratories (independent of hospitals). The Company provides products and services to over 90% of domestic hospital clinical laboratories and to the majority of reference laboratories worldwide. Nearly all hospitals require laboratory testing capability due to the "STAT" or emergency nature of their diagnostic needs and, therefore, represent a stable, attractive customer segment for the Company.

  The Company manufactures and markets a broad offering of IVD products and services which includes: (i) instruments (approximately 10% of pro forma 1995 sales); (ii) reagents and consumables (approximately 80% of pro forma 1995 sales); and (iii) services (approximately 10% of pro forma 1995 sales). The Company's extensive product line is capable of conducting over 500 different types of IVD tests and serves over half of the global IVD market.

  In total, the Company has a worldwide installed base of approximately 21,500 instruments. With a typical instrument life of five to ten years, the Company's installed base of instruments generates annual revenue of approximately $40,100 per instrument from ongoing sales of reagents, consumables and service. More importantly, all but one of the Company's instrument systems are "closed" systems, which require the exclusive use of Company reagents and consumables in order to run tests. As a result, through its large installed base of instruments, the Company generates an attractive, stable and recurring stream of revenue from reagents, consumables, and service contracts.

  The table below profiles the Company's position within each segment of the Company Served Markets:

                                                           COMPANY SERVED MARKETS
                          ----------------------------------------------------------------------------------------------
                                                                             MICROBIOLOGY
                           CLINICAL CHEMISTRY (1)       IMMUNOCHEMISTRY (2)       (3)        HEMOSTASIS      CONTROLS
                          ------------------------      ------------------  -------------- -------------- --------------
   Primary Test                Routine tests for          Specialized       Identifies     Measures blood Assesses the
    Purpose:                   substances found in        tests for         disease-       clotting       accuracy and
                               large concentrations in    substances        causing        ability        precision of
                               blood or urine samples     found in small    bacteria and                  instruments
                                                          concentrations    assists in the                and procedures
                                                          in blood          determination                 of various IVD
                                                          samples           of treatment                  manufacturers
   Example Tests:              --Cholesterol level        --Screen for      --Strep or     --Bleeding     --Instrument
                               --Glucose level            heart  attack     staph          risk  before,  check
                                                          --Fertility        infection     during and
                                                          test              --Effective     after surgery
                                                          --Thyroid          antibiotic    --Other
                                                          function           treatment     bleeding
                                                                                            disorders
   Company's
    Worldwide
    Installed Base
    as of June 30,
    1996:                               9,300                 4,200             3,700          4,300           N/A
   Company System Type:                 Closed                Closed            Closed          Open           N/A
   Number of Test
    Types Offered
    by the
    Company:                             198                    30               150             30            160
   Percent of
    Company's Pro
    Forma 1995
    Sales (4):                           47%                   11%               14%            15%             4%
   Average U.S.
    Price to Patient:                  $9/test               $25/test          $20/test       $14/test         N/A
   Company Product Lines:           Paramax (Dade)        Stratus (Dade)      MicroScan         Dade      Total Quality
                                   Dimension (Dade                              (Dade)       Hemostasis      Controls
                                      Chemistry)                                                              (Dade)
                                 aca (Dade Chemistry)
                               Analyst (Dade Chemistry)

--------
(1) The clinical chemistry segment of the Company Served Markets consists of automated clinical chemistry. See "Industry."
(2) The immunochemistry segment of the Company Served Markets consists of the thyroid, drugs of abuse, cancer, therapeutic drug monitoring, cardiac, anemia and fertility test segments. See "Industry."
(3) The microbiology segment of the Company Served Markets consists of identification/minimum inhibitory concentration ("ID/MIC" ) microbiology. See "Industry."
(4) Excludes the sales of third-party distributed products and services as well as immunohematology products.

                             COMPETITIVE STRENGTHS

  The Company attributes its leading positions in the IVD market to the following competitive strengths:

  . Leading manufacturer and supplier of IVD instruments and supplies. With
   1995 pro forma sales of $959.0 million, the Company is the leading supplier of IVD products and services to clinical laboratories in the United States and is the third largest IVD supplier to clinical laboratories in the world. The Company is the domestic market leader in automated clinical chemistry and the only supplier with domestic leadership positions in four major IVD segments.

  . Broadest product and service offering. The Company is the only supplier of products and services across five major IVD segments. The Company believes that its broad product offering provides a competitive advantage in marketing its products to a wide range of customers (from single-site hospitals to Health Systems (see "Industry") to reference laboratories), each with varying testing and performance requirements. For example, the Company believes that its ability to offer "one-stop shopping" due to its broad product offering was instrumental in its April 1996 signing of a five year agreement for all of the Company's five core product lines with Columbia/HCA (the largest for-profit hospital chain in the United States).

  . Stable and recurring stream of reagent, consumable and service revenues. The Company generates a stable and profitable stream of revenues from its large installed base of instruments which require the ongoing consumption of various reagents, consumables, and services. More importantly, all but one of the Company's instrument systems, representing approximately 80% of all installed instruments, are "closed" systems, which require customers to use the Company's reagents and consumables exclusively. In 1995, sales from reagents, consumables, and services accounted for approximately 90% of the Company's pro forma sales.

  . Extensive sales and service organization. The Company's sales and service force of approximately 1,900 professionals worldwide is one of the largest in the industry. Management believes this large network of customer support functions (including sales, installation, training and service) provides the Company with a competitive advantage in both acquiring and retaining customers.

  . Management team with successful track record. The Company has an experienced management team that averages twenty years each in the health care industry. Over the last several years, management has demonstrated its ability to develop leading market share positions, rationalize infrastructure and reduce costs.

                               BUSINESS STRATEGY

  The Acquisition expanded Dade's leadership positions by significantly improving its competitive position in the important clinical chemistry segment. The Acquisition was consistent with the Company's strategy to seek consolidation opportunities within the IVD industry that leverage its installed base, broad product offering, international presence and economies of scale to increase profitability and enhance its global leadership position. Dade believes that its combination with Dade Chemistry creates one of the best positioned suppliers of IVD products and services in the world. The Company is committed to improving its strong market position through the following strategies:

  . Cross-sell products to increase market penetration. The Acquisition provides the Company with a unique opportunity to cross-sell existing product lines between Dade's and Dade Chemistry's extensive customer bases. The Company intends to capitalize on cross-selling opportunities primarily by marketing Dade Chemistry's clinical chemistry products to existing Dade customers and marketing Dade's controls, microbiology, immunochemistry and hemostasis products together with the sale of clinical chemistry analyzers.

  . Increase international presence. The Acquisition provides Dade with exposure to new international markets and increases Dade's total pro forma 1995 international sales by 48% to approximately $277 million. This increased international presence will allow the Company to leverage sales, marketing and administrative costs in countries currently served by both Dade and Dade Chemistry and increase market share by introducing existing products to countries currently served by only one of the two businesses. The Company believes international markets also present growth opportunities due to the immaturity of these markets.

  . Maintain a pipeline of new products. The Company's research and development resources focus on three types of initiatives: (i) expanding test menus, such as the recent introduction of thirteen new assays in the Dimension product line; (ii) upgrading instruments, such as MicroScan's WalkAway or Dade Chemistry's next generation Dimension; and (iii) developing niche instrument platforms, such as Dade Hemostasis' Platelet Function Analyzer ("PFA"), the world's first commercial in vitro system to provide automated analysis of blood platelet function. The Company believes that these initiatives will allow it to both expand its large installed base and increase reagent revenue per instrument.

  . Leverage current infrastructure to reduce costs. In connection with the Acquisition, the Company has identified significant cost reduction opportunities expected to result in approximately $27 million of annual savings by 1997. These reductions consist of approximately $26 million from the immediate elimination of DuPont worldwide corporate allocations and other redundant costs (offset by approximately $20 million of incremental infrastructure costs required to operate within the reconfigured overall organization) as well as approximately $21 million from additional savings opportunities. In addition, the Company believes there are additional long-term cost saving opportunities related to improving manufacturing processes and leveraging its cost structure to further enhance profitability.

  . Seek additional consolidation opportunities. The Company believes that large IVD industry participants with broad product offerings and large installed bases have a competitive advantage in the current health care environment. The Company believes the Acquisition positions it to be one of the few market participants able to benefit from customer migration towards IVD suppliers with broad product offerings. The Company intends to continue to seek opportunities to form alliances and joint ventures, or acquire businesses, product lines and technologies to further enhance its global position.

  The Company's principal executive offices are located at 1717 Deerfield Road, Deerfield, Illinois 60015-0778 and its telephone number at such offices is
(847) 267-5300.

                                THE TRANSACTIONS

General

  On May 7, 1996 the Company completed the Acquisition (the "Closing") of Dade Chemistry from DuPont for $512.0 million plus the assumption of certain liabilities and obligations of DuPont. The Company is a wholly owned subsidiary of Diagnostics Holding, Inc. ("Holdings"). Bain Capital, Inc. ("Bain Capital") and GS Capital Partners, L.P., an affiliate of the Goldman Sachs Group, L.P. ("GS Capital"), and their respective related investors own substantially all of the voting capital stock of Holdings, which owns all of the outstanding capital stock of the Company. The Company's management has purchased common stock of Holdings and will be eligible to receive additional equity in part based upon the operating performance of the Company. See "Management--Compensation of Executive Officers."

  Funding for the Acquisition, related acquisition costs and the refinancing of then existing indebtedness (collectively, the "Refinancing") consisted of: (i) gross proceeds from the offering of the Notes of $350.0 million; (ii) borrowings under a credit agreement with certain banks (the "Bank Credit Agreement") of $510.0 million; and (iii) then existing cash on hand. The Bank Credit Agreement provided for $460.0 million of term loans and a $125.0 million revolving credit facility, of which $50.0 million was drawn down at the Closing of the Acquisition. The Acquisition and the Refinancing are collectively referred to herein as the "Transactions." See "The Transactions."

  Transition Services Agreement. At the Closing, the Company and DuPont entered into a transition services agreement (the "Transition Services Agreement") pursuant to which DuPont provides primarily international support services to the Company, including, among other things, certain human resources, finance and accounting services, information management, warehousing and distribution services, sales and marketing services and regulatory support as well as the lease and management of certain facilities and the assistance of certain designated personnel. Domestic services provided under the Transition Services Agreement include certain information management and purchasing support services. In general, DuPont will make these services available for one year from the date of the Closing. The Company will have the right to request that a particular service no longer be provided, subject to notice requirements. Services under the Transition Services Agreement are provided by DuPont at their estimated historical cost.

  Manufacturing Agreement. At the Closing, the Company and DuPont entered into a Manufacturing Agreement (the "Manufacturing Agreement") pursuant to which DuPont, or a successor, will continue to manufacture certain clinical analyzer components and related service parts at DuPont's manufacturing facility in Newtown, Connecticut for up to three years from the date of the Closing. Services under the Manufacturing Agreement are to be provided at DuPont's estimated historical cost. Subsequent to the Closing, DuPont divested its Newtown facility in conjunction with the sale of certain of its businesses. DuPont transferred its obligations under the Manufacturing Agreement to the purchaser of the Newtown facility.

  Prior to the Acquisition, Dade Chemistry operated as subsidiaries and divisions of DuPont and none of DuPont's debt was specifically allocated to Dade Chemistry. See "Risk Factors" for a description of certain risks relating to such level of indebtedness and the Acquisition.

                               THE NOTES OFFERING

Notes.......................  The Notes were sold by the Company on May 7, 1996 to BT Securities Corporation, CS First Boston, and Morgan Stanley & Co., Inc. (the "Initial Purchasers") pursuant to a Purchase Agreement dated May 7, 1996 (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions.

Registration Rights           Pursuant to the Purchase Agreement, the Company
Agreement...................  and the Initial Purchasers entered into a
                              Registration Rights Agreement dated May 7, 1996
                              (the "Registration Rights Agreement"), which grants the holder of the Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange rights which terminate upon the consummation of the Exchange
                              Offer.

                               THE EXCHANGE OFFER

Securities Offered..........  $350,000,000 aggregate principal amount of Series
                              B 11 1/8% Senior Subordinated Notes due 2006 (the "Exchange Notes").

The Exchange Offer..........  $1,000 principal amount of the Exchange Notes in exchange for each $1,000 principal amount of Notes. As of the date hereof, $350,000,000 aggregate principal amount of Notes are outstanding. The Company will issue the Exchange Notes to holders on or promptly after the Expiration Date.

                              Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                              Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

                              Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date.............  5:00 p.m., New York City time, on     , 1996
                              unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Accrued Interest on the
 Exchange Notes and the
 Notes......................
                              Each Exchange Note will bear interest from its issuance date. Holders of Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the issuance date of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes. Interest on the Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

Conditions to the Exchange    The Exchange Offer is subject to certain
Offer.......................  customary conditions, which may be waived by the
                              Company. See "The Exchange Offer--Conditions."

Procedures for Tendering      Each holder of Notes wishing to accept the
Notes.......................  Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the Exchange
                              Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule
                              405 of the Securities Act, of the Company. See
                              "The Exchange Offer--Purpose and Effect of the
                              Exchange Offer" and "--Procedures for Tendering."

Untendered Notes............  Following the consummation of the Exchange Offer, holders of Notes eligible to participate but who do not tender their Notes will not have any further exchange rights and such Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Notes could be adversely affected.

Consequences of Failure to    The Notes that are not exchanged pursuant to the
Exchange....................  Exchange Offer will remain restricted securities.
                              Accordingly, such Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule
                              144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the
                              Securities Act. See "The Exchange Offer--
                              Consequences of Failure to Exchange."

Shelf Registration            If any holder of the Notes (other than any such
Statement...................  holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) is not eligible under applicable securities laws to participate in the Exchange
                              Offer, and such holder has provided information regarding such holder and the distribution of such holder's Notes to the Company for use therein, the Company has agreed to register the Notes on a shelf registration statement (the
                              "Shelf Registration Statement") and use its best efforts to cause it to be declared effective by the Commission as promptly as practical on or after the consummation of the Exchange Offer. The
                              Company has agreed to maintain the effectiveness of the Shelf Registration Statement for, under certain circumstances, a maximum of three years, to cover resales of the Notes held by any such holders.

Special Procedures for
 Beneficial Owners..........
                              Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Notes, either make appropriate arrangements to register ownership of the Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. The Company will keep the Exchange Offer open for not less than twenty days in order to provide for the transfer of registered ownership.

Guaranteed Delivery           Holders of Notes who wish to tender their Notes
Procedures..................  and whose Notes are not immediately available or who cannot deliver their Notes, the

                              Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights...........  Tenders may be withdrawn at any time prior to
                              5:00 p.m., New York City time, on the Expiration Date.

Acceptance of Notes and
 Delivery of Exchange
 Notes......................
                              The Company will accept for exchange any and all Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Use of Proceeds.............  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

Exchange Agent..............  IBJ Schroder Bank & Trust Company

                               THE EXCHANGE NOTES

General.....................  The form and terms of the Exchange Notes are the same as the form and terms of the Notes (which they replace) except that (i) the Exchange Notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer--Purpose and Effect of the Exchange Offer." The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes." The Notes and the Exchange Notes are referred to herein collectively as the "Senior Subordinated Notes."

Securities Offered..........  $350,000,000 aggregate principal amount of Series
                              B 11 1/8% Senior Subordinated Notes due 2006 of the Company.

Maturity Date...............  May 1, 2006.

Interest Payment Dates......  May 1 and November 1, commencing November 1,
                              1996.

Ranking.....................  The Exchange Notes will be unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt (as defined herein) of the Company. The aggregate amount of such Senior Debt was $485.0 million at June 30, 1996.

Optional Redemption.........  The Exchange Notes are not redeemable at the
                              Company's option prior to May 1, 2001.
                              Thereafter, the Exchange Notes will be
                              redeemable, in whole or in part, at the option of the Company, at the redemption prices set forth herein plus accrued interest to the date of redemption. In addition, at any time, or from time to time, on or prior to May 1, 1999, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 40% (provided that such percentage shall decrease to 35% if an Initial Public Offering has not been consummated on or prior to March 31, 1997 and any other Exchange Notes previously redeemed pursuant to this provision shall be included in determining such percentage) of the aggregate principal amount of Exchange Notes originally issued at a redemption price equal to 110% (111.125% in the case of any Equity Offering after March 31, 1997) of the principal amount thereof plus, in each case, accrued interest to the date of redemption; provided that at least $175.0 million aggregate principal amount of Exchange Notes remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of any such Equity Offering.

                              As used in the preceding paragraph, "Equity
                              Offering" means any offering of Qualified Capital Stock of Holdings or the Company; provided that, in the event of any Equity Offering by Holdings, Holdings contributes to the capital of the Company the portion of the net cash proceeds of such Equity Offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the Exchange Notes to be redeemed pursuant to the preceding paragraph. If fewer than all of the Exchange Notes are to be redeemed the Exchange Notes to be redeemed shall be selected on a pro rata basis, by lot or in such other fair and reasonable manner chosen at the discretion of the Trustee (as defined herein). See "Description of Exchange Notes-- Redemption."

Change of Control...........  In the event of a Change of Control (as defined herein), the Company will be obligated to make an offer to purchase all of the outstanding Exchange Notes at a redemption price of 101% of the principal amount thereof plus accrued interest to the date of repurchase. However, the Company's obligation to repurchase Exchange Notes pursuant to a Change of Control is subject to compliance with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations and subject to either the repayment in full by the Company of indebtedness under the Bank Credit Agreement and all other Senior Debt or the Company obtaining the requisite consents under the Bank Credit Agreement and all other Senior Debt to permit the repurchase of the Exchange Notes. In addition, provisions in the Bank Credit Agreement (or other similar agreements subsequently entered into) could delay or prohibit the making of such an offer in the event of a Change of Control. If indebtedness is outstanding under the Bank Credit Agreement then any offer by the Company to repurchase the Exchange Notes would require approval of the lenders under the Bank Credit Agreement. Accordingly, the right of the holders of the Exchange Notes to require the Company to repurchase the Exchange Notes may be of limited value if the Company cannot obtain approval under the Bank Credit Agreement. Additionally, there can be no assurance that the Company will have sufficient funds to pay the required purchase price for all Exchange Notes tendered by holders upon a Change of Control. However, if the Company cannot or does not repurchase the Exchange Notes upon a Change of Control, the Exchange Notes will remain outstanding and will continue to accrue interest. Further, subject to compliance with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations, if the Company does not repurchase the Exchange Notes upon a Change of Control then an Event of Default (as defined herein) will have occurred under the Indenture. See "Description of Exchange Notes--Events of Default." The definition of Change of Control covers any recapitalizations or transactions with the Company's management or its affiliates in which Bain Capital or GS Capital does not retain control of the Company. Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a holder's right to redemption upon a Change of Control. See "Description of Exchange Notes--Change of Control."

Modification of the           The Company and the Trustee, without the consent
Indenture...................  of the holders of the Senior Subordinated Notes, may amend the Indenture, if in the opinion of the Trustee, such change does not adversely affect the rights of the holders in any material respect. Other modifications to the Indenture may be made with the consent of holders of a majority of the principal amount of the Senior
                              Subordinated Notes then outstanding except that consent is required from all holders of Senior
                              Subordinated Notes in instances such as
                              reductions in the amount or timing of interest payments, reductions in the principal and changes in the maturity, redemption or repurchase dates of the Senior Subordinated Notes. See
                              "Description of Exchange Notes-- Modification of the Indenture."

Events of Default...........  An Event of Default occurs under the Indenture when there is a payment default under the Bank Credit Agreement but not when there is a non-payment default. Thus, a change of control under the Bank Credit Agreement would only result in an Event of Default if it resulted in a payment default under the Bank Credit Agreement. See "Description of Exchange Notes--Events of Default" and "Risk Factors--A Change of Control Could Adversely Affect Noteholders."

Certain Covenants...........  The Indenture contains covenants relating to, among other things, the incurrence of additional indebtedness, the payment of dividends, the repurchase of stock and the making of certain other Restricted Payments (as defined herein), the creation of certain liens, transactions with affiliates, mergers and certain consolidations, and the sale of assets. Many of these covenants contain significant exceptions. See "Description of Exchange Notes--Certain Covenants."

  For additional information regarding the Exchange Notes, see "Description of Exchange Notes."

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors that should be considered by holders who tender their Notes in the Exchange Offer, including risks relating to (i) the Company's high level of indebtedness, (ii) ability to successfully integrate Dade Chemistry, (iii) potential business disruption from restructuring activities, (iv) charges relating to the transactions, (v) the subordination of the Exchange Notes, (vi) competition, (vii) dependence on the clinical laboratory industry, (viii) reliance on services provided by Baxter and DuPont, and (ix) the effect of exchange rates on the Company's results of operations.

                       SUMMARY HISTORICAL FINANCIAL DATA
                            PREDECESSOR/DADE/COMPANY

  The following summary historical financial data as of and for the six months ended June 30, 1995 and 1996 were derived from unaudited historical financial statements of Dade and the Company included elsewhere in this Prospectus. The following summary historical financial data for the period from December 17, 1994 through December 31, 1994 and for the year ended December 31, 1995 were derived from the audited financial statements of Dade included elsewhere in this Prospectus. The following summary historical financial data for the year ended December 31, 1993 and the period from January 1, 1994 through December 16, 1994 were derived from the audited financial statements of Baxter Diagnostics, Inc. and certain of its affiliates (the "Predecessor"), which were formerly owned by Baxter International Inc. ("Baxter"), included elsewhere in this Prospectus. The following summary historical financial data for the year ended December 31, 1992 were derived from audited financial statements of the Predecessor, which have not been included in this Prospectus. The following summary historical financial data for the year ended December 31, 1991 were derived from unaudited historical financial statements of the Predecessor (not included in this Prospectus) which, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results for the unaudited period. The information contained in this table should be read in conjunction with "Selected Historical Financial Data--Predecessor/Dade/Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and accompanying notes thereto included elsewhere in this Prospectus.

                                 THE PREDECESSOR                  DADE         COMBINED     DADE       DADE       COMPANY
                         ----------------------------------- -------------- -------------- -------  ---------- -------------
                                                 PERIOD FROM  PERIOD FROM    PERIOD FROM            SIX MONTHS  SIX MONTHS
                                                  1/1/94 TO   12/17/94 TO     1/1/94 TO               ENDED        ENDED
                          1991   1992   1993     12/16/94(1) 12/31/94(1)(2) 12/31/94(1)(2) 1995(2)  6/30/95(2) 6/30/96(2)(3)
                         ------ ------ ------    ----------- -------------- -------------- -------  ---------- -------------
                                                              (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
 Net sales(4)..........  $619.0 $683.3 $690.2      $650.6        $19.0          $669.6     $614.3     $300.0      $353.8
 Gross profit (5)......   257.6  281.5  269.4       259.2          0.4           259.6      245.7       91.3       145.4
 Marketing and
  administrative
  expenses.............   165.7  183.9  179.2       173.2          2.4           175.6      171.1       77.6       113.1
 Research and develop-
  ment expenses (6)....    45.9   53.2   47.2        33.4          1.1            34.5       26.5       13.7       114.2
 Restructuring and
  other related items..      --     --   30.2(7)       --           --              --         --         --        11.4(8)
 Goodwill amortization
  expense (credit).....     2.7    2.7    2.6         2.6         (0.1)            2.5       (0.4)      (0.8)        0.8
 Income (loss) from
  operations (5)(6)....    43.3   41.7   10.2        50.0         (3.0)           47.0       48.5        0.8       (94.1)
 Provision (benefit)
  for income taxes.....    14.4   13.9   12.3        14.2         (2.3)           11.9        7.2       (4.8)      (42.8)
 Net income
  (loss) (5)(6)(9).....    28.9   22.1   (1.9)       35.8         (1.9)           33.9       12.7       (8.1)      (97.9)
OTHER FINANCIAL DATA:
 EBITDA (10)...........  $ 84.3 $ 96.2 $ 99.1      $   --        $  --          $112.1     $ 97.0     $ 46.0      $ 54.2
 Depreciation and
  amortization expense
  (credit) (11)........    41.0   54.5   58.7        59.6         (0.1)           59.5        4.9        1.6        13.3
 Capital expenditures..    79.2   71.2   56.7        29.9          1.0            30.9       35.3       13.8        25.0
 Ratio of earnings to
  fixed charges (12)...      --     --     --          --          N/M             N/M       1.6x        N/M         N/M

                                                             JUNE 30,  JUNE 30,
                                                             1995(2)  1996(2)(3)
                                                             -------- ----------
BALANCE SHEET DATA:
 Working capital...........................................   $267.8   $  175.8
 Total assets..............................................    554.0    1,044.6
 Long term debt (including current maturities).............    302.7      810.0
 Stockholder's equity (deficit)............................     78.9      (19.2)

--------
N/M=Not meaningful
 (1) The financial data of the Predecessor and Dade for the period from January 1, 1994 to December 16, 1994 and the period from December 17, 1994 to December 31, 1994, respectively, were prepared on different bases of accounting.

 (2) Financial data for the period from December 17, 1994 to December 31, 1994, for the year ended December 31, 1995 and the six months ended June 30, 1995 and 1996 exclude the results of the Bartels and Burdick & Jackson product lines, which have been reflected as "Net assets held for sale."

 (3) The financial data of the Company for the period from January 1, 1996 to June 30, 1996 includes six months of Dade's results of operations and two months of Dade Chemistry's post-Acquisition results of operations. The balance sheet data as of June 30, 1996 reflects the Acquisition.
 (4) Net sales include the net sales of Bartels and Burdick & Jackson as follows: 1991--$32.1 million, 1992--$34.7 million, 1993--$36.7 million, and 1994 (combined)--$34.3 million. Beginning on December 17, 1994, net sales of Bartels and Burdick & Jackson were excluded from total net sales as these businesses were accounted for as assets held for sale--see Note
     (2) above.

 (5) Dade's gross profit and net loss for the period December 17, 1994 to December 31, 1994 include a non-recurring pre-tax charge of $5.6 million (after-tax impact of $3.4 million) to cost of goods sold related to the partial amortization of $46.0 million of allocated purchase price made to record acquired finished goods and work-in-process inventory at fair market value related to the Initial Acquisition. Dade's gross profit and net income for the year ended December 31, 1995 include the non-recurring pre-tax amortization of the remaining $40.4 million (after-tax impact of $24.2 million) of the inventory write-up discussed above. The Company's gross profit and net loss for the six months ended June 30, 1996 include a non-recurring pre-tax charge of $25.5 million (after-tax impact of $15.3 million) to cost of goods sold related to the amortization of allocated purchase price made to record acquired finished goods and work-in-process inventory at fair market value related to the Acquisition.

 (6) Includes a non-recurring pre-tax charge of $98.1 million ($58.9 million after-tax) during the six months ended June 30, 1996 related to the write-off of allocated purchase price made to record in-process research and development projects at fair market value related to the Acquisition. Such in-process research and development projects have no alternative future use.

 (7) Reflects the restructuring effort undertaken by Baxter for downsizing its sales, general and administrative, instrument manufacturing and non-strategic research and development staffs in an effort to reorganize the businesses into a single operating division.

 (8) Represents the non-recurring charge for restructuring and related costs incurred as a direct result of the Acquisition. The restructuring charge primarily relates to severance and relocation costs.

 (9) In 1992, Baxter recorded a $5.7 million after-tax charge related to the Predecessor for the cumulative effect of adopting SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" and, in 1993, Baxter recorded a $3.3 million after-tax charge related to the Predecessor for the cumulative effect of adopting SFAS No. 109 "Accounting for Income Taxes." In the six months ended June 30, 1996 the Company recorded extraordinary losses of $25.0 million (after-tax) related to the early extinguishment of debt.

(10) "EBITDA" represents, for any period, the sum of income (loss) from operations; depreciation and amortization expense; for 1993, restructuring and downsizing costs of $30.2 million; for the period December 17, 1994 to December 31, 1994, non-recurring purchase accounting write-offs of $5.6 million; for 1995, and for the six months ended June 30, 1995, non-recurring purchase accounting write-offs of $40.4 million (see Note (5) above) and $3.2 million of non-recurring, non-cash charges (see Note 2 of "Notes to Combined/Consolidated Financial Statements" included elsewhere in this Prospectus) and; for the six months ended June 30, 1996, non-recurring purchase accounting charges of $98.1 million (see Note (6) above), $25.5 million (see Note (5) above) and the $11.4 million non-recurring restructuring charge (see Note (8) above). EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of the Predecessor's, Dade's or the Company's operating results or to cash flows as a measure of liquidity.

(11) Excludes non-recurring purchase accounting write-offs (see Notes (5) and (6) above).

(12) No ratio of earnings to fixed charges is presented for the Predecessor because the Predecessor was not allocated interest expense by Baxter. In calculating the ratio of earnings to fixed charges for Dade, earnings include income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing fees, whether expensed or capitalized, plus one-third of rental expense under operating leases which has been deemed by management to be representative of an appropriate interest factor. As a result of the loss incurred during the period December 17, 1994 to December 31, 1994, earnings did not cover fixed charges by $4.3 million. Excluding the impact during this period of the non-recurring purchase accounting write-off of $5.6 million (see Note (5) above), the ratio of earnings to fixed charges would have been 2.0 to 1.0. As a result of the loss incurred during the six months ended June 30, 1995, earnings did not cover fixed charges by $12.9 million. Excluding the similar $40.4 million non-recurring write-off in 1995, the 1995 ratio of earnings to fixed charges for the full year would have been 2.7 to 1.0 and 2.6 to 1.0 for the six months ended June 30, 1995. As a result of the loss incurred during the six months ended June 30, 1996, earnings did not cover fixed charges by $115.7 million. Excluding the $25.5 million non-recurring write-off of inventory step-up, the $98.1 million non-recurring write-off of in-process research and development and the $11.4 million non-recurring restructuring charge, the ratio of earnings to fixed charges for the six months ended June 30, 1996 would have been 1.7 to 1.0.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

  The following summary unaudited pro forma financial data set forth below for the year ended December 31, 1995 and the six months ended June 30, 1996 give effect to the Transactions as if they had occurred as of January 1, 1995 and 1996, respectively. The summary unaudited pro forma income statement data and other data do not (i) purport to represent what the Company's results of operations actually would have been if the Transactions had actually occurred as of such dates or what such results will be for any future periods or (ii) give effect to certain non-recurring charges resulting from the Transactions. The information contained in this table should be read in conjunction with "Unaudited Pro Forma Financial Data," "Selected Historical Financial Data-- Predecessor/Dade/Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and accompanying notes thereto included elsewhere in this Prospectus.

                                    YEAR ENDED           SIX MONTHS ENDED
                                DECEMBER 31, 1995         JUNE 30, 1996
                               ---------------------   -------------------------
                                SUMMARY                 SUMMARY
                                COMBINED    SUMMARY     COMBINED        SUMMARY
                               HISTORICAL  PRO FORMA   HISTORICAL      PRO FORMA
                               ----------  ---------   ----------      ---------
                                   (DOLLARS IN             (DOLLARS IN
                                    MILLIONS)               MILLIONS)
                                   (UNAUDITED)             (UNAUDITED)
INCOME STATEMENT DATA:
  Net sales...................   $959.0     $959.0       $468.6         $468.6
  Gross profit................    408.9(1)   404.6(1)     204.8(2)       229.4
  Marketing and administrative
   expenses...................    279.9      261.0        150.7          145.3
  Research and development ex-
   penses.....................     60.2       55.0        126.0(3)        26.2
  Restructuring and other re-
   lated items................       --         --         11.4(4)          --
  Goodwill amortization ex-
   pense (credit).............     (0.4)       6.0          0.8            3.0
  Income (loss) from opera-
   tions......................     69.2(1)    82.6(1)     (84.1)(2)(3)    54.9
  Interest expense............     38.4       84.1         26.8           42.8
  Provision for (benefit from)
   income taxes...............     10.9        0.3        (39.8)           5.8
  Net income (loss)...........     22.1(1)     0.4(1)     (93.7)(5)        8.7
OTHER DATA:
  EBITDA (6)..................   $152.3     $179.5       $ 70.4         $ 78.6
  Depreciation and amortiza-
   tion expense...............     70.9       83.1         19.5           23.7
  Capital expenditures........     56.5       56.5         25.0           25.0
  Ratio of earnings to fixed
   charges (7)................                1.0x                        1.3x
  Ratio of EBITDA to cash in-
   terest expense (8).........                2.3x                        2.0x
  Ratio of total debt to
   EBITDA (9).................                4.8x                        5.5x
  Ratio of "Adjusted total
   debt" to EBITDA (10).......                4.5x                        5.2x

--------
 (1) Includes non-recurring, non-cash purchase accounting charges related to the amortization to cost of goods sold of inventory step-up of $40.4 million. The after-tax impact is $24.2 million. In addition, includes $8.8 million of abnormal restructuring implementation costs of Dade Chemistry related to the relocation of its Manati, Puerto Rico operations to Glasgow, Delaware, $1.4 million of costs related to the relocation of Dade Chemistry's headquarters to existing space at the Glasgow, Delaware facility, and $0.4 million of severance costs related to European workforce reduction actions (aggregate after-tax impact of $6.4 million).
 (2) Includes non-recurring, non-cash purchase accounting charge related to the amortization to cost of goods sold of inventory step-up of $25.5 million ($15.3 million after tax) related to the Acquisition.
 (3) Includes non-recurring, pre-tax charge of $98.1 million ($58.9 million after-tax) during the six months ended June 30, 1996 related to the write-off of allocated purchase price made to record in-process research and development projects at fair market value related to the Acquisition. Such in-process research and development projects have no alternative future use.
 (4) Represents the non-recurring charge for restructuring and related costs incurred as a direct result of the Acquisition. The restructuring charge primarily relates to severance and relocation costs.
 (5) Includes the impact of items described in (2), (3), and (4) above, plus the net of tax $25.0 million of extraordinary charges related to the write-off of deferred financing fees and tender premium costs in connection with the refinancing of existing indebtedness.

 (6) "EBITDA" represents the sum of income from operations; depreciation and amortization expense; for 1995, for Dade Chemistry, $8.8 million of abnormal costs associated with relocating the Manati operations, $1.4 million of relocation costs for moving Dade Chemistry's headquarters, $0.4 million of severance costs related to European workforce reduction actions (see Note (1) above) and a $1.6 million adjustment to exclude the favorable effect of Dade Chemistry's LIFO method of accounting (for the "Summary Combined Historical" data only); and, for Dade, for 1995, $3.2 million of non-recurring, non-cash charges (see Note 2 of "Notes to Combined/Consolidated Financial Statements" included elsewhere in this Prospectus); for the six months ended June 30, 1996, $11.4 non-recurring charge for restructuring and related costs for severance, relocation and facility closures, and non-recurring purchase accounting charges of $98.1 million (see Note (3) above) and $25.5 million (see Note (2) above). EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of the Company's operating results or to cash flows as a measure of liquidity.
 (7) In calculating the ratio of earnings to fixed charges, earnings consists of income before income taxes plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing fees, whether expensed or capitalized, plus one-third of the rent expense under operating leases, which management believes is a reasonable approximation of an appropriate interest factor. For 1995, excluding the non-recurring impacts of $40.4 million for Dade and the $8.8 million and $1.4 million of relocation costs as well as the $0.4 million of European severance costs for Dade Chemistry (see Note (1) above), the pro forma ratio of earnings to fixed charges would have been 1.6 to 1.0.
 (8) In calculating the ratio of EBITDA to cash interest expense, interest expense excludes amortization of deferred financing fees of $5.7 million for the year ended December 31, 1995 and $2.8 million for the six months ended June 30, 1996.
 (9) For the six months ended June 30, 1996, calculated by annualizing EBITDA.
(10) "Adjusted total debt" reflects the assumed $54.9 million repayment of debt related to the expected proceeds from the sale of Dade's "Net assets held for sale."

                                 RISK FACTORS

  In addition to the other information set forth in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Exchange Notes offered hereby.

HIGH LEVEL OF INDEBTEDNESS AND POSSIBLE INABILITY TO SERVICE DEBT

  In connection with the Transactions, the Company incurred a significant amount of indebtedness. At June 30, 1996, the Company's indebtedness was $835.0 million, and its shareholder's deficit was $19.2 million. In addition, subject to the restrictions in the Bank Credit Agreement and the Indenture, the Company may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes. For the six months ended June 30, 1996, on a pro forma basis, after giving effect to the Acquisition as if it had occurred on January 1, 1996, the Company's ratio of earnings to fixed charges would have been 1.3 to 1.0.

  The level of the Company's indebtedness could have important consequences to holders of the Exchange Notes, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally. Certain of the Company's competitors currently operate on a less leveraged basis and have significantly greater operating and financing flexibility than the Company.

  The Company's ability to pay interest on the Exchange Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. If the Company is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

ABILITY TO SUCCESSFULLY COMPLETE THE INTEGRATION OF DADE CHEMISTRY

  The integration and consolidation of Dade Chemistry into the Company since the consummation of the Acquisition is proceeding according to management's plan. This process, however, will require substantial continuing management, financial and other resources and may pose risks with respect to production, customer service and market share. While the Company's management believes that it has sufficient financial and management resources to complete the integration of Dade Chemistry, there can be no assurance in this regard or that the Company will not experience difficulties with customers, personnel or others. In addition, although the Company's management believes that the Acquisition has enhanced the competitive position and business prospects of the Company, there can be no assurance that such benefits will be fully realized or that the integration of Dade Chemistry into the Company will ultimately be successful.

  As the Company adapts to the current health care environment and completes the integration of Dade Chemistry, it has made and will continue to make operational changes including consolidating certain operations and closing certain facilities, all of which are designed to improve the future profitability of the Company. However, there can be no assurance as to the cost required to effect these integration changes or the timing or amount of any cost savings that are actually realized as a result of such operational changes. A reserve of $15.0 million was established through the purchase price allocation primarily to provide for severance costs related to the reconfigured Dade Chemistry organization. Additionally, an $11.4 million restructuring reserve was established for direct costs to exit and consolidate certain facilities in accordance with the integration plan for Dade Chemistry. These actions may result in significant disruption to the Company's operations, which could have a material adverse effect on the Company's business. Management is continuing to assess the Company's overall organization and cost structures and may, as a result of this on-going process, develop future initiatives to increase operating and administrative efficiency and enhance profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CHARGES RELATING TO TRANSACTIONS WILL AFFECT FUTURE FINANCIAL STATEMENTS

  The pro forma statements of income include adjustments to historical data for items which will affect the business on an ongoing basis after the Transactions. These adjustments reflect the full impact of structural changes to business operations made in conjunction with the Transactions, including increased interest expense related to the Transactions, increased goodwill and intangibles amortization and increased depreciation expense, and an estimated $19.6 million of annual incremental stand-alone corporate expenses.

  The pro forma statements of income exclude the impact of non-recurring, non-cash charges which the Company will record within its first full year of operation. In the two months following the Transactions, the Company has charged to cost of goods sold $25.5 million related to the write-up to fair market value of finished goods and work-in-process inventory and charged to expense $98.1 million related to the write-off of value allocated to in-process research and development projects resulting from purchase price allocation.

SUBORDINATION OF EXCHANGE NOTES

  The Exchange Notes are subordinated in right of payment to all Senior Debt of the Company. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Exchange Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Notes then outstanding. In addition, indebtedness outstanding under the Bank Credit Agreement is secured by substantially all of the assets of the Company and its subsidiaries. The Senior Debt of the Company at June 30, 1996 was approximately $485.0 million. Additional Senior Debt may be incurred by the Company from time to time subject to certain restrictions contained in the Bank Credit Agreement and the Indenture. See "Description of Bank Credit Agreement" and "Description of Exchange Notes."

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

  The Indenture restricts, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any Senior Debt and senior in right of payment to the Exchange Notes, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. See "Description of Exchange Notes--Certain Covenants." In addition, the Bank Credit Agreement contains other and more restrictive covenants and prohibits the Company from prepaying its indebtedness (including the Exchange Notes). The Bank Credit Agreement also requires the Company to maintain specified financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the Bank Credit Agreement and/or the Indenture. In the event of an event of default under the Bank Credit Agreement, the lenders could elect to declare all amounts outstanding under the Bank Credit Agreement, together with accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. If the Bank Credit Agreement indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including the Exchange Notes. Substantially all the assets of the Company and its subsidiaries are pledged as security under the Bank Credit Agreement. See "Description of Bank Credit Agreement."

COMPETITION

  The IVD industry is highly competitive, and the Company encounters competition from several international manufacturers in both domestic and foreign markets. Certain competitors are significantly larger and have greater resources, financial and other, than the Company. Moreover, the Company encounters different competitors in each of its key product lines and there can be no assurance that the Company will not encounter increased competition in the future which could have a material adverse effect on the Company's business. Competition in the healthcare environment, coupled with uncertainty created in the marketplace by the divestiture of the Predecessor, has created flat to negative sales growth across a significant portion of the Company's product lines.

DEPENDENCE ON CLINICAL LABORATORY INDUSTRY

  Substantially all of the Company's sales are to the clinical laboratory industry. The clinical laboratory industry is heavily regulated and may be significantly affected by healthcare reform legislation. Adverse changes in the clinical laboratory industry could have a material adverse effect on the Company.

RELIANCE ON BAXTER AND DUPONT; DISTRIBUTION AND TRANSITION SERVICES AGREEMENTS

  Prior to the consummation of the acquisition (the "Initial Acquisition") of the IVD products and services business of Baxter by Diagnostics Holding, Inc. ("Holdings"), the parent of Dade, the Company was a division of Baxter and did not have suitable infrastructure to operate as a stand-alone entity. In connection with the Initial Acquisition, Baxter agreed to provide domestic distribution services and certain transitional services to Dade. Domestic distribution services include certain warehousing and distribution, sales and marketing, order processing, credit/collection, information management and quality control services as well as the lease and management of certain facilities and the assistance of certain designated personnel. Transitional services, which primarily support international activities, include certain human resources, finance and accounting services, information management, warehousing and distribution services, sales and marketing services, and regulatory support as well as the lease and management of certain facilities and the assistance of certain designated personnel. Each of the distribution agreement and the transition services agreement is terminable in whole or in part by one or both parties at various times prior to their respective expiration dates. Dade will need to continue establishing certain stand-alone capabilities such as treasury, finance, human resources, cash management, information systems, etc., which the Company expects will be funded as part of its normal operations. The partial or complete termination of the distribution or transition services agreements (either by Baxter or the Company) before suitable alternative arrangements are secured, or the Company's inability to replicate these services in a cost-effective manner, could have a material adverse effect on the Company. However, the Company believes that the services provided under the transition services agreements could be replicated by the Company at a cost equal to or less than the fees currently paid to Baxter. Also, the Company believes that services provided under the distribution and transition services agreements could be provided by competitors of Baxter in a cost effective manner.

  Prior to the consummation of the Acquisition, Dade Chemistry was a division of DuPont. DuPont has agreed to provide certain transitional services (similar to those provided by Baxter) to the Company and has assigned the responsibility for the manufacture of certain clinical analyzer components and related service parts to the purchaser of DuPont's manufacturing facility in Newtown, Connecticut. The partial or complete termination of either of these agreements (either by DuPont or the Company) before suitable alternative arrangements are secured could have a material adverse effect on the Company. See "The Transactions." The Company has incurred and expects additional start-up and duplicative costs as the Company establishes certain stand-alone functions covered by transition services provided by Baxter and DuPont.

EFFECT OF POTENTIAL HEALTHCARE REFORM ON PROFIT MARGINS AND BUSINESS APPROACH

  Healthcare reform and the growth of managed care organizations have been considerable forces in the IVD industry. These competitive forces continue to place constraints on the levels of overall pricing, and thus could have a material adverse effect on the profit margins of the Company's products. Such continuing changes in the United States healthcare market could also force the Company to alter its approach in selling, marketing, distributing, and servicing its customer base.

A CHANGE OF CONTROL COULD ADVERSELY AFFECT NOTEHOLDERS

  In the event of a Change of Control, the Company will be required (subject to compliance with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations and subject to either the repayment in full by the Company of indebtedness under the Bank Credit Agreement and all other Senior Debt or the Company obtaining the requisite consents under the Bank Credit Agreement and all other Senior Debt to permit the repurchase of the Exchange Notes) to offer to purchase all the outstanding Senior Subordinated Notes at a purchase price equal to 101% of the principal amount plus accrued interest to the date of repurchase. The Bank Credit Agreement would restrict such a purchase and the offer would require the approval of the lenders thereunder. Accordingly, the right of the holders of the Exchange Notes to require the Company to repurchase the Exchange Notes may be of limited value if the Company cannot obtain approval under the Bank Credit Agreement. Additionally, there can be no assurance that the Company will have the financial resources to fund its obligations in the event of a Change of Control. Further, if a change of control under the Bank Credit Agreement were not considered a Change of Control and did not result in a payment default under the Bank Credit Agreement, then the holders of the Exchange Notes could be materially adversely affected. See "Description of Exchange Notes--Change of Control" and "Description of the Bank Credit Agreement."

EXCHANGE RATES CAN ADVERSELY AFFECT RESULTS OF OPERATIONS

  Approximately 28% of the Company's sales are international, and a significant portion of the Company's earnings are attributable to operations conducted abroad. The United States dollar value of sales and earnings of these operations varies with currency exchange rate fluctuations. Changes in certain exchange rates could have an adverse effect on the Company's ability to meet interest and principal obligations on its United States dollar-denominated debt.

FLOATING RATES UNDER THE BANK CREDIT AGREEMENT MAY ADVERSELY AFFECT DEBT
SERVICE

  Interest under the Bank Credit Agreement, which represents 57% of the Company's debt portfolio at June 30, 1996, accrues at a floating rate. As a result, increases in the LIBOR rate could materially adversely affect the Company's ability to service debt under the Bank Credit Agreement which could result in the Company's inability to make interest payments on the Exchange Notes. To reduce exposure to interest rate fluctuations, the Company has purchased $230.0 million of interest rate caps. See "Description of Bank Credit Agreement."

LACK OF RESTRICTIONS ON INTEREST RATE SWAP OBLIGATIONS AND CURRENCY AGREEMENTS

  There are no restrictions on the amount of indebtedness that may be incurred by the Company pursuant to interest rate swap obligations and currency agreements. Although the Company only intends to engage in hedging actions directed at reducing the Company's exposure to interest rate and currency movements, any change in the Company's policy or imprudent use of such derivative products could have a material adverse effect on the Company.

RELIANCE ON PATENTS AND OTHER INTELLECTUAL PROPERTY

  The Company owns numerous United States and foreign patents, and has patent applications pending in the United States and abroad. The Company owns numerous United States and foreign registered trademarks and service marks, and has applications for the registration of trademarks and service marks pending in the United States and abroad. The Company also owns several United States copyright registrations. In addition, the Company owns a wide array of unpatented proprietary technology and know-how. Further, the Company licenses certain intellectual property rights from third parties. See "Business-- Intellectual Property."

  The Company's ability to compete effectively with other companies depends, to a significant extent, on its ability to maintain the proprietary nature of its owned and licensed intellectual property. There can be no assurance as to the degree of protection offered by the various patents, the likelihood that patents will be issued on pending patent applications, or, with regard to the licensed intellectual property, that the licenses will not be terminated. Furthermore, there can be no assurance that others will not develop around the patented aspects of any of the Company's current or proposed products, independently develop technology or know-how that is the same as or competitive with the Company's technology and know-how or otherwise obtain access to the Company's intellectual property. If the Company were unable to maintain the proprietary nature of its intellectual property and its significant current or proposed products, the Company's business would be materially adversely affected.

REGULATORY COMPLIANCE

  The Company's products and operations are subject to regulation by the United States Food and Drug Administration (the "FDA") and various other federal and state agencies, as well as by a number of foreign governmental agencies. FDA regulations require that most of the Company's new products have pre-marketing approval by the FDA, or prove substantial equivalence through a 510(k) application, and also require that most of the Company's products be manufactured in accordance with Good Manufacturing Practices ("GMP"). Compliance with such regulations substantially increases the time, difficulty and costs incurred in obtaining and maintaining the approval to market newly developed and existing products. In addition, government regulatory actions can result in the seizure or recall of products, suspension or revocation of the authority necessary for their production and sale, and other civil or criminal sanctions. See "Business--Legal Proceedings."

ENVIRONMENTAL LIABILITY

  The Company is subject to federal, state, local and foreign environmental, health and safety laws and regulations, and to liabilities and compliance costs associated with past and current handling, processing, storing and disposing of hazardous substances and wastes. From time to time, the operations of the Company have resulted and may in the future result in noncompliance with environmental or occupational health and safety laws, or liability pursuant to such laws. For a more detailed discussion of environmental compliance and liability issues affecting the Company, see "Business--Environmental, Health and Safety Matters."

POSSIBLE INABILITY TO REPURCHASE EXCHANGE NOTES UPON CHANGE OF CONTROL

  In the event of a Change of Control, the Company will be required to make an offer to repurchase all outstanding Exchange Notes. In such event, there can be no assurance that the Company will have sufficient funds to pay the required purchase price. In addition, provisions contained in the Bank Credit Agreement could delay or prohibit the making of such an offer.

CONTROLLING STOCKHOLDERS

  As of October 1, 1996, Bain Capital, Inc. ("Bain Capital"), GS Capital Partners, L.P. ("GS Capital"), and their respective related investors owned in excess of 95% of Holdings' voting stock, and Bain Capital and GS Capital are parties to a stockholders agreement regarding the ownership (including the voting) of such stock. By virtue of such stock ownership and agreement, Bain Capital and GS Capital have the power to control all matters submitted to stockholders of, and to elect all directors of, Holdings and, indirectly, to elect all directors of the Company.

ABSENCE OF A PUBLIC MARKET COULD ADVERSELY AFFECT THE VALUE OF EXCHANGE NOTES

  Prior to the Exchange Offer, there has not been any public market for the Notes. The Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in this Exchange Offer. The holders of Notes (other than any such holder that is an "affiliate" of the company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchaser has advised the Company that it currently intends to make a market in the Exchange Notes, but it is not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of the Shelf Registration Statements. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time.

  If a public trading market develops for the Exchange Notes, future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Exchange Notes may trade at a discount from their principal amount.

FAILURE TO FOLLOW EXCHANGE OFFER PROCEDURES COULD ADVERSELY AFFECT HOLDERS

  Issuance of the Exchange Notes in exchange for the Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Notes desiring to tender such Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Notes for exchange. Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transactions. Each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected. See "The Exchange Offer."

                               THE TRANSACTIONS

OVERVIEW

  Dade Chemistry Systems Inc., an affiliate of Dade, and DuPont are parties to a Purchase Agreement dated as of December 11, 1995 as amended and restated on May 7, 1996 (the "Acquisition Agreement"), pursuant to which Dade acquired Dade Chemistry.

  Funding for the Acquisition and the Refinancing consisted of: (i) gross proceeds from the offering of Notes of $350.0 million; (ii) borrowings under the Bank Credit Agreement of $510.0 million; and (iii) existing cash on hand. The Bank Credit Agreement provided for $460.0 million of term loans and a $125.0 million revolving credit facility, of which $50.0 million was drawn down at the Closing.

TERMS OF THE ACQUISITION AGREEMENT

  As consideration for the Acquisition, Dade paid $512.0 million in cash to DuPont at Closing, which amount is subject to adjustment as provided below, plus assumption of certain liabilities and obligations of DuPont. The purchase price will be (i) increased or decreased to the extent the accounts receivable, inventories and other miscellaneous assets of Dade Chemistry as of the date of the Closing exceeded or was less than, respectively, the accounts receivable, inventories and miscellaneous assets of Dade Chemistry as of December 31, 1994, and (ii) decreased to the extent the amount of capital expenditures made through the date of Closing was less than an agreed upon target. The purchase price adjustments are being determined through customary post-Closing adjustment mechanisms.

  The Acquisition Agreement contains other provisions customary for transactions of this size and type, including representations and warranties with respect to the condition and operations of the business, and covenants with respect to the conduct of the business prior to the Closing.

  Pursuant to the Acquisition Agreement, DuPont has agreed to retain, and/or indemnify Dade for, certain liabilities and obligations relating to Dade Chemistry, including liabilities and obligations relating to pre-Closing accounts payable and accrued expenses, taxes, employee compensation and other benefits (including post-retirement medical and life insurance benefits), environmental matters and other matters as specified in the Acquisition Agreement. Additionally, the Acquisition Agreement required Dade to assume certain liabilities of DuPont including product warranties, certain employee liabilities, deferred service obligations and other customer related contract obligations.

TRANSITION SERVICES AGREEMENT

  At the Closing, the Company and DuPont entered into the Transition Services Agreement pursuant to which DuPont provides primarily international support services to the Company, including, among other things, certain human resources, finance and accounting services, information management, warehousing and distribution services, sales and marketing services and regulatory support as well as the lease and management of certain facilities and the assistance of certain designated personnel. Domestic services provided under the Transition Services Agreement include certain information management and purchasing support services. In general, DuPont will make these services available for one year from the date of the Closing. The Company has the right to request that a particular service no longer be provided, subject to notice requirements. Services under the Transition Services Agreement are provided by DuPont at their estimated historical cost.

MANUFACTURING AGREEMENT

  At the Closing, the Company and DuPont entered into the Manufacturing Agreement pursuant to which DuPont, or a successor, will continue to manufacture certain clinical analyzer components and related service parts at DuPont's manufacturing facility in Newtown, Connecticut for up to three years from the date of the Closing. Services under the Manufacturing Agreement are to be provided at DuPont's estimated historical cost. Subsequent to the Closing DuPont divested its Newtown Facility in conjunction with the sale of certain of its businesses. DuPont transferred its obligations under the Manufacturing Agreement to the purchaser of the Newtown Facility.

                                USE OF PROCEEDS

  The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offer. The gross proceeds of $350.0 million from the issuance of the Notes, together with borrowings under the Bank Credit Agreement and cash on hand, were used to acquire the assets of Dade Chemistry and pay the related fees and expenses. See "The Acquisition."

                                CAPITALIZATION

  The following tables set forth the capitalization of the Company on an historical basis as of June 30, 1996. This table should be read in conjunction with the "Selected Historical Financial Data" included elsewhere in this Prospectus.

                                                               JUNE 30, 1996
                                                           ---------------------
                                                                HISTORICAL
                                                           (DOLLARS IN MILLIONS)
                                                                (UNAUDITED)
   Long-term debt (including current maturities):
     Bank Credit Agreement
       Term loans.........................................        $460.0
     Senior Subordinated Notes............................         350.0
                                                                  ------
         Total long-term debt.............................         810.0
                                                                  ------
   Stockholder's equity (deficit):
     Common stock/additional paid-in capital..............          87.0
     Notes receivable on capital contributions............          (0.2)
     Accumulated deficit (1)..............................        (102.9)
     Unrealized loss on investment........................          (1.4)
     Cumulative translation adjustment....................          (1.7)
                                                                  ------
         Total stockholder's equity (deficit).............         (19.2)
                                                                  ------
     Total capitalization.................................        $790.8
                                                                  ======

--------
(1) Includes aggregate after-tax charges of $133.6 million related to: (i) the immediate write-off of value allocated to in-process research and development projects in accordance with the purchase method of accounting for the Acquisition ($58.9 million); (ii) the write-off of deferred financing fees and the incurrence of the tender premium in connection with the refinancing of existing debt ($25.0 million); (iii) the provision for reorganization and integration costs related to Dade's existing facilities and personnel ($6.8 million); and (iv) the amortization of inventory step-ups related to the application of the purchase method of accounting of $27.6 million and $15.3 million for the Initial Acquisition and the Acquisition, respectively.

                      UNAUDITED PRO FORMA FINANCIAL DATA

  The following unaudited pro forma statements of income for the year ended December 31, 1995 and for the six month period ending June 30, 1996 give effect to the Transactions as if they had occurred on January 1, 1995 and 1996, respectively. The unaudited pro forma financial data are based on the historical consolidated financial statements of Dade and Dade Chemistry and the assumptions and adjustments described in the accompanying notes. The unaudited pro forma statements of income and of income before extraordinary items: (i) do not purport to represent what the Company's results of operations actually would have been if the Transactions had occurred as of the dates indicated or what such results will be for any future periods and (ii) exclude the impact of certain non-recurring charges directly related to the Transactions as disclosed in the accompanying notes.

  The unaudited pro forma financial data are based upon assumptions that the Company believes are reasonable, including those related to cost savings arising from the Company's integration plans, which the Company believes are both factually supportable and directly attributable to the Acquisition. Such unaudited pro forma financial data should be read in conjunction with the Financial Statements of Dade and Dade Chemistry and the accompanying notes thereto included elsewhere in this Prospectus.

                            DADE INTERNATIONAL INC.
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                         YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN MILLIONS)

                                 HISTORICAL
                          --------------------------------
                                        DADE                               COMPANY
                           DADE       CHEMISTRY   COMBINED ADJUSTMENTS    PRO FORMA
                          ------      ---------   -------- -----------    ---------
Net sales...............  $614.3       $344.7      $959.0                  $959.0
Cost of sales...........   368.6 (1)    181.5(1)    550.1    $  2.6 (2)     554.4
                                                                3.2 (3)
                                                                0.3 (4)
                                                               (1.8)(5)
                          ------       ------      ------    ------        ------
Gross profit............   245.7 (1)    163.2(1)    408.9      (4.3)        404.6
Marketing and
administrative
expenses................   171.1        108.8       279.9      (1.0)(5)     261.0
                                                               (6.6)(6)
                                                              (12.3)(7)
                                                                1.0 (8)
Research and development
expenses................    26.5         33.7        60.2      (4.7)(7)      55.0
                                                               (0.5)(5)
Goodwill amortization
expense (credit)........    (0.4)         --         (0.4)      6.4 (9)       6.0
                          ------       ------      ------    ------        ------
Income from operations..    48.5         20.7        69.2      13.4          82.6
Interest expense........    30.8          7.6        38.4      45.7 (10)     84.1
Interest income.........    (2.2)                    (2.2)      --           (2.2)
                          ------       ------      ------    ------        ------
Income before income
taxes...................    19.9 (1)     13.1(1)     33.0     (32.3)          0.7
Provision for income
taxes...................     7.2          3.7        10.9     (10.6)(11)      0.3
                          ------       ------      ------    ------        ------
Net income (loss).......  $ 12.7 (1)   $  9.4(1)   $ 22.1    $(21.7)       $  0.4
                          ======       ======      ======    ======        ======
OTHER DATA:
  Ratio of earnings to
  fixed charges.........                                                      1.0x(12)
                                                                           ======
  Depreciation and
  amortization expense..  $ 45.3 (13)  $ 25.6      $ 70.9    $ 12.2        $ 83.1
                          ======       ======      ======    ======        ======
  EBITDA(14)............  $ 97.0       $ 55.3      $152.3    $ 27.2        $179.5
                          ======       ======      ======    ======        ======
  Ratio of EBITDA to
  cash interest
  expense...............                                                      2.3x(15)
                                                                           ======

                            See accompanying notes.

                            DADE INTERNATIONAL INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                         YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN MILLIONS)

  The Unaudited Pro Forma Consolidated Statement of Income gives effect to the following unaudited pro forma adjustments:

 (1) Includes the non-recurring impact in 1995 for Dade of $40.4 of amortization of inventory step-up arising from application of purchase accounting to the Initial Acquisition as of December 16, 1994 ($24.2 after-tax), and for Dade Chemistry, $8.8 of abnormal restructuring implementation costs related to the relocation of its Manati, Puerto Rico operations to Glasgow, Delaware, $1.4 of costs related to Dade Chemistry's headquarters relocation to Glasgow, Delaware and $0.4 of severance costs associated with Dade Chemistry European workforce reduction actions (an aggregate $6.4 after-tax impact).

 (2) Represents additional depreciation expense resulting from the $46.1 write-up of property, plant and equipment to fair market value (primarily buildings and special-purpose manufacturing machinery and equipment), assumed to be allocated entirely to cost of sales.

 (3) Represents the additional amortization expense for the twelve months ended December 31, 1995 related to $32.1 of acquired patents and trademarks.

 (4) Reflects the estimated recurring cost savings of $1.3 relating to manufacturing operations and field service operations from management's reorganization plans relating to plant closings and certain production department and field service consolidations resulting in headcount reduction, offset by the removal of Dade Chemistry's $1.6 favorable LIFO impact (the Company is on the FIFO inventory cost method).

 (5) Represents the elimination of post-retirement medical and life insurance benefits expense (OPEB) related to Dade Chemistry ($3.3 in aggregate). Dade does not offer OPEB to its current employees and the Company will not offer it prospectively to employees of Dade Chemistry, except to the extent of OPEB liabilities retained by DuPont.

 (6) Reflects the elimination of 100% of DuPont's "indirect corporate cost allocations" and 100% of DuPont's "direct corporate cost allocations" made to Dade Chemistry (an aggregate of $26.2); and the replacement of such costs with the Company's estimate of incremental infrastructure costs required to operate within the reconfigured overall Company organization ($19.6).

 (7) Reflects the estimated recurring cost savings related to research and development as well as marketing and administrative activities from management's reorganization plans as described below:

   Consolidation of research and development organizations and headcount reduction along with elimination of Paramax-related research pro-
    jects...............................................................  $ 4.7
   Consolidation of domestic sales, marketing and service organizations
    ($9.5), along with international organizations in Europe and Japan
    ($2.1)..............................................................   11.6
   Cost reductions arising from elimination of allocated DuPont corpo-
    rate-sponsored "variable compensation program" related to DuPont
    Medical Product Group management not remaining with Dade Chemistry..    0.5
   Elimination of $0.1 of rent expense at former Dade Chemistry head-
    quarters location (not included in assets to be sold), which has been relocated to space within an existing Glasgow, Delaware facil-
    ity in late 1995 at no incremental cost and contractual reduction in rent of $0.1 for the Dade Chemistry Delaware distribution facility
    from what DuPont historically charged the Dade Chemistry business...    0.2
                                                                          -----
                                                                          $17.0
                                                                          =====

 (8) Represents the additional annual management fee in excess of the historical fee paid by Dade ($2.0) to equal an agreed upon prospective annual fee of $3.0 to be charged by Bain Capital and Goldman Sachs & Co. for consulting and financial services to be provided to the Company.

 (9) Represents the adjustment to reflect ongoing goodwill amortization resulting from the purchase of Dade Chemistry. The Acquisition resulted in estimated goodwill of $159.7 based on a preliminary allocation of purchase price and is being amortized over a twenty-five year period (annual amortization of $6.4).

(10) Addition to pro forma interest expense is summarized as follows:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                       1995
                                                                   ------------
   Elimination of Dade's and Dade Chemistry's historical interest
    expense......................................................     ($38.4)
                                                                      ------
   Interest on the $350.0 Senior Subordinated Notes (11.125%)....       38.9
   Interest on borrowing under Bank Credit Agreement at LIBOR
    (5.5374%) plus:
     Revolver-2.75% (8.2874% on $50.0)...........................        4.1
     Term A-2.75% (8.2874% on $185.0)............................       15.3
     Term B-3.25% (8.7874% on $90.0).............................        7.9
     Term C-3.50% (9.0374% on $90.0).............................        8.1
     Term D-3.75% (9.2874% on $95.0).............................        8.8
   Commitment fee on unused revolving credit facility at 0.50%...        0.3
                                                                      ------
   Gross cash interest expense...................................       83.4
   Less: Interest on $54.9 of debt to be repaid with proceeds from "Net assets held for sale" at an average rate of
       8.7636% (a)...............................................       (4.8)
                                                                      ------
   Net cash interest.............................................       78.6
   Amortization of Acquisition debt issuance costs of $45.7 (av-
    erage 8.29 years
    amortization)................................................        5.5
                                                                      ------
   Interest from Acquisition debt requirements...................       84.1
                                                                      ------
   Net increase..................................................     $ 45.7
                                                                      ======

--------
 (a) Generally accepted accounting principles permit nonrecognition of interest expense in post-acquisition periods on incremental debt to be paid down with the expected net proceeds from assets identified for sale at the date of an acquisition.

(11) Reflects tax provision for pro forma adjustments required to yield an estimated effective income tax rate of 40% on pro forma income before income taxes.

(12) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of an interest factor. Excluding the non-recurring impacts of $40.4 for Dade and $8.8, $1.4 and $0.4, for Dade Chemistry (see Note 1), the pro forma ratio of earnings to fixed charges would have been 1.6 to 1.0.

(13) Includes the non-recurring impact of $40.4 of amortization of inventory step-up arising from the application of purchase accounting to the Initial Acquisition.

(14) EBITDA is defined as the sum of income from operations (excluding the $1.6 favorable impact of LIFO for Dade Chemistry (and the effect of its reversal in the "Adjustments" column in Note 4)); depreciation and amortization expense; $8.8 of abnormal restructuring implementation costs, $1.4 of relocation costs and $0.4 of European severance costs related to the activities of Dade Chemistry (see Note 1); and other non-cash charges of $3.2 for Dade (see Note 2 of "Notes to Combined/Consolidated Financial Statements" included elsewhere in this Prospectus).

(15) In calculating the ratio of EBITDA to cash interest expense, interest expense excludes amortization of deferred financing fees of $5.5 for the year ended December 31, 1995.

                            DADE INTERNATIONAL INC.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                         SIX MONTHS ENDED JUNE 30, 1996
                             (DOLLARS IN MILLIONS)

                                  HISTORICAL
                           --------------------------
                                     DADE                              COMPANY
                            DADE   CHEMISTRY COMBINED  ADJUSTMENTS    PRO FORMA
                           ------  --------- --------  -----------    ---------
Net sales................. $353.8   $114.8   $ 468.6                   $468.6
Cost of sales.............  208.4     55.4     263.8     $(25.5)(1)     239.2
                                                            0.9 (2)
                                                            1.1 (3)
                                                           (0.4)(4)
                                                           (0.7)(5)
                           ------   ------   -------     ------        ------
Gross profit..............  145.4     59.4     204.8       24.6         229.4
Marketing and
administrative expenses...  113.1     37.6     150.7       (0.4)(5)     145.3
                                                           (1.3)(6)
                                                           (4.0)(7)
                                                            0.3 (8)
Research and development
expenses..................  114.2     11.8     126.0      (98.1)(9)      26.2
                                                           (1.5)(7)
                                                           (0.2)(5)
Goodwill amortization
expense...................    0.8      --        0.8        2.2 (10)      3.0
Restructuring and other
related items.............   11.4      --       11.4      (11.4)(11)      --
                           ------   ------   -------     ------        ------
Income (loss) from
operations................  (94.1)    10.0     (84.1)     139.0          54.9
Interest expense..........   23.9      2.9      26.8       16.0 (12)     42.8
Other income..............   (2.3)    (0.1)     (2.4)       --           (2.4)
                           ------   ------   -------     ------        ------
Income (loss) before
income taxes.............. (115.7)     7.2    (108.5)     123.0          14.5
Provision for (benefit
from) income taxes........  (42.8)     3.0     (39.8)      45.6 (13)      5.8
                           ------   ------   -------     ------        ------
Income (loss) before
extraordinary items.......  (72.9)     4.2     (68.7)      77.4           8.7
Extraordinary items, net
of tax....................   25.0      --       25.0      (25.0)(14)      --
                           ------   ------   -------     ------        ------
Net income (loss)......... $(97.9)  $  4.2   $ (93.7)    $102.4        $  8.7
                           ======   ======   =======     ======        ======
OTHER DATA:
  Ratio of earnings to
  fixed charges...........                                               1.3x(15)
                                                                       ======
  Depreciation and
  amortization expense.... $ 13.3   $  6.2   $  19.5     $  4.2        $ 23.7
                           ======   ======   =======     ======        ======
  EBITDA(16).............. $(80.8)  $ 16.2   $ (64.6)    $143.2        $ 78.6
                           ======   ======   =======     ======        ======
  Ratio of EBITDA to cash
  interest expense........                                               2.0x(17)
                                                                       ======

                            See accompanying notes.

                            DADE INTERNATIONAL INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                        SIX MONTHS ENDED JUNE 30, 1996
                             (DOLLARS IN MILLIONS)

  The Unaudited Pro Forma Consolidated Statement of Income gives effect to the following unaudited pro forma adjustments:

 (1) Represents the non-recurring, non-cash impact in 1996 of $25.5 of amortization of inventory step-up arising from application of purchase accounting to the Acquisition as of May 1, 1996 ($15.3 after-tax).

 (2) Represents the additional depreciation expense for the four months ended April 30, 1996 resulting from the $46.1 write-up of property, plant and equipment to fair market value (primarily buildings and special-purpose manufacturing machinery and equipment), assumed to be allocated entirely to cost of sales.

 (3) Represents the additional amortization expense for the four months ended April 30, 1996 related to $32.1 of acquired patents.

 (4) Reflects the prorated estimated recurring cost savings of $0.7 relating to manufacturing operations and field service operations from management's reorganization plans relating to plant closings and certain production department and field service consolidations resulting in headcount reduction, offset by the removal of Dade Chemistry's $0.3 favorable LIFO impact for the four months ended April 30, 1996 (the Company is on the FIFO inventory cost method).

 (5) Represents the elimination of post-retirement medical and life insurance benefits expense (OPEB) related to Dade Chemistry ($1.3 in aggregate). Dade does not offer OPEB to its current employees and the Company will not offer it prospectively to employees of Dade Chemistry, except to the extent of OPEB liabilities retained by DuPont.

 (6) Reflects the elimination of 100% of DuPont's "indirect corporate cost allocations" and 100% of DuPont's "direct corporate cost allocations" made to Dade Chemistry for the four months ended April 30, 1996 (an aggregate of $7.8); and the replacement of such costs with the Company's estimate of prorated incremental infrastructure costs required to operate within the reconfigured overall Company organization ($6.5).

 (7) Reflects the estimated prorated recurring cost savings related to research and development as well as marketing and administrative activities from management's reorganization plans as described below:

   Consolidation of research and development organizations and headcount reduction along with elimination of Paramax-related research pro-
    jects.................................................................  $1.5
   Consolidation of domestic sales, marketing and service organizations
    ($3.1), along with international organizations in Europe and Japan
    ($0.6)................................................................   3.7
   Cost reductions arising from elimination of allocated DuPont corporate-
    sponsored "variable compensation program" related to DuPont Medical
    Product Group management not remaining with Dade Chemistry............   0.3
                                                                            ----
                                                                            $5.5
                                                                            ====

 (8) Represents for the four months ended April 30, 1996 the prorated additional annual management fee in excess of the historical fee paid by Dade ($2.0) to equal an agreed upon prospective annual fee of $3.0 to be charged by Bain Capital and Goldman Sachs & Co. for consulting and financial services to be provided to the Company.

 (9) Represents the non-recurring charge resulting from the application of purchase accounting to acquired in-process research and development projects which have no future alternative use.

(10) Represents for the four months ended April 30, 1996 the prorated adjustment to reflect ongoing goodwill amortization resulting from the purchase of Dade Chemistry. The Acquisition resulted in estimated goodwill of $159.7 based on a preliminary allocation of purchase price to be amortized over a twenty-five year period (annual amortization of $6.4).

(11) Represents the non-recurring charge for restructuring and related costs incurred as a direct result of the Acquisition. The restructuring charge relates primarily to severance and relocation costs.

(12) Addition to pro forma interest expense is summarized as follows:

                                                               SIX MONTHS ENDED
                                                                JUNE 30, 1996
                                                               ----------------
  Elimination of Dade's and Dade Chemistry's historical inter-
   est expense................................................      $(26.8)
                                                                    ------
  Interest on the $350.0 Senior Subordinated Notes (11.125%)..        19.5
  Interest on borrowing under Bank Credit Agreement at LIBOR
   (5.5374%) plus:
    Revolver--2.75% (8.2874% on $50.0)........................         2.1
    Term A--2.75% (8.2874% on $185.0).........................         7.7
    Term B--3.25% (8.7874% on $90.0)..........................         4.0
    Term C--3.50% (9.0374% on $90.0)..........................         4.1
    Term D--3.75% (9.2874% on $95.0)..........................         4.4
  Commitment fee on unused revolving credit facility at
   0.50%......................................................         0.2
                                                                    ------
  Gross cash interest expense.................................        42.0
  Less: Interest on $45.0 of debt to be repaid with proceeds from "Net assets held for sale" at an average rate of
      8.7385% (a).............................................        (2.0)
                                                                    ------
  Net cash interest...........................................        40.0
  Amortization of Acquisition debt issuance costs of $45.7
   (average 8.29 years
   amortization)..............................................         2.8
                                                                    ------
  Interest from Acquisition debt requirements.................        42.8
                                                                    ------
  Net increase................................................      $ 16.0
                                                                    ======

--------

 (a) Generally accepted accounting principles permit nonrecognition of interest expense in post-acquisition periods on incremental debt to be paid down with the expected net proceeds from assets identified for sale at the date of an acquisition.
(13) Reflects tax provision for pro forma adjustments required to yield an estimated effective income tax rate of 40% on pro forma income (loss) before income taxes.
(14) Reflects the elimination of extraordinary losses directly related to the Transactions.
(15) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of an appropriate interest factor.
(16) EBITDA is defined as the sum of income from operations, depreciation and amortization expense.

(17) In calculating the ratio of EBITDA to cash interest expense, interest expense excludes amortization of deferred financing fees of $2.8 for the six months ended June 30, 1996.

                      SELECTED HISTORICAL FINANCIAL DATA
                           PREDECESSOR/DADE/COMPANY

  Set forth below are selected historical and other financial data of the Predecessor, Dade and the Company as of the dates and for the periods shown. The selected historical and other financial data as of June 30, 1995 and 1996, and for the respective six months then ended, were derived from unaudited historical financial statements of Dade and the Company for such periods. The selected historical financial data as of December 31, 1994 and 1995, for the period from December 17, 1994 through December 31, 1994 and for the year ended December 31, 1995 have been derived from Dade's audited financial statements, which were audited by Price Waterhouse LLP, and are included elsewhere in this Prospectus. The selected historical financial data for the year ended December 31, 1993 and for the period from January 1, 1994 through December 16, 1994 were derived from the audited historical financial statements of the Predecessor for such periods, which were audited by Price Waterhouse LLP, and are included elsewhere in this Prospectus. The selected historical financial data as of December 31, 1993 and for the year ended December 31, 1992 were derived from the audited financial statements of the Predecessor, which do not appear in this Prospectus. The selected historical financial data as of December 31, 1992 and for the year ended December 31, 1991 was derived from unaudited historical financial statements of the Predecessor (not included in this Prospectus) which, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results for the unaudited periods. The selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and accompanying notes thereto included elsewhere in this Prospectus.

                               THE PREDECESSOR                   DADE         COMBINED     DADE          DADE       COMPANY
                       ------------------------------------ -------------- -------------- -------     ---------- -------------
                                                PERIOD FROM  PERIOD FROM    PERIOD FROM               SIX MONTHS  SIX MONTHS
                                                 1/1/94 TO   12/17/94 TO     1/1/94 TO                  ENDED        ENDED
                        1991   1992    1993     12/16/94(1) 12/31/94(1)(2) 12/31/94(1)(2) 1995(2)     6/30/95(2) 6/30/96(2)(3)
                       ------ ------  ------    ----------- -------------- -------------- -------     ---------- -------------
                                                            (DOLLARS IN MILLIONS)
INCOME STATEMENT
DATA:
 Net Sales (4).......  $619.0 $683.3  $690.2      $650.6        $19.0          $669.6     $614.3        $300.0      $353.8
 Cost of Sales.......   361.4  401.8   420.8       391.4         18.6           410.0      368.6         208.7       208.4
                       ------ ------  ------      ------        -----          ------     ------        ------      ------
 Gross profit (5)....   257.6  281.5   269.4       259.2          0.4           259.6      245.7          91.3       145.4
 Marketing and
  administrative
  expenses...........   165.7  183.9   179.2       173.2          2.4           175.6      171.1          77.6       113.1
 Research and
  development
  expenses...........    45.9   53.2    47.2        33.4          1.1            34.5       26.5          13.7       114.2(6)
 Goodwill
  amortization
  expense (credit)...     2.7    2.7     2.6         2.6         (0.1)            2.5       (0.4)         (0.8)        0.8
 Restructuring and
  other related
  items..............     --      --    30.2(8)      --           --              --         --            --         11.4(7)
                       ------ ------  ------      ------        -----          ------     ------        ------      ------
 Income (loss) from
  operations.........    43.3   41.7    10.2        50.0         (3.0)           47.0       48.5           0.8       (94.1)
 Provision (benefit)
  for income taxes...    14.4   13.9    12.3        14.2         (2.3)           11.9        7.2          (4.8)      (42.8)
                       ------ ------  ------      ------        -----          ------     ------        ------      ------
 Income (loss) before
  extraordinary items
  and cumulative
  effect of change in
  accounting
  principle..........    28.9   27.8     1.4        35.8         (1.9)           33.9       12.7          (8.1)      (72.9)
 Extraordinary
  items..............     --     --      --          --           --              --         --            --        (25.0)
 Cumulative effect of
  change in
  accounting
  principle (9)......     --    (5.7)   (3.3)        --           --              --         --            --          --
                       ------ ------  ------      ------        -----          ------     ------        ------      ------
Net income (loss)
 (5).................  $ 28.9 $ 22.1  $ (1.9)     $ 35.8        $(1.9)         $ 33.9     $ 12.7        $ (8.1)     $(97.9)
                       ====== ======  ======      ======        =====          ======     ======        ======      ======
OTHER FINANCIAL DATA:
 EBITDA (10).........  $ 84.3 $ 96.2  $ 99.1      $  --         $ --           $112.1     $ 97.0        $ 46.0      $ 54.2
 Depreciation and
  amortization
  expense (credit)...    41.0   54.5    58.7        59.6         (0.1)           59.5        4.9(11)       1.6        13.3(11)
 Capital
  expenditures.......    79.2   71.2    56.7        29.9          1.0            30.9       35.3          13.8        25.0
 Ratio of earnings to
  fixed charges
  (12)...............     --     --      --          --           N/M             N/M        1.6x          N/M         N/M

                                 THE PREDECESSOR                DADE                  COMPANY
                            ------------------------- ------------------------- -------------------
                            DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31, JUNE 30,  JUNE 30,
                                1992         1993         1994         1995     1995(2)  1996(2)(3)
                            ------------ ------------ ------------ ------------ -------- ----------
                                                     (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
 Working capital..........     $250.8       $246.4       $259.1       $219.4     $267.8   $ 175.8
 Total assets (13)........      734.9        710.6        696.2        550.9      554.0   1,044.6
 Long term debt (including
  current maturities).....         --           --        270.0        283.5      302.7     810.0
 Parent company
  investment/stockholder's
  equity (deficit) (5)....      589.6        577.1         83.1         81.2       78.7     (19.2)

--------
N/M=Not meaningful.
 (1) The financial data of the Predecessor and Dade for the period from January 1, 1994 to December 16, 1994 and the period from December 17,
     1994 to December 31, 1994, respectively, were prepared on different bases of accounting.
 (2) Financial data for the period from December 17, 1994 to December 31,
     1994, for the year ended December 31, 1995 and the six months ended June 30, 1995 and 1996 exclude the results of the Bartels and Burdick &
     Jackson product lines, which have been reflected as "Net assets held for sale."
 (3) The financial data of the Company for the period from January 1, 1996 to June 30, 1996 includes six months of Dade's results of operations and two months of Dade Chemistry's post-Acquisition results of operations. The balance sheet at June 30, 1996 reflects the Acquisition.
 (4) Net sales include the net sales of Bartels and Burdick & Jackson as follows: 1991--$32.1 million, 1992--$34.7 million, 1993--$36.7 million, and 1994 through December 16--$34.3 million. Beginning on December 17, 1994, net sales of Bartels and Burdick & Jackson were excluded from total net sales as these businesses were accounted for as assets held for sale--see Note (2) above.
 (5) Dade's stockholder's equity as of December 31, 1994 and gross profit and net loss for the period December 17, 1994 through December 31, 1994 includes a non-recurring pre-tax charge relating to the application of purchase accounting for a partial write-off of $5.6 million (after-tax impact of $3.4 million) to cost of goods sold related to the amortization of the $46.0 million of allocated purchase price made to record acquired finished goods and work-in-process inventory at fair market value related to the Initial Acquisition. Dade's stockholder's equity, gross profit and net income for the year ended December 31, 1995 include the non-recurring pre-tax write-off of the remaining $40.4 million (after-tax impact of $24.2 million) of the inventory write-up discussed above. Dade's stockholder's deficit, gross profit and net loss for the six months ended June 30, 1996 includes non-recurring purchase accounting charges related to the amortization of $25.5 million of allocated purchase price made to record Dade Chemistry inventories at fair market value ($15.3 million after tax), the write-off of $98.1 million of acquired in-process research and development projects ($58.9 million after tax), restructuring charges of $11.4 million ($6.8 million after tax) and $39.7 million of deferred financing fees and note repurchase premiums ($25.0 million after tax) related to the Transactions.
 (6) Includes the non-recurring, pre-tax charge of $98.1 million ($58.9 million after-tax) related to the write-off of allocated purchase price made to record in-process research and development projects at fair market value related to the Acquisition. Such in-process research and development projects have no alternative future use.
 (7) Represents the non-recurring charge for restructuring and related costs incurred as a direct result of the Acquisition. The restructuring charge relates primarily to severance and relocation costs.
 (8) In 1993, Baxter undertook a restructuring effort, charging the Predecessor with $30.2 million for downsizing its sales, general and administrative, instrument manufacturing and non-strategic research and development staffs in an effort to reorganize the businesses into a single operating division.
 (9) In 1992, Baxter recorded a $5.7 million after-tax charge related to the Predecessor for the cumulative effect of adopting SFAS No. 106
     "Employers' Accounting for Postretirement Benefits Other Than Pensions," and, in 1993, Baxter recorded a $3.3 million after-tax charge related to the Predecessor for the cumulative effect of adopting SFAS No. 109 "Accounting for Income Taxes."
(10) "EBITDA" represents, for any period, the sum of income from operations; depreciation and amortization expense and; for 1993, restructuring and downsizing costs of $30.2 million; for the period December 17, 1994 to December 31, 1994, non-recurring purchase accounting write-offs of $5.6 million; for 1995 and the six months ended June 30, 1995, non-recurring purchase accounting write-offs of $40.4 million (see Note (5) above) and $3.2 million, respectively, of non-recurring, non-cash charges (see Note
     2 of "Notes to Combined/Consolidated Financial Statements" included elsewhere in this Prospectus); and, for the six months ended June 30, 1996, non-recurring purchase accounting charges of $98.1 million and $25.5 million, and non-recurring restructuring charges of $11.4 million (see Note (5) above). EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of the Predecessor's, Dade's or the Company's operating results or to cash flows as a measure of liquidity.
(11) Excludes, for 1995 and for the six months ended June 30, 1996, $40.4 million, and $25.5 million, respectively, of non-recurring purchase accounting write-offs (see Note (5) above).
(12) No ratio of earnings to fixed charges is presented for the Predecessor because the Predecessor was not allocated interest expense by Baxter. In calculating the ratio of earnings to fixed charges for Dade and the Company, earnings include income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing fees, whether expensed or capitalized, plus one-third of rental expense under operating leases which has been deemed by management to be representative of an appropriate interest factor. As a result of the loss incurred during the period December 17, 1994 to December 31, 1994, earnings did not cover fixed charges by $4.3 million. Excluding the impact during this period of the non-recurring purchase accounting write-off of $5.6 million (see Note (5) above), the ratio of earnings to fixed charges would have been 2.0 to 1.0. As a result of the loss incurred during the six months ended June 30, 1995, earnings did not cover fixed charges by $12.9 million. Excluding the similar $40.4 million non-recurring write-off in 1995, the 1995 ratio of earnings to fixed charges for the full year would have been 2.7 to 1.0 and 2.6 to 1.0 for the six months ended June 30, 1995. As a result of the loss incurred during the six months ended June 30, 1996, earnings did not cover fixed charges by $115.7 million. Excluding the $25.5 million non-recurring, non-cash write-off of inventory step-up, the $98.1 million non-recurring write-off of in-process research and development and the $11.4 million non-recurring restructuring charge, the ratio of earnings to fixed charges for the six months ended June 30, 1996 would have been 1.7 to 1.0.
(13) Dade's total assets at December 31, 1994 include $200.0 million of restricted cash, which was used on January 6, 1995 to settle the installment portion of the Initial Acquisition purchase price with Baxter.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

 Overview and Comparability

  The following discussion and analysis describes material changes in the Company's financial condition from December 31, 1995. The analysis of results of operation compares the six-month period ended June 30, 1996 to the corresponding period of 1995. Certain significant items related to the Acquisition and the Initial Acquisition have been included in the Company's consolidated financial statements for these periods which affect the comparability of the financial statements and the Company's overall financial performance:

 . $25.5 million was amortized to cost of goods sold related to the write-up to the fair market value of work-in-process and finished goods inventory in connection with the Acquisition's purchase price allocation. This non-recurring, write-off of inventory was recorded as cost of goods sold during the second quarter of 1996.

 . An $11.4 million restructuring charge was recorded in the second quarter of 1996 to operating expense. Approximately $9.4 million of this charge relates to employee severance and relocation costs and $2.0 million relates to other related expenses. No significant expenditures related to this reserve were made as of June 30, 1996.

 . The Company recorded a $98.1 million pre-tax charge to research and development expenses upon consummation of the Acquisition pertaining to purchase price allocated to in-process research and development projects that have no future alternative use.

 . Two extraordinary after-tax charges totaling $25.0 million were made in the second quarter of 1996 to record the costs associated with the repurchase of the original 13% Senior Subordinated Notes due 2005 and the write-off of previously deferred financing costs.

 . 1995 cost of goods sold include the amortization of $40.4 million of the $46.0 million non-recurring, non-cash write-up of inventory related to the Initial Acquisition which was recorded on the opening balance sheet of the Company in December 1994.

  Net Sales. Net sales for the six months ended June 30, 1996 increased by 17.9% from the comparable prior year period. As adjusted to include Dade Chemistry's pro forma six month results and the impact of the differences in reporting periods for the Company's International Operations, pro forma net sales would have declined by 4.4% for the six months ended June 30, 1996. Factors which contributed to these adjusted results include (1) increases in sales volume in the MicroScan product line and the newly acquired Dade Chemistry business, (2) the non-recurrence of 1995 sales of instruments and consumables of the Company's former Hemostasis supplier and (3) a continuation of volume declines in the Company's mature Stratus non-cardiac and Paramax instruments lines.

  Gross Profit. For the six months ended June 30, 1996, gross profit of $145.4 million represented an increase of 59.3% as compared to the comparable prior period. As adjusted to include Dade Chemistry's pro forma six month results and excluding impacts of purchase accounting items previously discussed and the differences in reporting periods for the Company's International Operations, pro forma gross profit for the six months ended June 30, 1996 would have been essentially unchanged as compared to prior year. Factors which contributed to these adjusted results include (1) the favorable effects of product mix and lower manufacturing costs stemming from cost reduction initiatives undertaken in 1995, (2) sales declines in the Company's Stratus non-cardiac and Paramax product lines, and (3) increased depreciation expense.

  Research and Development Expenses. Research and development expenses for the six months ended June 30, 1996 increased by $100.5 million from the comparable prior year period. As adjusted to include Dade Chemistry's pro forma six month results and excluding the impact of purchase accounting items previously discussed, pro forma research and development expenses for the six months ended June 30, 1996 were $27.9 million, a decrease of 8.8% as compared to the comparable prior year period. This reduction is due to the non-recurrence of 1995 expense related to molecular biology research and lower research and development expenses in the Company's Paramax product line. The reduction in molecular biology research is due to the elimination of that unit during early 1996. The balance of this decline is due to product line rationalization efforts which began in early 1996 in anticipation of the Acquisition.

  Marketing and Administrative Expense. Marketing and administrative expenses increased by $35.5 million or 45.7% for the six month period ended June 30, 1996 over the comparable prior period. As adjusted to include Dade Chemistry's pro forma six month results and excluding the impacts of Acquisition related costs and the differences in reporting periods for the Company's International Operations, pro forma marketing and administrative expenses would have increased by 6.6% for the six months ended June 30, 1996 as compared to the comparable prior year period. This increase is principally the result of incremental expenses in the areas of finance, information systems and human resources required for the Company to operate as a stand-alone entity, including certain expenses which duplicate those paid to Baxter for transition services as the Company prepares for the expiration of certain transition services by the end of 1996.

  Income Taxes. The Company has recognized tax benefits for the six months ended June 30, 1996 and 1995 at an effective rate of approximately 37%. At June 30, 1996, the Company has recorded a net deferred tax asset of $220.3 million as compared to $138.4 million at December 31, 1995. Management continues to believe that realization of the net tax asset is more likely to occur than not. The deferred tax asset's realization is not dependent on material improvement over Dade's forecast of current levels of consolidated pre-tax income, material changes in the present relationship between income reported for financial and tax purposes, material asset sales or other non-routine transactions.

  Net Income. For the six month period ended June 30, 1996, the Company reported a net loss of $97.9 million as compared to a net loss of $8.1 million for the same period in 1995. The losses as reported for the six months ended June 30, 1996 are primarily attributable to the Acquisition, related purchase accounting items and declines in sales volumes as previously discussed.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

 Overview and Comparability

  The financial statements of Dade and its Predecessor for these periods are not comparable in certain respects due to differences between the cost bases of certain assets and liabilities and differences in the operating structures of the new and old companies. On December 20, 1994, Dade consummated the Initial Acquisition. Since the Initial Acquisition was accounted for in accordance with the purchase method of accounting and because the estimated fair value of assets acquired significantly exceeded total acquisition costs, several purchase accounting adjustments were necessary to properly reflect the assets and liabilities of Dade. These adjustments included:

 . All non-current assets as of December 16, 1994 were reduced to zero and the preliminary residual of $24.2 million was recorded as negative goodwill. Since Dade's non-current assets were reduced to zero, 1995 results of operations were favorably impacted by significantly reduced depreciation expense and amortization credits arising from the negative goodwill.

 . Dade management identified two product lines (Bartels and Burdick &
  Jackson), along with certain excess land and warehouse facilities at another location, as operations and assets held for sale. Such businesses and property have been reflected as "Net assets held for sale" in Dade's financial statements, and accordingly their 1995 results have been excluded from Dade's consolidated 1995 results.

 . A $46.0 million write-up of finished goods and work-in-process inventory to fair value was recorded as of December 16, 1994, of which $40.4 million was charged to cost of goods sold during 1995.

  Further complicating comparisons to the prior year are structural changes to the business, such as changes in the manner in which products are distributed in certain international markets, the establishment of a royalty-producing licensing agreement in place of certain products previously sold by Dade and incremental marketing and administrative costs necessary to operate on a stand-alone basis. Finally, it should be noted that international results for Dade were recorded on a one month delay (i.e., international November 1995 results were reported as December 1995). Because Dade closed its accounts as of December 16, 1994 for the Initial Acquisition, consolidated results for the period ended December 31, 1995 include international results only for the period December 17, 1994 through November 30, 1995 (i.e., eleven and one-half months).

  Net Sales. Net sales in 1995 decreased 8.3% from the prior year. After adjusting for the reclassification of sales for product lines included in "Net assets held for sale" and the shorter reporting period for international results, net sales in 1995 were $621.3 million, a decrease of 0.7% from a comparable base of $625.9 million in 1994. The decrease in sales, as adjusted, is due to price reductions which Dade implemented for Stratus non-cardiac products, the loss of a portion of Dade Controls' OEM business and the lack of a hemostasis instrument offering from January through July of 1995. Partially offsetting these declines were increased hemostasis sales for the last five months of 1995 due to the launch of the product line of TOA Medical Electronics Co. Ltd. ("TOA") and growth in Dade's MicroScan product line. MicroScan's growth was attributable to continued international penetration and increased instrument placements as well as associated reagent volume resulting from contracts signed with several significant integrated health system providers.

  Gross Profit. Gross profit in 1995 was significantly impacted by the application of purchase accounting. These adjustments included the elimination of depreciation expense as a result of the write-off of the Predecessor's fixed assets, the amortization of the one-time non-cash write-up of inventories and the reclassification of sales for product lines included in "Net assets held for sale." Additionally, gross profit was impacted by the shorter reporting period for international results. Excluding these effects, gross profit and gross margin in 1995 were approximately equal to those in 1994. In 1995, declines due to price reductions which the Company implemented on its Stratus non-cardiac products and the loss of a portion of Dade Controls' OEM business were offset by increased volume in the MicroScan product line and the launch of the TOA instrument line.

  Marketing and Administrative Expenses. Marketing and administrative expenses (including goodwill amortization) for 1995 decreased by $7.4 million from $178.1 million in 1994 to $170.7 million in 1995, a decrease of 4.2%. The reduction is largely the result of purchase accounting adjustments, the reclassification of "Net assets held for sale" and the difference relating to international reporting periods. Excluding the impact of purchase accounting, the reclassification of "Net assets held for sale" and the difference relating to international reporting, marketing and administrative expenses increased to $173.9 million in 1995 from $165.0 million in 1994, principally as a result of incremental expenses in the areas of finance, information systems and human resources required for the Company to operate as a stand-alone entity.

  Research and Development Expenses. Research and development expenses for 1995 declined by $8.0 million or 23.2% from 1994. After adjusting for the reclassification of sales for product lines included in "Net assets held for sale," the shorter reporting period for international results and the elimination of historical depreciation, research and development expenses for 1995 declined modestly as compared to 1994. The decrease reflects the planned spin-off of an advanced molecular biology research team, reduced research efforts associated with the Paramax and Stratus instrument lines and a delay in the staffing of open personnel positions in new projects. Dade's research and development programs will continue to be focused on the hemostasis, immunochemistry, microbiology and controls segments of the clinical laboratory.

  Provision for Restructuring. At December 31, 1994, Dade had an aggregate reserve of $21.0 million to cover severance actions ($10.8 million) and direct costs to exit certain facilities ($10.2 million) as part of a facilities and plant rationalization program instituted at the time of the Initial Acquisition. The cost of this program was reflected as part of Dade's allocation of purchase price in accordance with the purchase method of accounting. Dade estimates that the restructuring generated net cost savings of approximately $7.2 million in 1995 which will increase to a full year recurring impact of approximately $13.7 million in 1996. Approximately $13.9 million of the $21.0 million was spent on restructuring projects in 1995. The Company expects that the remainder of its restructuring program actions will be completed during 1996.

  Income Taxes. Given Dade's new legal and stand-alone operating structure, its prospective effective tax rate is expected to be approximately 37.0%. Dade and its Predecessor's combined effective tax rate during 1994 was 26.0%. As a result of purchase accounting in 1994, Dade recorded a net deferred tax asset of $125.3 million as of December 31, 1994. This asset increased to $143.0 million as of December 31, 1995 primarily as a result of tax net operating losses created by depreciation on historical tax assets exceeding pre-tax income during the year. In assessing the value of the deferred tax asset at December 31, 1995 management has analyzed Dade's forecast for future taxable earnings (and losses) by jurisdiction and other relevant factors and concluded that recoverability of the net deferred tax asset is more likely to occur than not. The deferred tax asset's realization is not dependent on material improvement over Dade's forecast of current levels of consolidated pre-tax income, material changes in the present relationship between income reported for financial and tax purposes, material asset sales or other non-routine transactions.

  Net Income. Net income for 1995 declined 62.5% from $33.9 million in 1994 to $12.7 million in 1995. Net income was negatively impacted by the effects of purchase accounting, the reclassification of operating results for product lines included in "Net assets held for sale," the shorter reporting period for international results and by $30.8 million in interest expense attributable to the debt incurred in connection with the Initial Acquisition.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  Net Sales. Net sales decreased 3.0% to $669.6 million in 1994 from $690.2 million in 1993. Approximately 90% of this decline occurred in domestic operations where reduced Dade Hemostasis instrument sales resulted from the termination of the Predecessor's instrument supplier relationship and, to a lesser extent, where a reduction of sales in other product lines resulted from health care reform initiatives existing at that time that curtailed hospital spending and intensified competition. The Predecessor also lost sales in 1994 versus 1993 in its Stratus product line, primarily in its non-cardiac reagents products. Additionally, sales were negatively affected by uncertainty surrounding Baxter's announced divestiture of the Predecessor. The remaining 10% of this decrease was attributable to foreign operations, which declined due to the negative impact of fluctuations in foreign currency rates and reduced sales in the Dade Immunohematology product line. International sales of MicroScan's product were ahead of 1993 sales.

  Gross Profit. Gross profit in 1994 was impacted by the write-up of inventories through purchase accounting and the partial ($5.6 million) flow through to cost of goods sold as a one-time non-cash charge. Excluding this impact, gross profit decreased by 1.6% to $265.2 million in 1994 compared to $269.4 million in 1993 as a result of the decrease in sales. Excluding the effects of purchase accounting, gross profit margins of 39.6% in 1994 were slightly better than margins of 39.0% in 1993 partially due to a decline in lower margin instrument sales. This increase was, in part, due to the 1993 Restructuring which reduced costs across the Predecessor's and Company's manufacturing operations, especially the Stratus product line.

  Marketing and Administrative Expenses. As a percentage of sales, marketing and administrative expenses (including goodwill amortization) in 1994 increased slightly to 26.6% from 26.3% in 1993 primarily as a result of the sales decline discussed above. However, on an absolute basis, approximately $6.0 million of the $24.0 million in annual cost savings which resulted from Baxter's 1993 restructuring of the Predecessor as described below (the "1993 Restructuring") were realized as reduced marketing and administrative expenses in 1994.

  Research and Development Expenses. Research and development expenses incurred in 1994 decreased by 26.9% from 1993 as the Predecessor restructured its organization in the second half of 1993 to focus its research efforts on its highest priority projects. Research and development efforts are now focused on the core hemostasis, controls, microbiology and cardiac product lines. Approximately $14.0 million of the $24.0 million in annual cost savings which resulted from the 1993 Restructuring were realized in reduced research and development expenses for 1994. Management expects to maintain research and development expenses at approximately $30.0 to $40.0 million annually as it focuses increased attention on the Dade Hemostasis and MicroScan product lines.

  Provision for Restructuring. At December 31, 1994, Dade had an aggregate reserve of $21.0 million to cover severance actions ($10.8 million) and direct costs to exit certain facilities ($10.2 million) as part of a facilities and plant rationalization program instituted at the time of the Initial Acquisition. The cost of this program was reflected as part of Dade's allocation of purchase price in accordance with the purchase method of accounting.

  Income Taxes. Dade's and its Predecessor's combined effective tax rate in 1994 was 26.0% as compared to the Predecessor's 89.8% effective tax rate in 1993. Given Dade's new legal and stand-alone operating structure, its prospective effective tax rate is expected to be approximately 37.0%.

  As a result of purchase accounting in 1994, Dade had a net deferred tax asset of $125.3 million which is expected to reduce income taxes payable in future years. In assessing the value of the deferred tax assets at December 31, 1994, management has analyzed Dade's forecast for future taxable earnings (and losses) by jurisdiction and other relevant factors and concluded that recoverability of the net deferred tax asset of $125.3 million is more likely to occur than not. The realization of this deferred tax asset is not dependent on material improvements over Dade's forecast of current levels of consolidated pre-tax income, material changes in the present relationship between income reported for financial and tax purposes, material asset sales or other non-routine transactions.

  Net Income. Combined net income of $33.9 million in 1994 was higher than the net loss of $1.9 million in 1993 due to the Predecessor recording a $30.2 million restructuring charge during 1993, as described above. Net income in 1993 was further reduced by $3.3 million for a cumulative adjustment to adopt SFAS No. 109 "Accounting for Income Taxes." Net income for 1994 was also negatively impacted by the aforementioned non-recurring purchase accounting adjustment.

LIQUIDITY AND CAPITAL RESOURCES

  The Acquisition required the complete refinancing of the Company's debt arrangements in order to provide adequate funding for both the Dade Chemistry purchase price and the retirement of the Company's existing obligations.

  The Company submitted a tender offer for its 13% Senior Subordinated Notes due 2005 which was accepted by all of the holders. The cost of the tender offer to the Company totaled $146.3 million representing all principal, interest and tender premiums paid to holders. In addition, the Company retired all of its existing bank debt. To fund these retirements, the Company entered into the following financing arrangements.

  The first, a new Bank Credit Agreement, provides for loans up to $585 million comprised of $460 million of amortizing Term Loans and up to $125 million in a Revolving Credit Facility. On the date the Acquisition was consummated, all of the Term Loans and $50 million under the Revolving Credit Facility were drawn down. Second, $350 million of 11 1/8% Senior Subordinated Notes due 2006 were issued under an indenture between the Company and IBJ Schroder Bank & Trust Company. The notes are unsecured obligations of the Company ranking subordinate in right of payment to all Senior Debt (as defined in such indenture) of the Company. Interest on the notes is payable semi-annually.

  The Company's principal liquidity requirements are for working capital, capital expenditures, restructuring activities and debt service.

  During the first half of 1996, working capital decreased from $219.4 million to $175.8 million primarily due to debt incurred and liabilities assumed in connection with the Acquisition. Net assets held for sale decreased from $54.9 million to $45.0 million due to the sale of certain excess real estate.

  Capital expenditures of the Company increased to $25.0 million from $13.8 million for the six months ended June 30, 1996 as compared to the comparable period in 1995. This increase is attributable to investments in the Company's stand-alone infrastructure and instruments placed in customer locations.

  The interest expense incurred by the Company in the first half of 1996 was approximately $23.9 million exclusive of the write-off of the deferred financing fees incurred under the prior financing arrangements.

  During 1995, Dade's net working capital declined from $259.1 million at December 31, 1994 to $219.4 million at December 31, 1995. After adjusting for non-cash items recorded in connection with purchase accounting and the increase in cash and cash equivalents during the period, net working capital increased $7.2 million during 1995. Receivables increased $62.7 million in 1995, principally due to the initial rebuilding of balances to normal operating levels stemming from Baxter's retention of a significant portion of the receivables outstanding as of the Initial Acquisition closing date. Net assets held for sale decreased by $18.3 million principally as a result of the sale of Bartels. Total inventories decreased $49.2 million during the period to a balance of $122.0 million as of December 31, 1995. Excluding the effects of purchase accounting adjustments and certain reclassifications, particularly the roll-out of the $40.4 million inventory write-up, inventory reductions generated $0.8 million in cash in 1995. Increases in accounts payable and accrued liabilities, attributable principally to rebuilding to normal operating levels of balances retained by Baxter, resulted in cash generation of $37.2 million during 1995.

  Dade's annual capital expenditures include expenditures for property, plant and equipment and expenditures for instruments placed with customers. Dade and its Predecessor made capital expenditures in 1993, 1994 and 1995 of approximately $56.7 million, $30.9 million and $35.3 million, respectively. The decrease in 1994 spending resulted primarily from lower expenditures by Baxter prior to the Initial Acquisition. In 1995, Dade increased capital expenditures to finance various cost reduction initiatives and facilities and systems necessary to operate on a stand-alone basis ($5.0 million).

  The Company expects to expend $73.3 million of capital expenditures in the first full year following the Acquisition. Approximately $16.0 million of these expenditures are one-time outlays associated with developing a stand-alone infrastructure, primarily for information systems. The remaining $57.3 million of expenditures primarily reflect outlays to support the ongoing operations of the business.

  Following the Initial Acquisition, Dade initiated a series of restructuring activities as part of a facilities and plant rationalization program. In 1995, Dade utilized approximately $13.9 million of cash related to these restructuring activities which management estimates will result in approximately $13.7 million of annualized operating savings. Another $7.1 million of restructuring reserves established at the Initial Acquisition closing date will be expended during 1996 as the remaining restructuring actions are implemented. Following the Acquisition of Dade Chemistry, the Company recorded $26.4 million of restructuring reserves related primarily to severance, relocation, and retention bonuses for certain employees during the integration process and for direct costs to exit and consolidate certain facilities. Management believes that the restructuring reserves provided will be adequate based on the integration plan and expects that this restructuring will be substantially completed in 1997. Management is continuing to assess the Company's overall organization and cost structures and may, as a result of this on-going process, develop future initiatives to increase operating and administrative efficiency and enhance profitability.

  In addition to the restructuring activities implemented following the Initial Acquisition, Dade identified the Burdick & Jackson ("B&J") and Bartels product lines and certain unutilized land and warehouse facilities as operations and assets to be sold. In October 1995, Dade divested its Bartels product line and received $16.5 million in gross cash proceeds from this asset sale, which were used to repay existing indebtedness. At December 31, 1995, Dade recorded the remaining Net assets held for sale at $54.9 million, which represented the expected net sales proceeds of the asset sales. In January 1996, the land and warehouse facilities were sold and the proceeds were used to repay existing indebtedness. Upon completion of the sale of B&J, the Company will utilize a substantial portion of the proceeds from such sale to repay bank debt in accordance with the Company's Bank Credit Agreement.

  Management believes that cash from operating activities, together with available revolving credit borrowings under the Bank Credit Agreement will be sufficient to permit the Company to meet its financial obligations and fund its operations.

INFLATION

  Inflation affects the cost of goods and services used by the Company. Inflation has been modest in recent years. The competitive environment limits the ability of the Company to recover these higher costs through increased selling prices, although the Company selectively increases prices for certain differentiated high value added products. Overall product prices have been relatively stable during the past three years and the Company continues to mitigate the adverse effects of inflation primarily through new product offerings, improved productivity and cost containment and improvement programs.

RECENTLY ISSUED ACCOUNTING STANDARDS

  Accounting for Income Taxes. In 1993, the Predecessor adopted the provisions of SFAS No. 109 "Accounting for Income Taxes." The adoption of SFAS No. 109 resulted in a cumulative charge of $3.3 million in 1993.

  Accounting for Stock-Based Compensation. The Company intends to adopt in 1996 the provisions of SFAS No. 123, "Accounting for Stock-Based
Compensation." The Company does not expect that adoption of SFAS No. 123 will materially impact the financial statements, with the exception of additional required pro forma disclosures.

                                   INDUSTRY

  IVD instruments and systems are utilized by clinical laboratories to identify and measure substances in patients' tissue, blood or urine samples. Due to its important role in the diagnosis and treatment of patients, IVD testing is an integral part of overall patient care. Additionally, IVD testing is increasingly valued as an effective method of reducing health care costs by providing accurate, early detection of health disorders and also avoiding the cost of lengthy in-patient stays.

The worldwide market for sales of IVD products (including instruments, reagents, and consumables) and services approximates $13.8 billion, with approximately 40% of this total in the United States market. The Company primarily provides those products and services that are relevant to the hospital and reference laboratory segments, which tend to use more precise, higher volume and more automated IVD systems. The specific segments of the overall IVD market served by the Company approximates $7.1 billion. The definition and approximate worldwide segment size of the Company Served Markets are as follows:

 . Clinical Chemistry. Clinical chemistry instrument systems, the highest volume instruments in most clinical laboratories, are primarily used to test for glucose, cholesterol, sodium and other substances found in large concentrations in the body. These tests are typically run for both routine and emergency patients to help doctors understand the status of basic bodily functions prior to ordering more extensive testing.

 . Immunochemistry. Immunochemistry instrument systems use targeted antibodies to identify and test enzymes, drugs, hormones and other substances found in relatively small concentrations in the body. Typical immunochemistry tests indicate conditions such as cardiac arrest, anemia and pregnancy, or monitor the level of therapeutic drugs in a patient's bloodstream.

 . Hemostasis. Hemostasis instrument systems test blood coagulation (clotting) or platelet function. Hemostasis tests are typically run before and during most surgeries or are performed to monitor patients on anti-coagulant therapy.

 . Microbiology. Automated microbiology instrument systems identify disease-causing bacteria and determine their susceptibility to various antibiotics. Example microbiology tests would include those for strep and staph infections.

 . Controls. Controls are used to test instruments for accuracy and consistency. Because of the need for a high degree of accuracy in IVD testing, controls are run daily on most instruments in a clinical laboratory.

  IVD systems are composed of instruments, reagents, consumables, service and data management systems. Instruments typically have a five to ten year life and serve to automate repetitive manual tasks, improve test accuracy and speed results reporting. Reagents are liquid or powder chemical substances that react with the patient sample to produce measurable, objective results. The consumable accessories vary across application segments but are generally items such as sample containers and lids used during test procedures. Both reagents and consumables are typically exclusive to their related instruments (thus, a "closed" system) and, therefore, generate significant ongoing revenues for suppliers. Sample handling and preparation devices as well as data management systems are becoming increasingly important components of the IVD system. These system additions further reduce labor, improve safety and reduce cost through their automation benefits. According to customer surveys and industry research, the most important criteria customers use to evaluate IVD systems are reliability, reagent quality and service. Providing a total integrated system solution that is reliable and easy to use creates high switching costs and loyalty among customers who value consistency and accuracy in test results.

  The primary users of IVD products are hospital and reference laboratories, which constituted approximately 82% of the market. The remaining 18% of the market included physicians' offices, clinics, home testing and alternate sites. From 1983 to 1994, hospitals' share of test revenue has remained stable at approximately 50% due to the large portion of hospital testing required on a "STAT" (non-discretionary testing requiring a turnaround time of under two hours) basis. The revenue share of reference laboratories has increased significantly over the past several years, growing from approximately 10% of the market eleven years ago to approximately

32% of the market in 1994. Reference laboratories have largely grown at the expense of physicians' offices and alternate sites, which declined from 40% to 18% during the same period, a trend affected largely by the Clinical Laboratory Improvement Amendment of 1988 ("CLIA '88")--legislation which encouraged a higher level of standardization and quality assurance among testing laboratories.

  A number of factors are likely to generate continued growth in the IVD market. Instrument automation trends such as sample handling, sample preparation, and data management systems will improve the consistency and labor costs of IVD testing, thereby enhancing the value component of IVD use. The development of new tests such as alternative cardiac markers will also encourage increased IVD usage in new and/or more frequent applications. An aging population is expected to increase the demand for health care services in general and, despite health care reform initiatives targeted at reducing the length of inpatient stays, hospital inpatient admissions and outpatient visits (at which time the majority of IVD tests are performed) continue to grow. Moreover, according to an independent industry source, the number of laboratory tests per hospital patient grew at 4% per year, and STAT testing grew at 6% per year.

  This latter trend reflects the growing recognition of the contribution IVD products can provide to the overall quality of patient care, particularly where the timeliness and accuracy of diagnosis are critical. For example, IVD testing can be used to identify the incidence of a heart attack. In the United States, approximately five million people with chest pain are admitted each year to hospitals, but only 14% of this group actually experience a heart attack. The incorrect admission or, even worse, the incorrect discharge of a patient can cost the health care system billions of dollars annually.

  The value of these tests has established IVD as an integral part of patient care, and IVD has become increasingly important to the overall delivery of cost efficient, high quality health care. At the same time, the cost of IVD products to the laboratory remains a small portion of their overall capital and operating costs, and is therefore not likely to be an area targeted for significant cost improvements. In fact, gross profit margins of IVD suppliers generally have remained relatively constant during the period from 1990 to 1995.

  In the past several years, management has observed that an increasing number of domestic hospitals have formed into groups known as Health Systems. In general, Health Systems consist of 3-10+ local or regional hospitals which have merged or formed joint ventures in order to compete for patients, develop strategic alliances with suppliers, and leverage specialized departments. The formation of these Health Systems presents larger IVD suppliers, such as the Company, with the opportunity to drive standardization of their products across all hospitals in the group. Management believes that successful IVD companies will need to offer a broad product portfolio, anchored by a strong position in clinical chemistry. Additionally, as purchase decisions have become more centralized, the sales process has become more sophisticated and IVD companies will increasingly need to demonstrate that their product offering can lower system costs and improve patient outcomes. The Company's recently signed agreement with Columbia/HCA (the largest for-profit hospital chain in the United States) across its five core product lines exemplifies the benefits of standardization. With its leadership position in clinical chemistry, its broad portfolio of products and its track record with Health Systems, the Company is well suited to take advantage of these trends.

  Management believes that as the IVD market continues to mature, IVD suppliers will need to increase the scale of their operations and broaden the scope of their product lines in order to leverage worldwide sales, service and research and development infrastructures. These trends are driving industry consolidation which, in turn, provides excellent opportunities for leading IVD suppliers like the Company to increase market share and participate in strategic alliances, joint ventures and acquisitions.

                                   BUSINESS

HISTORY

DADE

  The Predecessor was established in 1949 as part of the Dade County Blood Bank in Florida and is currently headquartered in Deerfield, Illinois. The Predecessor initially distributed its blood products through American Hospital Supply Corporation ("AHS") and was subsequently acquired by AHS in 1956. Building upon its initial blood testing base, AHS initiated extensive research and development efforts and acquisitions to expand into the emerging IVD testing industry. From 1983 to 1985, Stratus and Paramax development, which began in the late 1970s, culminated in product introductions into the immunochemistry and clinical chemistry markets, respectively. The MicroScan product line was developed through a series of acquisitions in the early 1980s. In 1985, Baxter acquired AHS and formed the Baxter Diagnostics Division, which consisted of Dade's current major product lines. Baxter Diagnostics, Inc. was incorporated in 1990 to hold Dade's current major product lines and certain other businesses of Baxter.

  In December of 1994, Bain Capital and GS Capital Partners acquired the Predecessor from Baxter. Since the Initial Acquisition, Dade has made significant progress in focusing and implementing its business strategy. Several new products--such as the cardiac marker Troponin-I--were launched with strong market acceptance. Dade also entered into a worldwide alliance with TOA Medical Electronics Co. Ltd. ("TOA") to jointly develop and distribute coagulation products. Cost reduction activities such as the consolidation of Dade's Miami facilities, the increased automation of MicroScan's panel manufacturing line, and the consolidation of Stratus' Puerto Rico reagent manufacturing lines to Miami were implemented as part of Dade's strategy to continuously improve its cost position. Additionally, two non-core businesses were announced for sale, one of which was divested.

  During 1995, management reorganized Dade's domestic sales and service force to improve its customer tracking and retention capability, leverage its broad product offering and to capitalize on its key Health Systems partnerships. This reorganization was instrumental in driving a record level of fourth quarter 1995 instrument placements for many of Dade's product lines. Additionally, Dade's product line managers were realigned to have global responsibility for their products. In the current IVD market, management continues to believe that initiatives such as state-of-the-art customer tracking and global product management will be critical to the Company's long-term growth and competitiveness.

DADE CHEMISTRY

  DuPont entered the automated clinical chemistry market in 1968 with the introduction of the aca analyzer. The aca was the first random access automated chemistry analyzer in the world. Its ease of use, random access capability and broad test menu combined to make the aca one of the most widely accepted analyzers. In 1986, Dade Chemistry launched its line of Dimension analyzers to serve the needs of higher volume customers. Since that time, Dade Chemistry has successfully introduced four significant new models to the Dimension line, each designed for higher volume customers. The most recent model, the Dimension XL, was released in mid-1995. Due to the success of the aca and the Dimension product lines, Dade Chemistry's installed base of clinical chemistry instruments is one of the largest in the world. Dade Chemistry has been very successful at leveraging this group of customers with an aggressive test development program focused on creating new tests which work on all existing instrument models. Because the clinical chemistry analyzer represents such a significant portion of a typical clinical laboratory's test volume, Dade expects to continue to build upon Dade Chemistry's strong position through new instrument models and enhanced test menus.

  Dade, a corporation organized under the laws of Delaware, has its principal executive offices located at 1717 Deerfield Road, Deerfield, Illinois 60015-0778; its telephone number is (847) 267-5300.

OVERVIEW

  The Company is the largest supplier of IVD products and services to clinical laboratories in the United States and the third largest IVD supplier to clinical laboratories in the world. Of the total estimated $13.8 billion global IVD market, the Company serves a $7.1 billion segment that consists of IVD instruments, reagents (compounds and liquids used to perform tests), consumables (sample containers, lids, etc.) and services targeted primarily at clinical laboratories. Within the Company Served Markets, the Company has market leadership positions in four of its five core product segments (clinical chemistry, microbiology, hemostasis and controls) and a strong niche position in the fifth (immunochemistry). On a pro forma basis, the Company would have generated revenue and EBITDA of $959.0 million and $179.5 million, respectively, for the year ended December 31, 1995.

  In vitro (literally, "in glass") diagnostic tests are conducted outside the body and are used to identify and measure substances in patients' tissue, blood or urine samples which enable physicians to diagnose, treat and monitor patients. The most common IVD tests, accounting for up to 40% of a clinical laboratory's test volume, are traditional clinical chemistry tests such as glucose, cholesterol or sodium measured as part of routine blood checks. Other IVD tests measure bodily functions such as blood clotting ability, fertility and cardiac function or measure the presence of infections or drugs. The wide range and important nature of these tests have established IVD testing as an integral part of the managed healthcare environment, providing for accurate and timely patient diagnosis and treatment. Increasingly, IVD testing is being recognized as making a significant contribution to improving patient care and lowering total patient costs. As a result, management believes that future growth in IVD testing will be driven by (i) greater automation in order to achieve more consistent test results at lower costs; (ii) applications of emerging test technologies (e.g., cardiac markers which test for the occurrence of heart attacks); and (iii) demographic shifts such as the aging of the population.

  IVD tests are conducted primarily in clinical laboratories which, in the United States, consist of approximately 6,000 hospital-based laboratories and 4,000 reference laboratories (independent of hospitals). The Company provides products and services to over 90% of domestic hospital clinical laboratories and to the majority of reference laboratories worldwide. Nearly all hospitals require laboratory testing capability due to the "STAT" or emergency nature of their diagnostic needs and, therefore, represent a stable, attractive customer segment for the Company.

  The Company manufactures and markets a broad offering of IVD products and services which includes: (i) instruments (approximately 10% of pro forma 1995 sales); (ii) reagents and consumables (approximately 80% of pro forma 1995 sales); and (iii) services (approximately 10% of pro forma 1995 sales). The Company's extensive product line is capable of conducting over 500 different types of IVD tests and serves over half of the global IVD market.

  In total, the Company has a worldwide installed base of approximately 21,500 instruments. With a typical instrument life of five to ten years, the Company's installed base of instruments generates annual revenue of approximately $40,100 per instrument from ongoing sales of reagents, consumables and service. More importantly, all but one of the Company's instrument systems are "closed" systems, which require the exclusive use of Company reagents and consumables in order to run tests. As a result, through its large installed base of instruments, the Company generates an attractive, stable and recurring stream of revenue from reagents, consumables, and service contracts.

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

COMPETITIVE STRENGTHS

  The Company attributes its leading positions in the IVD market to the following competitive strengths:

 . Leading manufacturer and supplier of IVD instruments and supplies. With 1995 pro forma sales of $959.0 million, the Company is the leading supplier of IVD products and services to clinical laboratories in the United States and is the third largest IVD supplier to clinical laboratories in the world. The Company is the domestic market leader in automated clinical chemistry and the only supplier with domestic leadership positions in four major IVD segments.

 . Broadest product and service offering. The Company is the only supplier of products and services across five major IVD segments. The Company believes that its broad product offering provides a competitive advantage in marketing its products to a wide range of customers (from single-site hospitals to Health Systems to reference laboratories), each with varying testing and performance requirements. For example, the Company believes that its ability to offer "one-stop shopping" due to its broad product offering was instrumental in its April 1996 signing of a five year agreement for all of the Company's five core product lines with Columbia/HCA (the largest for-profit hospital chain in the United States).

 . Stable and recurring stream of reagent, consumable and service revenues. The
  Company generates a stable and profitable stream of revenues from its large installed base of instruments which require the ongoing consumption of various reagents, consumables, and services. More importantly, all but one of the Company's instrument systems, representing approximately 80% of all installed instruments, are "closed" systems, which require customers to use the Company's reagents and consumables exclusively. In 1995, sales from reagents, consumables, and services accounted for approximately 90% of the Company's pro forma sales.

 . Extensive sales and service organization. The Company's sales and service force of approximately 1,900 professionals worldwide is one of the largest in the industry. Management believes this large network of customer support functions (including sales, installation, training and service) provides the Company with a competitive advantage in both acquiring and retaining customers.

 . Management team with successful track record. The Company has an experienced management team that averages twenty years each in the health care industry. Over the last several years, management has demonstrated its ability to develop leading market share positions, rationalize infrastructure and reduce costs.

BUSINESS STRATEGY

  The Acquisition expanded Dade's leadership positions by significantly improving its competitive position in the important clinical chemistry segment. The Acquisition was consistent with the Company's strategy to seek consolidation opportunities within the IVD industry that leverage its installed base, broad product offering, international presence and economies of scale to increase profitability and enhance its global leadership position. Dade believes that its combination with Dade Chemistry creates one of the best positioned suppliers of IVD products and services in the world. The Company is committed to improving its strong market position through the following strategies:

 . Cross-sell products to increase market penetration. The Acquisition provides the Company with a unique opportunity to cross-sell existing product lines between Dade's and Dade Chemistry's extensive customer bases. The Company intends to capitalize on cross-selling opportunities primarily by marketing Dade Chemistry's clinical chemistry products to existing Dade customers and marketing Dade's controls, microbiology and hemostasis products together with the sale of routine clinical chemistry analyzers.

 . Increase international presence. The Acquisition provides Dade with exposure to new international markets and increases Dade's total international sales by 48% to approximately $277 million. This increased international presence will allow the Company to leverage sales, marketing and administrative costs in countries currently served by both Dade and Dade Chemistry, and increase market share by introducing existing products to countries currently served by only one of the two businesses. The Company believes international markets also present growth opportunities due to the current under-penetration of automated systems in these markets.

 . Maintain a pipeline of new products. The Company's research and development resources focuses on three types of initiatives: (i) expanding test menus, such as the recent introduction of thirteen new assays in the Dimension product line; (ii) upgrading instruments, such as MicroScan's WalkAway or Dade Chemistry's next generation Dimension; and (iii) developing niche instrument platforms, such as Dade Hemostasis' Platelet Function Analyzer ("PFA"), the world's first commercial in vitro system to provide automated analysis of blood platelet function. The Company believes that these initiatives will allow it to both expand its large installed base and increase reagent revenue per instrument.

 . Leverage current infrastructure to reduce costs. In connection with the Acquisition, the Company has identified significant cost reduction opportunities expected to result in approximately $27 million of annual savings by 1997. These reductions consist of approximately $26 million from the immediate elimination of DuPont worldwide corporate allocations and other redundant costs (off-set by approximately $20 million of incremental infrastructure costs required to operate within the reconfigured overall organization) as well as approximately $21 million from additional savings opportunities. In addition, the Company believes there are additional long-term cost saving opportunities related to improving manufacturing processes and leveraging its cost structure to further enhance profitability.

 . Seek additional consolidation opportunities. The Company believes that large
  IVD industry participants with broad product offerings and large installed bases have a competitive advantage in the current health care environment. The Company believes the Acquisition positions it to be one of the few market participants able to benefit from customer migration towards IVD suppliers with broad product offerings. The Company intends to continue to seek opportunities to form alliances and joint ventures, or acquire businesses, product lines and technologies to further enhance its global position.

INDUSTRY SEGMENTS

  The following details the industry segments in which the Company's key products compete and the Company's market positions and strategies:

CLINICAL CHEMISTRY PRODUCTS

  The Company is the leading domestic supplier in the automated clinical chemistry segment of the IVD market and the second largest supplier worldwide. The Company's clinical chemistry product line consists of three primary instrument platforms marketed to clinical laboratories (Paramax (Dade), aca (Dade Chemistry) and Dimension (Dade Chemistry)) and a fourth instrument platform marketed primarily to physicians' offices (Analyst (Dade Chemistry)).

  Routine clinical chemistry tests measure substances found in large concentrations in patients' blood, urine or other bodily fluids. These substances include cholesterol, glucose, iron and sodium and provide information on a patient's basic bodily functions. As the sensitivity of clinical chemistry analyzers has improved, more tests traditionally run on immunochemistry instruments have been developed for traditional chemistry instruments, such as those for therapeutic drug monitoring and drugs of abuse screening. This progression of tests to lower cost clinical chemistry analyzers allows customers to consolidate the number of instruments in their laboratory and reduce the labor costs associated with operating multiple instruments. The migration of certain immunochemistry tests from competitors' systems represents an attractive growth prospect for the Company due to its large installed base of routine and specialty clinical chemistry analyzers.

  On average, hospitals operate two to three clinical chemistry analyzers which serve such roles as routine, STAT, and specialty testing. The routine clinical chemistry analyzer, such as the Paramax or Dimension, is considered the workhorse of the clinical laboratory, accounting for up to 40% of all IVD tests performed in such laboratories. These analyzers are characterized by their high throughput capabilities. Specialty analyzers, such as the aca, are often dedicated to lower volume tasks such as emergencies, off-hours testing or drug screening. Specialty analyzers are characterized by their ease of use and test menu breadth.

  The clinical chemistry market is relatively mature. In the future, domestic growth is expected to be driven primarily by the expansion of test menus. The market is highly competitive and manufacturers have focused on specific segments by offering analyzers with different throughput and menu capabilities.

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

  The combination of Paramax and Dade Chemistry provides an excellent strategic fit for the following reasons: (i) common customer focus; (ii) similar technology; and (iii) cross-selling opportunities. Paramax has historically focused on products targeting the medium to high volume market while Dade Chemistry's Dimension line has focused on small to medium volume accounts. The aca, due to its legacy as the first automated analyzer and subsequent repositioning as a specialty and STAT analyzer, enjoys a strong representation across all hospital volume segments. The Company believes that the ability to provide a full clinical chemistry solution, regardless of hospital size, is critical in order to be a strong competitor in clinical chemistry. The broad product offering created by the combination of Dade and Dade Chemistry will allow the Company to offer the variety of testing profiles and instrument performance characteristics necessary for a full chemistry solution. The technological fit is strong as well. Both Paramax and Dimension reagents are based on a similar dry, tableted technology. This will allow for the rapid integration of both research and development and manufacturing operations. Additionally, features unique to both instruments, such as Paramax's Closed Container Sampling and Dimension's solid state Multiply technology, are expected to be quickly incorporated into the Company's next generation analyzer. Lastly, the Company expects to benefit from cross-selling opportunities such as the sale of Dade controls to current aca and Dimension customers and from the migration of certain immunochemistry tests to lower cost clinical chemistry platforms such as the Dimension.

IMMUNOCHEMISTRY PRODUCTS

  Stratus is a strong niche competitor in the United States immunochemistry market, with the leading position in the cardiac testing segment. Immunochemistry testing relies upon the properties of antibodies and antigens in the immune system as its key detection mechanism. Similar to clinical chemistry testing, immunoassays (immunochemistry tests) measure substances found in blood. Immunoassays are distinct, however, in their ability to measure relatively low concentration substances that are difficult to detect with conventional routine clinical chemistry methods.

  The application of immunoassays to test extremely small concentrations has become invaluable to some significant areas of clinical diagnoses. The following are the immunochemistry segments in which the Company competes:

  --Thyroid: thyroid dysfunction detection
  --Drugs of abuse: detection of harmful drugs
  --Cancer: detection of tumors
  --Therapeutic drug monitoring: drug treatment efficacy
  --Cardiac: diagnosis of heart attack
  --Anemia: screening for anemia
  --Fertility: screening for pregnancy

  Dade introduced its first immunochemistry analyzer in 1983. The Stratus analyzer currently offers a test menu of over 30 reagents and utilizes a patented tab technology which facilitates one of the fastest test processing times compared to those of competitors' instruments. The current installed base of Stratus analyzers is approximately 4,200 instruments worldwide. Because immunochemistry systems are "closed," sales of reagents are influenced by instrument placements. The Company accelerated the placement of its instruments in the early 1990s by providing Stratus instruments to its customers at no charge in exchange for ongoing reagent revenues. This strategy was pursued by other competitors and is now considered standard industry practice.

  The immunochemistry market is highly competitive. Stratus, however, has been repositioned to compete in the cardiac testing niche of the immunochemistry market because its instrument system currently provides the fastest response time for cardiac testing. Cardiac tests facilitate a physician's diagnosis of heart attacks or other forms of heart muscle damage by measuring blood markers such as CK-MB, Troponin-I and myoglobin. The Company has outperformed its competitors in new cardiac test development. Demand for its new Troponin-I assay has grown rapidly since its introduction in August 1995. Clinical data and market research indicates that Troponin-I will ultimately replace CK-MB as the standard for the detection of heart muscle damage.

  The Company believes there is significant value in properly screening people entering a hospital for chest pains. In the United States, approximately five million people each year are admitted to a hospital with chest pains, but only 14% of these people actually suffer a heart attack. The incorrect admission or, even worse, the incorrect discharge of a patient can cost the health care system billions of dollars annually. Through the use of the Company's battery of cardiac tests, heart attacks can be more accurately identified and, if necessary, treated.

  In the future, the Company plans to continue to emphasize specific niche segments, especially cardiac, where it has established a market presence and where it can market its instruments' throughput and turnaround capabilities. To this end, the Company is working on a new point-of-care cardiac specific platform.

MICROBIOLOGY PRODUCTS

  Through its MicroScan product line, the Company has a worldwide leadership position in the identification/minimum inhibitory concentration ("ID/MIC") microbiology products market. Moreover, a highly focused initiative in Japan has established a strong leadership position in that country with a rapid sales growth trend (more than 50% annually from 1992 to 1995).

  MicroScan serves a segment of the microbiology market that consists of ID/MIC instruments, reagent panels, data management systems, disposable accessories and service. Microbiology systems are "closed," meaning that reagents and consumables can only be used on the instruments for which they were produced. Growth in the microbiology testing market has been driven primarily by advances in automation, the complexity of various microbes, and the increasing resistance of microbes to antibiotics. Over the past three years, MicroScan has been increasing international sales at a compound annual growth rate of over 20%. Worldwide, MicroScan has approximately 3,700 instrument installations.

  Microbiology laboratories use ID/MIC products to identify infection-causing bacteria (e.g., strep and staph) and to determine the minimum concentration of antibiotic (e.g., erythromycin and ampicillin) necessary to inhibit or kill the bacteria. This information is critical to the optimum management of patient therapy. MicroScan manufactures and markets both manual and automated ID/MIC products. MicroScan's premier instruments are the WalkAway-40 and the WalkAway-96, fully automated instruments that use patented dry reagent panels to conduct bacterial identification and susceptibility testing at the same time.

  During 1995, the Company continued to implement its strategy of seeking growth internationally by entering the German market, and by releasing new products in Italy and Japan. Germany represents an attractive opportunity for the Company due to the combination of an advanced health care sector, a sizable population and a low penetration of automated microbiology systems. In the United States, MicroScan continued to secure business through the promotion of its Rapid Panels, which produce results sooner than those of competitive systems, and through the placement of pharmLINK systems. The pharmLINK system was enhanced in 1995 by a strategic alliance with SIMKIN. SIMKIN is a pharmacokinetic software package which suggests dosage changes based on patient-specific information (e.g., gender, age, weight, etc.). Combined with pharmLINK's antibiotic monitoring capabilities, the two software packages provide pharmacists, microbiologists and physicians with better information for the management of antibiotic therapy. In addition to more focused disease treatment, the system allows for more accurate tracking of oral vs. IV and brand-name vs. generic antibiotics. Because antibiotics can represent a significant portion of a typical hospital's drug budget, the potential for cost savings will continue to drive the use of pharmLINK as an important data management tool.

  In the future, the Company expects to continue to aggressively develop international markets and solidify its base in the United States. In addition, the Company has begun work on the WalkAway with a focus on reducing costs, improving ease of use and developing significant enhancements to its existing data management software. As hospitals outside the United States continue to develop the necessary information systems infrastructure, the Company expects to enhance international growth by developing new versions of pharmLINK that are specific to a country's needs.

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

HEMOSTASIS PRODUCTS

  Dade is a well recognized and respected name in the hemostasis segment of the IVD industry. The introduction of some of Dade's products approximately 40 years ago helped to pioneer the IVD testing industry. The Dade Hemostasis product line is a leader in both the domestic and worldwide hemostasis markets. Hemostasis testing measures a patient's ability to form and dissolve blood clots, a critical factor in the stabilization of the cardiovascular system. These tests are typically performed before and during surgical procedures. Hemostasis testing is also essential in post-surgical treatments for patients with cardiovascular disorders (e.g., monitoring treatments to "thin" the blood) and for patients with coagulation disorders (e.g., hemophilia).

  Recent hemostasis market growth has been influenced primarily by the number of surgical procedures performed. Additional market growth is expected to come from new hemostasis tests which accurately measure blood clotting and provide for improved patient treatment.

  The hemostasis product line consists of reagents, instruments and associated consumables. The Company offers over 30 routine and specialty coagulation tests. Unlike most other product areas served by the Company, hemostasis instrument systems are "open" systems, meaning that customers can use reagents from a number of vendors with instruments manufactured by other vendors. Primarily for this reason, the Company has sold third-party instruments rather than incurring costs to develop instruments in-house. In July 1994, the Company's former hemostasis instrument supplier, Medical Laboratory Automation, Inc., terminated its relationship with Dade. In March 1995, Dade signed a new supply agreement with TOA, a major global manufacturer of hematology and hemostasis equipment and a recognized leader in product innovation. In fact, TOA has introduced a new instrument system almost every year for the past 10 years. The Company's relationship with TOA extends back to 1993, when TOA outsourced the repair and service of their domestic hematology instruments to Dade's Product Service Management group. TOA began shipping its hemostasis instruments to Dade in July 1995, and the instrument line has been well accepted by customers. Additionally, despite being without a hemostasis instrument supplier from July 1994 to July 1995, the Company had a net gain in domestic hemostasis customers in 1995. Management believes this strong customer loyalty reflects the perception of Dade Hemostasis reagents as premium quality products and the value of the broad portfolio of products offered by the Company.

  Dade Hemostasis is committed to innovation and product quality and offers a broad product line with high lot-to-lot consistency in its reagents. These factors have allowed Dade to increase sales despite operating in an "open" system environment. This position has also allowed the Company to commit significant resources to research and development into products such as the Platelet Function Analyzer, a new system which provides more precise and consistent measurement of patient blood clotting functions in a less invasive and less time consuming manner than conventional testing procedures.


CONTROL PRODUCTS

  Dade is also a well recognized and respected name in the controls segment of the IVD industry. Dade developed the first commercially available control reagents in 1951 and has since maintained its reputation as a quality-assurance leader. The Company's Total Quality Control ("TQC") product line has a leadership position in the worldwide laboratory IVD controls market. Controls are used by laboratory technicians to assess the accuracy and precision of equipment. Tests are performed using controls (solutions formulated to specific, standardized values) to determine whether instruments are producing results valid within a statistically acceptable range.

  The worldwide controls market includes controls for hemostasis, immunochemistry and clinical chemistry. CLIA '88 subjects laboratories to impromptu inspection and subsequent fines/penalties for compliance violations.

The implementation of governmental regulation mandating higher standards of quality control will continue to drive laboratories' needs for controls.

  The Company's TQC product line includes controls for use in the hemostasis, clinical chemistry and immunochemistry segments, as well as controls-related quality assurance programs ("QAPs"). These programs are sophisticated statistical database systems that aid a laboratory in monitoring and maintaining the accuracy and precision of testing over time. Dade's state-of-the-art QAPs enable users to monitor and compare system test results with those obtained by thousands of other laboratories using similar systems around the world. With over 10,000 QAP participants, the Company possesses the world's largest inter-laboratory peer group database. The Company plans to complement this database with new real-time information and enhanced data management products.

  Dade has traditionally focused on developing controls primarily for its own installed base of instruments. In 1995 however, the Company began an aggressive campaign to seek new business by soliciting manufacturers for OEM opportunities and developing customer compliance programs for non-Dade instruments. In 1995, this resulted in an exclusive controls supplier relationship with Columbia/HCA and an OEM relationship with a European supplier of clinical chemistry analyzers.

  The Company plans to continue to strengthen its business through: (i) the migration of existing Dade Chemistry customers to Dade controls; (ii) the aggressive pursuit of new OEM business; (iii) the development of specialty controls for each of the main IVD segments; and (iv) the establishment of exclusive supplier arrangements with Health Systems.

  Many IVD instrument companies, like Dade Chemistry, view controls manufacturing as non-strategic and often have a low share of their own instrument base. Dade management, however, estimates that, due to its strong history of controls manufacturing, its controls are used by approximately 75% of its customers. Moreover, management estimates that Dade controls are currently used on less than one-third of Dade Chemistry's domestic installed base. With Dade's reorganized and refocused salesforce, the further migration of Dade Chemistry's existing customers to Dade controls represents a clear growth opportunity for the Company.

OTHER PRODUCT LINES

  Immunohematology. Dade Immunohematology and related products are typically used by hospital laboratories and blood donor centers to classify blood products for use in transfusion procedures. The Dade Immunohematology line consists of immunohematology reagents and laboratory equipment such as cell washers and automated centrifuges. This product line has suffered from increased competition in recent years due to a new, simpler testing procedure.

  Product Service Management. The Company believes its Product Service Management ("PSM") organization is the largest service organization in the industry with over 1,000 product and service specialists worldwide. This organization provides in-warranty and out-of-warranty service on the Company's 21,500 instruments and provides service on a third-party basis for other medical instrument companies. All of the Company's field service personnel are trained in the technical aspects of one or more of the Company's major instrument systems. In the United States, this field service organization provides rapid (usually within six hours), on-site service to the Company's entire customer base. The Company also maintains a telephone-based, in-house technical support and customer service group of over 400 people worldwide to provide troubleshooting and other user help, which leverages the higher cost of on-site service.

  Third-Party Product Distribution and Royalties. The Company distributes various products for third-party manufacturers in select international markets where it can leverage its existing distribution network. The Company receives a recurring stream of royalty revenues from third-parties related primarily to certain intellectual property assets.


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

  Planned Divestiture. Dade is marketing the Burdick & Jackson product line for divestiture. Thus, this product line is being treated as "Net assets held for sale" in Dade's Consolidated Financial Statements and the results of operations from these product lines are excluded from Dade's 1995, 1994 and 1993 Consolidated Statement of Operations (see Note 4 of Notes to Combined/Consolidated Financial Statements).

RESEARCH AND DEVELOPMENT

OVERVIEW

  The Company maintains an active research and development program focused on the development and commercialization of products which both complement and update its existing product offerings. Within the IVD industry, the Company has established a track record of innovation and timely product introduction. In each of its core product lines, research and development was instrumental in the development of key technologies which have helped to create strategic product advantages. As of June 30, 1996, there were approximately 450 employees worldwide involved in the Company's research and development efforts.

  While management may adjust research and development levels to reflect the changing dynamics of the IVD industry, new product development will remain an important focus for continued growth and enhanced profitability. In order to maximize growth and enhance profitability, research and development activities are grouped into three primary categories: test menu development, next generation platform development and niche platform development.

TEST MENU DEVELOPMENT

  Once the Company places an instrument, the development of new reagents to conduct additional tests represents a highly leveraged growth opportunity. The Company's large installed base of approximately 21,500 instruments thus represents significant potential for the Company's new reagent development efforts. New reagents such as Troponin-I for Stratus, expanded Panels for the MicroScan WalkAway and improvements to existing reagents will continue to receive significant developmental focus.

NEXT GENERATION PLATFORM DEVELOPMENT

  The Company is committed to enhancing its current instrument line. Management believes that clinical laboratories are increasingly looking to IVD suppliers to help them reduce labor costs, the largest cost component in the laboratory. Among the activities that drive labor costs are: sample preparation; instrument setup, throughput and maintenance; manual data entry and manipulation; and the verification and reporting of results. The Company is currently working on a next generation clinical chemistry instrument and productivity enhancements for microbiology instrumentation that will further automate the laboratory and reduce total system costs.

  As part of the next generation clinical chemistry instrument, for example, Dade Chemistry has invested in on-the-instrument automated centrifuge technology to reduce excess sample handling and transportation time, enhanced Data Fusion software to allow seamless communication of results between the instrument and the laboratory information system and simplified on-board specimen management to improve reliability. Additionally, the Company expects to gain improvements by merging features unique to current Dade or Dade Chemistry platforms (such as Paramax's Closed Container Sampling and Dimension's Multiply technology) into its next generation instrument offerings.

NICHE PLATFORM DEVELOPMENT

  In addition to improvements in the existing portfolio of instruments, the Company continues to seek out new growth opportunities through the focused development of certain niche instruments. Such products include the recently introduced Platelet Function Analyzer ("PFA"). Though platelet function can be measured today, current tests have a number of disadvantages; they are manual and invasive, involve significant sample preparation time, measure only partial platelet function and are difficult to reproduce and standardize. The PFA automates the testing of platelet function and provides a quantifiable measurement of platelet function. Like most IVD instrument systems, the PFA is a "closed" system that uses proprietary reagents and consumables designed exclusively for this instrument. Potential niche products currently under research include a cardiac-specific analyzer designed for the immediate identification of heart attacks in patients with chest pain and a point-of-care metabolite analyzer based on Dade Chemistry's Multiply technology.

CUSTOMERS

  The Company has a broad customer base that includes primarily hospital and reference laboratories. Though the Company sells worldwide and maintains a substantial international presence, its sales are concentrated in the United States hospital market due to Baxter's traditional emphasis on United States hospital customers. No end-user customer represents more than 4% of the Company's sales, on a pro forma basis.

SALES, DISTRIBUTION AND MARKETING

  The Company employs approximately 950 people in its worldwide sales group, comprised of approximately 750 field sales representatives and managers and approximately 200 clinical application specialists ("CASs"). Field sales representatives are the traditional salesforce and are organized by product line. The 200 CASs provide troubleshooting in the field, customer training, and conduct workshops and seminars. The CASs are also organized by major product lines.

  In the United States, the Company maintains sales offices in seventeen cities. The Company maintains 20 additional sales offices internationally and has main offices in the following cities: Barcelona, Brisbane (Australia), Brussels, Dubai, Duedingen (Switzerland), Milan, Munich, Paris, Tokyo and Toronto.

  Approximately 450 of the 750 person field salesforce is domestic. In the United States, this sales organization works closely with Baxter U.S. Distribution, the hospital distribution division of Baxter, and the Company's chief domestic distributor (after the Acquisition, sales through Baxter will represent approximately one third of the Company's sales). A distribution agreement has been established with Baxter which includes access to approximately 500 of their highly trained distribution professionals, capable of generating sales leads and maintaining interactions with hospital decision-makers. Together with the Company's domestic field salesforce, these individuals represent a sizable 950 person team that is capable of developing strong relationships with thousands of customers. In addition to sales prospecting, the distribution agreement also provides for routine distribution and delivery functions such as order entry, invoicing, customer service, database management and physical warehousing and delivery. This distribution agreement can be terminated by Baxter at any time after June 18, 1999, subject to notice requirements. Dade Chemistry products will continue to be distributed through Dade Chemistry's existing distribution system.

  In addition to its worldwide sales group, the Company employs approximately 300 marketing personnel worldwide with extensive knowledge and understanding of industry issues, market trends, customer needs and competitive dynamics. Both the sales and marketing organizations are among the largest in the industry and should prove to be a valuable asset to the Company as these capabilities are leveraged in a consolidating industry.

INSTRUMENT PLACEMENTS

  The Company's instruments range in retail price from $20,000 to $110,000. Approximately one-third of the Company's instrument placements in 1995 were sold directly to customers, approximately one-third were sold to third-party lessors and the remainder were financed directly by the Company.

  The Company offers customers a variety of financing options designed to offset the large up-front capital outlay necessary to purchase an IVD instrument. The two most common financing methods are (i) third-party capital leases, in which a third party (Baxter in the case of Dade instruments and GE Capital in the case of Dade Chemistry instruments) purchases the instrument from the Company and in turn leases such instrument to the customer via a capital lease agreement; and (ii) reagent rental agreements in which Dade retains title to the instrument and recoups the cost via premiums on its reagents.

  In addition to reagent rental expenditures, the Company will, in certain circumstances primarily involving the Stratus product line, provide customers with instruments at no charge in exchange for ongoing reagent revenues, a practice commonly referred to in the industry as "seeding." Management's decision to reposition the Stratus product line as a niche cardiac product line has resulted in a decreased level of seeding. The Company believes it has a competitive advantage in the cardiac test segment and therefore does not need to engage in extensive instrument seeding. Dade Chemistry has not historically made any material investments in seeded instruments.

INTELLECTUAL PROPERTY

  The Company owns nearly one thousand United States and foreign patents and has hundreds of patent applications currently pending in the United States and abroad. These patents and patent applications cover a broad base of technology relating to the Company's Dade, MicroScan, Stratus, Paramax, Dimension and aca product lines as well as technology which has yet to be commercialized. The Company also licenses certain patents and other intellectual property rights from third parties. In addition to its extensive patent portfolio, the Company possesses a wide array of unpatented proprietary technology and know-how.

  The Company owns approximately five hundred United States and foreign registered trademarks and service marks, including the Company's well-known and respected Dade(R), MicroScan(R), Stratus(R), Paramax(R), aca(R), Dimension(R) and Analyst(R) brand names. In addition, the Company has numerous applications for registration of trademarks and service marks pending in the United States and abroad. The Company also owns several United States copyright registrations.

  In the aggregate, these patents, patent applications, trademarks, copyrights and licenses are of material importance to the Company's business. However, the Company believes that no single patent, trademark or copyright (or related group of patents, trademarks or copyrights) is material in relation to the Company's business as a whole. The loss of any single license would not have a material adverse effect on the Company's business, except for the non-exclusive license granted by Hybritech Inc. to the Predecessor (now assigned to the Company) for Hybritech's tandem patent, which license has been granted for the life of the patent. Hybritech's tandem patent expires in August 2000 in the United States and expires between August 2001 and August 2003 in various countries other than the United States. The Company has initiated discussions with Hybritech concerning the Company's dispute of payments owed under the Hybritech license. Although the Company can give no assurances as to how this matter will be resolved, the Company currently knows of no reason why the Hybritech license would be terminated and does not believe that termination of this license is likely. See "Risk Factors-- Reliance on Patents and Other Intellectual Property."

FACILITIES

  The Company provides its customers with high quality products by controlling each stage of production. Dade manufactures products in nine locations (six in the continental United States, one in Puerto Rico, and two in Switzerland), with total plant area exceeding 1.4 million square feet (including administrative areas housed at plant sites). Dade Hemostasis and Paramax reagents as well as Total Quality Controls ("TQC") are manufactured in Puerto Rico and Miami; MicroScan reagents and instruments are manufactured in Sacramento, California; Stratus reagents are manufactured in Miami. Dade Chemistry manufactures products in two locations, both in the continental United States. Below is an overview of the Company's manufacturing facilities (excluding those related solely to Burdick & Jackson):

                           MANUFACTURING FACILITIES

                                               FLOOR AREA  OWNED/     NO. OF
            LOCATION              NO. OF SITES (SQ. FT.)   LEASED  PERSONNEL(1)
            --------              ------------ ---------- -------- ------------
DADE:
  Aguada, Puerto Rico............       1        115,300    Leased      341
    (Dade Hemostasis, Paramax and
     TQC)
  Duedingen, Switzerland.........       2        184,700   1 Owned       95
    (Dade Immunohematology)                               1 Leased
  Miami, Florida.................       2        420,900     Owned    1,109
    (Dade Hemostasis, Stratus,
     Paramax and TQC)
  Sacramento, California.........       2        236,900   1 Owned      599
    (Microscan)                                           1 Leased
DADE CHEMISTRY:
  Glasgow, Delaware..............       1        447,000     Owned    1,023
  Newtown, Connecticut...........       1         22,000    Leased      119
                                      ---      ---------              -----
    TOTAL........................       9      1,426,800              3,286
                                      ===      =========              =====

--------
(1) Personnel numbers include approximately 450 temporary employees but do not include personnel associated with, but not housed at, the locations (e.g., sales representatives and technical support specialists).

LEGAL PROCEEDINGS

  The Company is the licensee of a third-party patent application that is currently involved in an interference proceeding filed on December 15, 1993 in the United States Patent and Trademark Office (Nemerson v. Edgington, Interference No. 103,203). The interference proceeding relates to patent protection of human recombinant tissue factor (hrTF), which is used in Dade's Innovin(R) product to determine a patient's ability to clot blood. Although current sales of Innovin(R) are immaterial, the Company expects sales of Innovin(R) to increase in the future. A negative determination in the pending patent interference proceeding could adversely impact the Company's use of this licensed technology and its ability to market the Innovin product in the United States, potentially resulting in a material adverse effect on the Company's business prospects.

  In October 1994, management of the Predecessor became aware that the diagnostics division of Baxter's Italian subsidiary had come under scrutiny as a part of an industry-wide investigation into business practices by diagnostic equipment suppliers. Management of the Company's Italian subsidiary believe that the Company has taken no actions related to the investigation that would be subject to any reasonable criticism. Based on the Company's current understanding of the facts and circumstances surrounding the investigation by the Italian authorities, the Company does not believe that the outcome of this investigation will have a material adverse effect on the Company's business or operations.

  The Company is also involved in a number of legal proceedings arising in the ordinary course of its business, none of which is expected to have a material adverse effect on the Company's business or financial condition.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

  The Company is subject to federal, state, local and foreign environmental laws and regulations and is subject to liabilities and compliance costs associated with the past and current handling, processing, storing and disposing of hazardous substances and wastes. The Company's operations are also subject to federal, state and local occupational health and safety laws and regulations. The Company devotes resources to maintaining environmental compliance and managing environmental risk and believes that it conducts its operations in substantial compliance with applicable environmental and occupational health and safety laws and regulations. Nonetheless, from time to time, the operations of the Company may result in noncompliance with environmental or occupational health and safety laws or liability pursuant to such laws. The Company does not expect to incur material capital expenditures for environmental controls in the current or succeeding fiscal year.

  In connection with the Initial Acquisition, Baxter agreed to retain responsibility for, and indemnify Dade from and against, certain environmental matters. In connection with the Acquisition, DuPont agreed to retain responsibility for, and indemnify the Company from and against, certain environmental matters. The more significant of these indemnified matters are described below. Notwithstanding these contractual agreements, the Company could be pursued in the first instance by governmental authorities or third parties with respect to certain indemnified matters, subject to the Company's right to seek indemnification from Baxter or DuPont. Management does not currently believe that any such matter will have a material adverse effect on the business or financial condition of the Company.

  The federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and similar state laws, impose retroactive, strict, joint and several liability with respect to certain releases or threatened releases of hazardous substances. In particular, CERCLA can impose liability as a result of waste disposal at a location that later requires cleanup. The Company did not assume any liabilities for offsite waste disposal by Baxter prior to the Initial Acquisition or offsite waste disposal by DuPont prior to the Acquisition. Nonetheless, the Company could in the future be held liable for waste disposal by the Company. To date, the Company has not received notice of any such liability.

  Prior to the Initial Acquisition, Baxter conducted certain environmental investigatory and/or remedial work at the Dade East facility in Miami, Florida (a soil investigation in a parking lot area and organic chemical-related groundwater remediation elsewhere on site) and at the Burdick & Jackson facility in Muskegon, Michigan (removal of underground storage tanks and associated groundwater monitoring). The Muskegon, Michigan facility is an asset held for sale. With regard to the soil investigation at the Dade East facility, Baxter submitted its investigation results to the Dade County environmental agency and received a determination that no further action is required. As to the groundwater remediation at Dade East and the underground tank-related matter at Muskegon, Baxter has completed remediation and is continuing groundwater monitoring as directed by the respective agencies. In all three cases, Baxter, in connection with the Initial Acquisition, has agreed to complete and bear the cost of all required investigatory, remedial and monitoring work and to indemnify Dade from and against any associated liabilities. There are certain limitations to Baxter's obligation to indemnify Dade for, or bear the cost of, these three issues, as follows: (i) Baxter will not indemnify Dade for, or bear the cost of addressing, preexisting contamination exacerbated through the negligence or willful misconduct of Dade; and (ii) Baxter will not indemnify Dade for claims brought against Dade by third parties arising from these three matters after December 20, 1999.

  Prior to the Acquisition, DuPont discovered groundwater contamination at its Glasgow Business Community, a portion of which is owned by the Company, and at its Newtown, Connecticut facility, a portion of which is leased by the Company. To the Company's knowledge, none of the contamination at Glasgow is located within the parcel owned by the Company and none of the contamination at Newtown is located within the portion leased by the Company. With respect to Glasgow, DuPont installed, and continues to operate, a groundwater treatment system. With respect to Newtown, at the direction of the state of Connecticut, DuPont conducts groundwater monitoring and has supplied nearby residences with the municipal water supply. The terms of the Acquisition Agreement provide that DuPont shall retain responsibility for, and indemnify the Company without limitation from and against, both of these groundwater contamination matters. Accordingly, the Company expects that no expenditures will be made by the Company with respect to these matters.

EMPLOYEES

  As of June 30, 1996, Dade had approximately 4,070 full-time and part-time employees, 3,370 in the United States (including Puerto Rico), 480 in Europe, 80 in Japan and 140 in other locations around the world. As of June 30, 1996, Dade Chemistry had approximately 1,790 full-time and part-time employees, 1,620 in the United States, 135 in Europe, 25 in Japan and 10 in other locations around the world. The Company has no collective bargaining agreements with any unions and believes that its overall relations with employees are satisfactory.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  Executive officers and directors of the Company are as follows:

          NAME           AGE                       POSITION
          ----           ---                       --------
Scott T. Garrett........ 46  President, Chief Executive Officer and Director
Robert W. Brightfelt.... 52  Executive Vice President and Director
Lee D. Flowers.......... 50  Executive Vice President
Robert W. Kleinert...... 44  Executive Vice President
James W.P. Reid-
Anderson................ 38  Executive Vice President and Chief Financial Officer
John F. Doherty......... 53  Senior Vice President of Operations
Susan A. Evans.......... 49  Senior Vice President of Research and Development
Thomas E. Hill.......... 46  Senior Vice President of Human Resources
James E. Mahoney........ 38  Senior Vice President of Business Development and
                              Strategic Planning
Robert A. Boghosian..... 50  Corporate Vice President of Regulatory Affairs and
                              Quality Assurance
Dennis A. Taylor........ 52  Corporate Vice President and Controller
Mark E. Nunnelly........ 37  Director
Stephen G. Pagliuca..... 41  Director
Adam Kirsch............. 35  Director
John P. Connaughton..... 31  Director
Joseph H. Gleberman..... 38  Director

  Scott T. Garrett joined Baxter in 1975 as a product development engineer and has served in a number of research, strategic planning and management positions since that time. Mr. Garrett was named Vice President and General Manager of the Predecessor's European operations in 1987 and was named President of the Paramax Systems Division in 1989. Mr. Garrett became Executive Vice President of the Predecessor in 1990, with responsibility for all divisions and operations associated with manufactured product lines. In 1992, Mr. Garrett was elected Group Vice President of Baxter with responsibility for the manufacturing and distribution divisions comprising the Baxter Diagnostics, Inc. subsidiary. He became President and Chief Executive Officer of Dade in 1994. Mr. Garrett is a member of the American Association for Clinical Chemistry and also currently serves on the Health Industry Manufacturers Association Board of Directors. He is also a director of Sunol Molecular Corporation.

  Robert W. Brightfelt joined DuPont in 1967 as a mechanical engineer and has served in a number of research, supervisory and management positions since that time. In 1984, Mr. Brightfelt was named Dade Chemistry's New Product Development Manager and headed an effort to develop and commercialize two new, fully automated diagnostic testing systems: Dimension and Vista. Following the successful completion of this effort, Mr. Brightfelt was promoted to worldwide Marketing Manager of Dade Chemistry in 1987 and to worldwide Business Director in 1988. Following the Acquisition, Mr. Brightfelt became an Executive Vice President, responsible for the Clinical Chemistry and Immunochemistry product lines, and a Director of the Company. Mr. Brightfelt is also a director of Molecular Biosystems, Inc.

  Lee D. Flowers joined the Predecessor as a sales representative in 1973 and has held a variety of positions in sales management, product management, marketing and general management. Mr. Flowers has also served as Vice President of Sales and Marketing at Paramax, Vice President of Marketing at the former Dade Division of the Predecessor Company, President of Stratus and Vice President of Venture Development for Baxter. Mr. Flowers became Executive Vice President in 1994 and was responsible for operations in Japan and the MicroScan and Paramax product lines. He is currently responsible for the MicroScan, Hemostasis, Controls and Immunohematology product lines as well as the Sacramento and Miami/Puerto Rico sites.

  Robert W. Kleinert, Jr. joined the Predecessor as a sales representative in 1974 and held various positions with the Predecessor in marketing, product management and business planning, including President of Clintec Nutrition Company, a joint venture created by Baxter and Nestle S.A., President of Baxter Diagnostics Europe, and President of MicroScan prior to becoming Executive Vice President in 1993. In this role he was responsible for the Hemostasis, Controls, Immunohemotology, Baxter Equipment and Burdick & Jackson. Additional duties included the global regional sales organization of Europe, North America and the rest of the world. Currently, Mr. Kleinert is responsible for the management of worldwide field operations. This includes United States field operations (Field Sales, Customer Care, Product Service Management, Sales Administration and Network Sales), Europe, Japan/Pacific and Canada/Latin America. In addition, Mr. Kleinert will be responsible for the Atlanta World Parts Center and the Duedingen, Switzerland sites.

  James W. P. Reid-Anderson became Executive Vice President and Chief Financial Officer in August 1996. Prior to joining the Company, Mr. Reid-Anderson was Chief Administrative and Chief Financial Officer of Wilson Sporting Goods; in addition concurrently he was also Chief Operating Officer of Wilson and served as Vice President and General Manager of Wilson's International Markets. Mr. Reid-Anderson has also served in various financial positions of increasing responsibility for Pepsico Inc., Grand Metropolitan PLC and Mobil Oil Corporation.

  John F. Doherty joined Baxter as Manager of Distribution Planning and Development in 1977 and has held a variety of positions since that time, including General Manager of Lytening Systems, a division that develops, manufactures, and sells specialty clinical analyzers for measuring electrolytes. Currently, Mr. Doherty is Senior Vice President of Operations and is responsible for the functional management of manufacturing, distribution and information systems. This includes cost improvement projects and worldwide stand-alone projects. Prior to joining Baxter, Mr. Doherty was employed by Price Waterhouse LLP in management consulting and held a number of positions in computer systems development.

  Susan A. Evans has served as the Predecessor's Vice President of Research and Development since 1991, after serving as Vice President of Research and Development at the former Dade Division of Baxter. Dr. Evans joined Baxter as a senior research scientist in 1981 and has held a variety of other positions. In 1987, Dr. Evans was promoted to Vice President of Research and Development at Dade, where she was responsible for programs in immunochemistry, hemostasis, controls and immunohematology. Dr. Evans also is a member of the American Chemical Society and has held numerous positions with the American Association for Clinical Chemistry, where she is currently a member of the board of directors.

  Thomas E. Hill has served as the Predecessor's Vice President of Human Resources since 1991. Dr. Hill joined American Hospital Supply in 1980 and has held a number of positions within the human resource function including Personal Planning Consultant, Manager of Personnel Research, Director of Human Resource Information Systems, Director of Corporate Compensation, Director of Compensation and Benefits for the Global Businesses and Vice President of Corporate Human Resource Planning and Staffing for Baxter Healthcare Corporation.

  James E. Mahoney has served as the Predecessor's Vice President of Business Development and Strategic Planning since 1993, after serving as its Director of Business Development. Before joining Baxter in January 1991, Mr. Mahoney was employed by FMC Corporation, where he held several positions in the areas of business development, investment analysis and financial planning.

  Robert A. Boghosian became Corporate Vice President of Regulatory Affairs and Quality Assurance in August 1995. For the nine years prior to joining the Company, Dr. Boghosian held management positions of increasing responsibility in Clinical, Regulatory and Quality Affairs, Research and Development and General Management for Johnson & Johnson Corporate and Ortho Diagnostic Systems Inc. From 1969 to 1986, Dr. Boghosian held Operations and Research management positions for Warner-Lambert's IVD and pharmaceutical businesses.

  Dennis A. Taylor served as the Vice President and Controller for Baxter's Surgical Group until joining the Company in January, 1995. Mr. Taylor began his career with American Hospital Supply Corporation in 1965 where he held a variety of positions in financial management including Vice President/Controller of its MicroScan Division. In 1988, Mr. Taylor was promoted to the position of Vice President/Controller for Baxter's Operating Room Division, which was later reorganized into the Surgical Group.

  Mark E. Nunnelly has been a managing director of Bain Capital since May, 1993, and a general partner of Bain Venture Capital since 1990. Prior to joining Bain Venture Capital, Mr. Nunnelly was a partner at Bain & Company where he managed several relationships in the manufacturing sector, and he also served with Procter and Gamble in product management. He serves on the board of several companies including Stream International, EduServ Technologies, SR Research and Strategic Mapping.

  Stephen G. Pagliuca has been a managing director of Bain Capital since May, 1993, and a general partner of Bain Venture Capital since 1989. Prior to joining Bain Venture Capital, Mr. Pagliuca was a partner at Bain & Company, where he worked extensively in the health care arena. He also worked as a senior accountant and international tax specialist for Peat Marwick Mitchell & Company in the Netherlands. He serves on the board of several companies including Gartner Group, Coram Healthcare, Physio Control, VIVRA, EduServ Technologies and the Wesley-Jessen Corporation.

  Adam Kirsch has been a managing director of Bain Capital since May, 1993 and a general partner of Bain Venture Capital since 1990. Mr. Kirsch joined Bain Venture Capital in 1985 as an associate, and prior to joining Bain Venture Capital, Mr. Kirsch was a consultant at Bain & Company, where he worked in mergers and acquisitions. He serves on the board of several companies including Duane Reade Holding Corp., Stage Stores Inc., Brookstone, Inc. and the Wesley-Jessen Corporation.

  John P. Connaughton has been a principal of Bain Capital since 1995 and prior to 1995 was an associate. Prior to joining Bain Capital in 1989, Mr. Connaughton was a consultant at Bain & Company. Following the Acquisition, Mr. Connaughton became a Director of the Company.

  Joseph H. Gleberman is a partner in the Principal Investment Area of Goldman, Sachs & Co. He joined Goldman Sachs in 1982 in the Mergers and Acquisitions Department and became a partner of the firm in 1990. In 1990, he became head of Mergers and Acquisitions for Asia and moved to Tokyo. Mr. Gleberman joined the Principal Investment Area in 1993 and returned to New York. He currently serves as a director of Applied Analytical Industries, Inc., BCP/Essex Holdings Inc., Biofield Corporation and several private companies.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth information concerning the compensation for 1994 and 1995 for the chief executive officer and the four other most highly compensated officers of the Company (collectively, the "named executive officers").
                          SUMMARY COMPENSATION TABLE

                          ANNUAL COMPENSATION         LONG-TERM COMPENSATION
                        ----------------------- --------------------------------------
                                                                           ALL OTHER
       NAME AND                                 OPTIONS(1)/   LTIP        COMPENSATION
  PRINCIPAL POSITION    YEAR SALARY($) BONUS($)   SAR(#)    PAYOUTS($)(2)     ($)
  ------------------    ---- --------- -------- ----------- ---------     ------------
Scott T. Garrett....... 1995  297,480  285,000    129,000       --            4,500(3)
 President, Chief                                                             9,750(4)
  Executive Officer and
 Director               1994  234,450  175,000        --        --          350,000(5)
                                                                              4,500(7)
                                                                              5,835(8)
Robert W. Kleinert..... 1995  198,707  177,600     29,500    11,872           4,500(3)
 Executive Vice
  President                                                                   3,586(4)
                        1994  192,096   70,596        --        --          185,000(5)
                                                                             90,000(6)
                                                                              4,500(7)
                                                                              2,515(8)
Lee D. Flowers......... 1995  177,846  163,170     29,500    11,875           4,500(3)
 Executive Vice
  President                                                                   2,782(4)
                        1994  149,138   64,120        --        --          185,000(5)
                                                                             70,000(6)
                                                                              4,500(7)
                                                                              1,091(8)
John F. Doherty........ 1995  166,546  117,300     29,500     8,125           4,500(3)
 Senior Vice President
  of Operations         1994  149,686   56,246        --        --          185,000(5)
                                                                             70,000(6)
                                                                              4,500(7)
                                                                                780(8)
Thomas E. Hill......... 1995  161,323  107,350     22,500     8,125           4,500(3)
 Senior Vice President
  of Human Resources                                                          1,644(4)
                        1994  155,577   43,307        --        --          185,000(5)
                                                                             75,000(6)
                                                                              4,500(7)
                                                                              1,055(8)

--------
(1) The options were granted under the Diagnostic Holding, Inc. Executive Management Equity Plan.
(2) The Predecessor issued value rights under the Baxter Diagnostics Inc. Long Term Incentive Plan. No new value rights were issued in 1995 or 1994. Dade's board of directors approved a set price of $2.50 per value right to be paid to holders of existing value rights in two equal installments if Dade met EBITDA targets in 1995 and 1996. Dade met its 1995 EBITDA targets, and as a result, half of the value rights were paid out. The remaining aggregate number and value of each named executive officer's value rights at the end of 1995 is as follows: Mr. Garrett forfeited his 16,600 value rights; Mr. Kleinert--4,750 value rights ($11,875); Mr. Flowers--4,750 value rights ($11,875); Mr. Doherty--3,250 value rights ($8,125); and Dr. Hill--3,250 value rights ($8,125).
(3) Reflects amounts contributed by the Company for the benefit of the named executive officers under the Dade Savings Investment Plan.
(4) Reflects amounts contributed by Dade for the benefit of the named executive officer under the Dade Deferred Compensation Plan.
(5) Reflects amounts paid to the named executive officer by Baxter under the Baxter Divestiture Management Bonus Arrangement.
(6) Reflects amounts paid to the named executive officer by Baxter under the Baxter Retention Bonus Arrangement.
(7) Reflects amounts contributed by the Company for the benefit of the named executive officer under the Baxter Incentive Investment Plan.
(8) Reflects amounts contributed by the Company for the benefit of the named executive officer under the Baxter Incentive Investment Supplemental Plan.

  The following table sets forth information concerning the option grants by Holdings in 1995 to each of the named executive officers:

                             OPTION GRANTS IN 1995

                                                                                 POTENTIAL
                                                                                REALIZABLE
                                                                                 VALUE AT
                                                                              ASSUMED ANNUAL
                                                                              RATES OF STOCK
                                                                                   PRICE
                                                                               APPRECIATION
                                                                              FOR OPTION TERM
                                          INDIVIDUAL GRANTS                         (1)
                         ---------------------------------------------------- ---------------
                         NUMBER OF
                         SECURITIES   % OF TOTAL
                         UNDERLYING    OPTIONS
                          OPTIONS     GRANTED TO  EXERCISE OR
                         GRANTED (#) EMPLOYEES IN  BASE PRICE EXPIRATION DATE
NAME                        (2)      FISCAL YEAR     ($/SH)         (3)       5% ($)  10% ($)
----                     ----------  ------------ ----------- --------------- ------- -------
Scott T. Garrett........   66,000       10.3%       $ 0.50     July 28, 2005  $20,750 $52,590
                           31,500        4.9%       $ 7.00     July 28, 2005      --      --
                           31,500        4.9%       $16.00     July 28, 2005      --      --
Robert W. Kleinert......    6,500        1.0%       $ 0.50     July 28, 2005  $ 2,040 $ 5,180
                           11,500        1.8%       $ 7.00     July 28, 2005      --      --
                           11,500        1.8%       $16.00     July 28, 2005      --      --
Lee D. Flowers..........    6,500        1.0%       $ 0.50     July 28, 2005  $ 2,040 $ 5,180
                           11,500        1.8%       $ 7.00     July 28, 2005      --      --
                           11,500        1.8%       $16.00     July 28, 2005      --      --
John F. Doherty.........    6,500        1.0%       $ 0.50     July 28, 2005  $ 2,040 $ 5,180
                           11,500        1.8%       $ 7.00     July 28, 2005      --      --
                           11,500        1.8%       $16.00     July 28, 2005      --      --
Thomas E. Hill..........    4,500        0.7%       $ 0.50     July 28, 2005  $ 1,420 $ 3,590
                            9,000        1.4%       $ 7.00     July 28, 2005      --      --
                            9,000        1.4%       $16.00     July 28, 2005      --      --

--------
(1) These amounts represent certain assumed rates of appreciation in accordance with rules of the Commission. Holdings' Common Stock (as defined herein) is not publicly traded. The assumed fair values of Holdings Common Stock and Class L Common (as defined herein) as of December 31, 1995 are $0.50/share and $40.50/share, respectively, the values determined by Holdings' board of directors in a resolution dated July 31, 1995.
(2) All options were granted for shares of Holdings' Common Stock pursuant to the Diagnostic Holding, Inc. Executive Management Equity Plan.
(3) The stock options expire earlier upon the termination of the employee.

  The following table summarizes exercises of stock options and stock appreciation rights ("SARs") granted by Baxter in prior years by the five highest paid executive officers in the past year, as well as the number and value of all unexercised options and SARs held by such executive officers at the end of 1995.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
                               OPTION/SAR VALUES

                                                                    VALUE OF
                                                                  UNEXERCISED
                                                    NUMBER OF     IN-THE-MONEY
                                                   UNEXERCISED    OPTIONS/SARS
                                                 OPTIONS/SARS AT AT FISCAL YEAR
                                                 FISCAL YEAR END     END (1)
                                                 --------------- --------------
                    SHARES ACQUIRED    VALUE      EXERCISABLE/    EXERCISABLE/
NAME                ON EXERCISE (2) REALIZED (3)  UNEXERCISABLE  UNEXERCISABLE
----                --------------- -----------  --------------- --------------
Scott T. Garrett...     19,287       $212,570    13,200/115,800        /
Robert W. Klein-
 ert...............     13,505       $105,780      1,300/28,200        /
Lee D. Flowers.....      4,301       $ 29,740      1,300/28,200        /
John F. Doherty....      4,683       $ 44,070      1,300/28,200        /
Thomas E. Hill.....      6,072       $ 58,960        900/21,600        /

--------
(1) Holdings' common stock is not publicly traded. The assumed fair values of Holdings Common Stock and Class L Common as of December 31, 1995 are $.50/share and $40.50/share, respectively, the values determined by Holdings' board of directors in a resolution dated July 31, 1995.
(2) Reflects the exercise of stock options for Baxter's common stock that were granted to the named executive officers prior to the Initial Acquisition.
(3) The value realized is the difference between the market price of the shares on the exercise date and the exercise price for each of the exercised options.

  The following table sets forth anticipated annual pension plan benefits based on a participant's average final remuneration and the number of years of participation in the Company's pension plan.

                              PENSION PLAN TABLE

                                               YEARS OF PLAN PARTICIPATION
                                         ---------------------------------------
                REMUNERATION               15      20      25      30      35
                ------------             ------- ------- ------- ------- -------
     125,000............................  32,813  43,750  54,688  65,625  76,563
     150,000............................  39,375  52,500  65,625  78,750  91,875
     175,000............................  45,938  61,250  76,563  91,875 107,188
     200,000............................  52,500  70,000  87,500 105,000 122,500
     225,000............................  59,063  78,750  98,438 118,125 137,813
     250,000............................  65,625  87,500 109,375 131,250 153,125
     300,000............................  78,750 105,000 131,250 157,500 183,750
     400,000............................ 105,000 140,000 175,000 210,000 245,000
     450,000............................ 118,125 157,500 196,875 236,250 275,625
     500,000............................ 131,250 175,000 218,750 262,500 306,250

--------
  The above estimated pension benefit amounts assume that benefit payments begin at age 65 under a single life annuity form. Such amounts do not reflect the social security offset incorporated by the pension benefit formula. The social security offset amount is determined by a participant's social security earnings history and normal retirement date of age 65. The estimated pension amounts include benefits payable from the qualified and non-qualified pension plans. The non-qualified pension plan provides benefits derived by the qualified plan's formula which exceed legal maximum benefit limitations.

  The pension benefit formula is:

      1.75% of "Final Average Pay" multiplied by the number of years of plan participation minus

      1.75% of "social security PIA" multiplied by the number of years of plan participation (social security offset not to exceed 60% of PIA)

where "Final Average Pay" is defined as a participant's five highest consecutive calendar year earnings (base salary and bonus) out of the last ten calendar years before retirement.

  As of January 1, 1996, the named executive officers' years of plan participation and Final Average Pay for purposes of calculating pension benefits payable under the Pension Plan are as follows: Mr. Garrett, 19 years and $331,980; Mr. Kleinert, 21 years and $217,871; Mr. Flowers, 21 years and $182,112; Mr. Doherty, 17 years and $170,519; Dr. Hill, 14 years and $174,735.

COMPENSATION OF DIRECTORS

  Directors are not entitled to receive any compensation for serving on the Company's Board of Directors. Directors are reimbursed for their out-of-pocket expenses incurred in connection with such services.

                            PRINCIPAL STOCKHOLDERS

  Dade is a wholly owned subsidiary of Holdings. The common stock of Holdings consists of Common Stock, par value $.01 per share (the "Common Stock"), and Class L Common Stock, par value $.01 per share (the "Class L Common"). The holders of Class L Common have no voting rights except as required by law. The holders of the Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders of Holdings, including the election of directors. Bain Capital and its related investors and GS Capital and its related investors own 59.2% and 29.6%, respectively, of the Common Stock and are parties to a stockholder agreement regarding the ownership (including the voting) of such stock. By virtue of such stock ownership and stockholder agreement, Bain Capital and GS Capital have the power to control all matters submitted to a vote of stockholders of, and to elect all directors of, Holdings and, indirectly, to elect all directors of the Company. In 1995, certain members of Dade's management acquired voting common stock of Holdings, and members of the Company's management are eligible to receive additional common stock of Holdings in part based upon the future value of the Company.

  The following tables set forth certain information as of October 1, 1996 regarding the beneficial ownership of (i) voting common stock by each person (other than directors and executive officers of the Company) known to the Company to own more than 5% of the outstanding voting common stock of Holdings and (ii) voting and non-voting common stock by each director of the Company, each named executive officer and all of the Company's directors and executive officers as a group. To the knowledge of the Company, each of such stockholders has sole voting and investment power as to the shares shown unless otherwise noted.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                                                             COMMON STOCK
                                                               (VOTING)
                                                        -----------------------
                                                        NUMBER OF PERCENTAGE OF
            NAME AND ADDRESS OF BENEFICIAL OWNER         SHARES     CLASS (1)
            ------------------------------------        --------- -------------
     Bain Capital Entities (2)........................  5,960,000     58.2%
      c/o Bain Capital
      Two Copley Place
      Boston, Massachusetts 02116
     The Goldman Sachs Group, L.P. and related invest-
      ors (3) ........................................  2,980,000     29.1%
      85 Broad Street
      New York, NY 10004

--------
(1) The percentages assume that all options held by the Company's management have been exercised. Certain of the options held by the Company's management are exercisable in accordance with certain time and performance criteria.
(2) Amounts shown represent the aggregate number of shares held by Bain Capital Fund IV, L.P., Bain Capital Fund IV-B, L.P., BCIP Associates and BCIP Trust Associates, L.P. (the "Bain Capital Entities").
(3) Includes shares beneficially owned by certain investment limited partnerships of which affiliates of The Goldman Sachs Group, L.P. ("GS Group") are the general partners or the managing general partners. GS Group disclaims beneficial ownership of shares held by such investment partnerships to the extent partnership interests in such partnerships are held by persons other than GS Group and its affiliates.

                SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

                                                               CLASS L
                                      COMMON STOCK          COMMON STOCK
                                        (VOTING)            (NON-VOTING)
                                  -------------------- ------------------------
                                   NUMBER   PERCENTAGE               PERCENTAGE
             NAME OF              OF SHARES  OF CLASS     NUMBER      OF CLASS
        BENEFICIAL OWNER             (1)        (1)    OF SHARES (1)     (1)
        ----------------          --------- ---------- ------------  ----------
Scott T. Garrett.................   209,100    2.0%           8,900     0.9%
Lee D. Flowers...................    74,500    0.7%           5,000     0.5%
Robert W. Kleinert...............    74,500    0.7%           5,000     0.5%
John F. Doherty..................    74,500    0.7%           5,000     0.5%
Robert W. Brightfelt.............    67,200    0.6%           2,800     0.3%
Thomas E. Hill...................    49,500    0.5%           3,000     0.3%
Mark E. Nunnelly (2)............. 5,960,000   58.2%      662,222.22    63.4%
Stephen G. Pagliuca (2).......... 5,960,000   58.2%      662,222.22    63.4%
Adam Kirsch (2).................. 5,960,000   58.2%      662,222.22    63.4%
John P. Connaughton (2).......... 5,960,000   58.2%      662,222.22    63.4%
Joseph H. Gleberman (3).......... 2,980,000   29.1%      331,111.11    31.7%
All executive officers and
directors of the
 Company as a group (16
persons)......................... 9,688,750   94.6%    1,030,383.33    98.5%

--------
(1) The number of shares held by management and the percentages assume that all options held by management have been exercised. Certain options held by management are exercisable in accordance with certain time and performance criteria.
(2) All of the shares shown are held by the Bain Capital Entities. Messrs. Kirsch, Nunnelly, Pagliuca and Connaughton, who serve as directors of the Company, and are managing directors or principals of Bain Capital, which is the general partner of certain of the Bain Capital Entities, and are limited partners of Bain Capital Partners IV, L.P., the general partner of certain of the Bain Capital Entities. Accordingly, Messrs. Kirsch, Nunnelly, Pagliuca and Connaughton may be deemed to share voting and dispositive power as to the shares held by the Bain Capital Entities. Messrs. Kirsch, Nunnelly, Pagliuca and Connaughton disclaim beneficial ownership of such shares.
(3) Mr. Gleberman is a general partner of Goldman, Sachs & Co. The shares reported herein include shares beneficially owned by certain investment limited partnerships of which affiliates of GS Group are the general partners or the managing general partners. Mr. Gleberman disclaims beneficial ownership of such shares.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT SERVICES AGREEMENTS

  On December 20, 1994, Dade entered into 5-year Management Services Agreements with Bain Capital and Goldman, Sachs & Co., an affiliate of GS Capital, pursuant to which Dade pays Bain Capital and Goldman, Sachs & Co. an aggregate annual fee of up to $2.0 million, plus their respective out-of-pocket expenses. In connection with the Acquisition, the Company entered into new Management Services Agreements with Bain Capital and Goldman, Sachs & Co., pursuant to which the Company paid Bain Capital and Goldman, Sachs & Co. (i) at Closing, in the aggregate, a cash financial advisory fee of $15.0 million, plus their respective out-of-pocket expenses and (ii) and will pay an aggregate annual fee of $3.0 million plus their respective out-of-pocket expenses, subject to compliance with the terms of the Indenture. Pursuant to the Management Services Agreements, Bain Capital and Goldman, Sachs & Co. have provided, and continue to provide, management consulting in the areas of corporate finance, corporate strategy, investment analysis, market research and business development, advisory services and support, negotiation and analysis of financial alternatives, acquisitions and dispositions and other services. Dade believes that the fees received for the professional services rendered are at least as favorable as those which could be negotiated with an unaffiliated third party.

STOCK PURCHASE AGREEMENT

  On December 20, 1994, Holdings, Bain Capital Fund IV, L.P., Bain Capital Fund IV-B, L.P., GS Capital Partners, L.P. and certain other parties signatory thereto entered into a Stock Purchase Agreement whereby Holdings paid, in the aggregate, a cash financial advisory fee and related out-of-pocket expenses of $5.1 million to Bain Capital and $1.5 million to Goldman, Sachs & Co. Pursuant to the Stock Purchase Agreement, Bain Capital and Goldman, Sachs & Co. devoted significant resources and incurred significant expenses to the analysis, negotiation and financing of the Initial Acquisition. Dade believes that the fees received for the professional services rendered were at least as favorable as those which could be negotiated with an unaffiliated third party.

STOCKHOLDERS AGREEMENT

  On December 20, 1994, Holdings, Bain Capital Fund IV, L.P., Bain Capital Fund IV-B, L.P., GS Capital Partners, L.P. and certain other parties signatory thereto entered into a Stockholders Agreement whereby prior to the fifth anniversary of the date of the Stockholders Agreement, if Holdings requires certain services of an investment banking firm, Holdings agrees to retain Goldman, Sachs & Co. to provide such services unless Holdings' Board of Directors determines that the retention of another investment banking firm would provide a material additional benefit to Holdings.

                             BANK CREDIT AGREEMENT

  The Company has entered into the Bank Credit Agreement with Bankers Trust Company as agent (the "Agent"), and other institutions party thereto (the "Banks"), which will provide loans of up to $585.0 million. Loans under the Bank Credit Agreement consisted of $185.0 million in aggregate principal amount of A Term Loans, $90.0 million in aggregate principal amount of B Term Loans, $90.0 million in aggregate principal amount of C Term Loans and $95.0 million in aggregate principal amount of D Term Loans (the "A Term Loans," the "B Term Loans," the "C Term Loans" and the "D Term Loans" are referred to collectively as the "Term Loans") and a $125.0 million revolving credit facility (the "Revolving Credit Facility"), of which $50.0 million was drawn down at the Closing and which permits the Company to borrow up to $125.0 million to finance working capital, letters of credit and other general corporate needs. The Company used the Term Loans to provide a portion of the funds necessary to consummate the Acquisition. This information relating to the Bank Credit Agreement is qualified in its entirety by reference to the complete text of the documents entered into in connection therewith. The following is a description of the general terms of the Bank Credit Agreement.

  Indebtedness of the Company under the Bank Credit Agreement is guaranteed by Holdings and certain of the domestic subsidiaries of the Company and is secured by (i) a first priority security interest in all, subject to certain customary exceptions, of the receivables, contracts, contract rights, securities, equipment (other than certain equipment secured by purchase money security interests), intellectual property, inventory and real estate owned by the Company and its domestic subsidiaries, (ii) a first priority perfected pledge of all capital stock and certain intercompany notes of the Company and its domestic subsidiaries and (iii) a first priority perfected pledge of 65% of the capital stock of foreign subsidiaries owned directly by the Company or its domestic subsidiaries.

  Indebtedness under the Bank Credit Agreement bears interest at a floating rate. Indebtedness under the Revolving Credit Facility and the Term Loans bears interest at a rate based upon (i) the Base Rate (defined as the higher of (x) the applicable prime lending rate of Bankers Trust Company and (y) the Federal Reserve reported certificate of deposit rate (as adjusted pursuant to the Bank Credit Agreement) plus 1/2 of 1%), in each case plus 1.75% in respect of the A Term Loans and the loans under the Revolving Credit Facility (the "Revolving Loans"), 2.25% in respect of the B Term Loans, 2.50% in respect of the C Term Loans and 2.75% in respect of the D Term Loans, or after the earlier of (a) the primary syndication of the Term Loans and the Revolving Credit Facility or (b) the 90th day following the effectiveness of the Bank Credit Agreement, at the Company's option, (ii) the Eurodollar Rate (as defined in the Bank Credit Agreement) for one, two, three, six or twelve months, in each case plus 2.75% in respect of A Term Loans and Revolving Loans, 3.25% in respect of B Term Loans, 3.50% in respect of the C Term Loans and 3.75% in respect of the D Term Loans. The Company is required to maintain specified levels of interest rate protection.

  The A Term Loans will mature on December 31, 2001. The B Term Loans will mature on December 31, 2002. The C Term Loans will mature on December 31, 2003. The D Term Loans will mature on December 31, 2004. The A Term Loans, the B Term Loans, C Term Loans and D Term Loans are subject to quarterly amortization payments commencing on March 31, 1997 with the B Term Loans amortizing in nominal amounts until the maturity of the A Term Loans, the C Term Loans amortizing in nominal amounts until the maturity of the B Term Loans and the D Term Loans amortizing in nominal amounts until the maturity of the C Term Loans. The Revolving Credit Facility will mature on December 31, 2001. In addition, the Bank Credit Agreement provides for mandatory repayments, subject to certain exceptions, of the Term Loans based on certain net asset sales outside the ordinary course of business of Holdings and its subsidiaries, the net proceeds of certain debt and equity issuances, excess cash flow and insurance proceeds.

  The Revolving Loans may be repaid and reborrowed. The Company is required to pay to the Banks under the Bank Credit Agreement a commitment fee equal to 1/2 of 1% per annum, payable in arrears on a quarterly basis, on the average unused portion of the Revolving Credit Facility during such quarter. The Company is also required to pay to the Banks participating in the Revolving Credit Facility letter of credit fees equal to 2.75% per annum on the average daily stated amount of each letter of credit outstanding and to the Bank issuing a letter of credit a fronting fee of 1/4 of 1% on the average daily stated amount of each outstanding letter of credit issued by such Bank, in each case payable in arrears on a quarterly basis. The Agent and the Banks received and will continue to receive such other fees as have been separately agreed upon with the Agent.

  The Bank Credit Agreement requires the Company to meet certain financial tests, including minimum levels of EBITDA (as defined therein), minimum interest coverage, maximum leverage ratio, maximum amounts of capital expenditures and minimum current ratio. The Bank Credit Agreement also contains covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness (including the Senior Subordinated Notes), liens and encumbrances and other matters customarily restricted in such agreements.

  The Bank Credit Agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, failures under ERISA or foreign pension plans, judgment defaults, failure of any guaranty or security document supporting the Bank Credit Agreement to be in full force and effect and change of control of Holdings or the Company.

                         DESCRIPTION OF EXCHANGE NOTES

  The Series B 11 1/8% Senior Subordinated Notes due 2006 (the "Exchange Notes") will be issued under an indenture (the "Indenture"), to be dated as of May 7, 1996 by and between the Company and IBJ Schroder Bank & Trust Company, as Trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture may be obtained from the Company or the Initial Purchasers. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions." For purposes of this section, references to the "Company" include only the Company and not its subsidiaries and references to the "Senior Subordinated Notes" include the Notes and the Exchange Notes.

  The Exchange Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. The Senior Subordinated Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Senior Subordinated Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Senior Subordinated Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. The form and terms of the Exchange Notes are the same as the form and terms of the Notes (which they replace) except that (i) the Exchange notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange offer is consummated.

  The Notes are, and the Exchange Notes will be, unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt of the Company.

PRINCIPAL, MATURITY AND INTEREST

  The Senior Subordinated Notes are limited in aggregate principal amount to $350.0 million and will mature on May 1, 2006. Interest on the Senior Subordinated Notes will accrue at the rate of 111/8% per annum and will be payable semiannually in cash on each May 1 and November 1 having commenced on November 1, 1996, to the Persons who are registered Holders at the close of business on the April 15 and October 15 immediately preceding the applicable interest payment date. Interest on the Senior Subordinated Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance.

  The Notes are not, and the Exchange Notes will not be, entitled to the benefit of any mandatory sinking fund.

REDEMPTION

Optional Redemption. The Exchange Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after May 1, 2001, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on May 1 of the year set forth below, plus, in each case, accrued interest to the date of redemption:

         YEAR                                         PERCENTAGE
         ----                                         ----------
         2001........................................  105.563%
         2002........................................  103.708
         2003........................................  101.854
         2004 and thereafter.........................  100.000

  Optional Redemption Upon Equity Offerings. At any time, or from time to time, on or prior to May 1, 1999, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 40% (provided that such percentage shall decrease to 35% if an Initial Public Offering has not been consummated on or prior to March 31, 1997 and any other Senior Subordinated Notes previously redeemed pursuant to this provision shall be included in determining such percentage) of the aggregate principal amount of Notes originally issued at a redemption price equal to 110% (111.125% in the case of any Equity Offering after March 31, 1997) of the principal amount thereof plus, in each case, accrued interest to the date of redemption; provided that at least $175.0 million aggregate principal amount of Senior Subordinated Notes remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of any such Equity Offering.

  As used in the preceding paragraph, "Equity Offering" means any offering of Qualified Capital Stock of Holdings or the Company; provided that, in the event of any Equity Offering by Holdings, Holdings contributes to the capital of the Company the portion of the net cash proceeds of such Equity Offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the Senior Subordinated Notes to be redeemed pursuant to the preceding paragraph.

SELECTION AND NOTICE

  In case of a partial redemption, selection of the Senior Subordinated Notes or portions thereof for redemption shall be made by the Trustee by lot, pro rata or in such manner as it shall deem appropriate and fair and in such manner as complies with any applicable legal requirements; provided, however, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Senior Subordinated Notes or portion thereof for redemption shall be made by the Trustee only on a pro rata basis, unless such method is otherwise prohibited. Senior Subordinated Notes may be redeemed in part in multiples of $1,000 principal amount only. Notice of redemption will be sent, by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to each Holder whose Senior Subordinated Notes are to be redeemed at the last address for such Holder then shown on the registry books. If any Senior Subordinated Note is to be redeemed in part only, the notice of redemption that relates to such Senior Subordinated Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Subordinated Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Subordinated Note. On and after any redemption date, interest will cease to accrue on the Senior Subordinated Notes or part thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the redemption price pursuant to the Indenture.

SUBORDINATION

  The payment of all Obligations on the Senior Subordinated Notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on the Senior Debt. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Debt shall first be paid in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Debt, before any payment or distribution of any kind or character is made on account of any Obligations on the Senior Subordinated Notes, or for the acquisition of any of the Senior Subordinated Notes for cash or property or otherwise. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Senior Debt, no payment of any kind or character shall be made by or on behalf of the Company or any other Person on its or their behalf with respect to any Obligations on the Senior Subordinated Notes or to acquire any of the Senior Subordinated Notes for cash or property or otherwise.

  In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Debt, as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt permitting the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Debt gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all events of default have been cured or waived or have ceased to exist or the Trustee receives notice from the Representative for the respective issue of Designated Senior Debt terminating the Blockage Period (as defined below), during the 180 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any other Person on its behalf shall (x) make any payment of any kind or character with respect to any Obligations on the Senior Subordinated Notes or (y) acquire any of the Senior Subordinated Notes for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 180 days from the date the payment on the Senior Subordinated Notes was due and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

  By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Debt, including the Holders, may recover less, ratably, than holders of Senior Debt.

  As of June 30, 1996 the Company had approximately $485.0 million of Senior Debt outstanding.

CHANGE OF CONTROL

  The Indenture provides that upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Senior Subordinated Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

  The Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full and terminate all commitments under Indebtedness under the Bank Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Bank Credit Agreement and all other such Senior Debt and to repay the Indebtedness owed to each lender which has accepted such offer or (ii) obtain the requisite consents under the Bank Credit Agreement and all such other Senior Debt to permit the repurchase of the Senior Subordinated Notes as provided below. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Senior Subordinated Notes pursuant to the provisions described below. The Company's failure to comply with the immediately preceding sentence shall constitute an Event of Default described in clause (iii) and not in clause (ii) under "Events of Default" below.

  Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Senior Subordinated Note purchased pursuant to a Change of Control Offer will be required to surrender the Senior Subordinated Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Senior Subordinated Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

  A Change of Control includes a sale of "all or substantially all" (as defined herein) of the assets of Holdings or the Company. The determination of whether an asset disposition would constitute all or substantially all of the assets of Holdings or the Company, and thereby trigger a Change of Control Offer requirement, is uncertain under New York law, which governs the interpretation of the Indenture, and has been the subject of limited judicial interpretation in few jurisdictions. Courts addressing the issue have held that such determination is dependent on the particular facts involved in the disposition. As a result, there may be a degree of uncertainty in ascertaining the proportion of assets that would be necessary to constitute such a disposition for purposes of the Indenture.

  If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Senior Subordinated Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Senior Subordinated Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

  Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Senior Subordinated Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Senior Subordinated Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Senior Subordinated Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

  The Indenture contains, among others, the following covenants:

  Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares

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of any class of such Capital Stock, or (c) make any Restricted Investment
(each of the foregoing actions set forth in clauses (a), (b) and (c) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing, (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, or (iii) the aggregate amount of Restricted Payments made subsequent to the Issue Date shall exceed the sum of: (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus
(x) 100% of the aggregate net proceeds received by the Company (including the fair market value of property other than cash) from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (including Capital Stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness); plus (y) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net proceeds (including the fair market value of property other than cash) of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding any net proceeds from an Equity Offering to the extent used to redeem Senior Subordinated Notes in accordance with the optional redemption provisions of the Senior Subordinated Notes other than in connection with an Equity Offering pursuant to a registration statement filed with the Commission in accordance with the Securities Act); plus (z) 100% of the aggregate net proceeds (including the fair market value of property other than cash) of any (i) sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries or (ii) dividend from, or the sale of the stock of, an Unrestricted Subsidiary.

  Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice; (2) if no Event of Default shall have occurred and be continuing as a consequence thereof, the acquisition of any shares of Capital Stock of the Company (the "Retired Capital Stock"), either
(i) solely in exchange for shares of Qualified Capital Stock of the Company (the "Refunding Capital Stock"), or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company, and, in the case of subclause (i) of this clause (2), if immediately prior to the retirement of Retired Capital Stock the declaration and payment of dividends thereon was permitted under clause (3) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement; provided that at the time of the declaration of any such dividends, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (3) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) issued after the Issue Date (including, without limitation, the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2)); provided that, at the time of such issuance, the Company, after giving effect to such issuance on a pro forma basis, would have had a Consolidated Fixed Charge Coverage Ratio of at least 2.0 to 1.0; (4) payments for the purpose of and in an amount equal to the amount required to permit Holdings to redeem or repurchase Holdings' common equity or options in respect thereof, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause (4) shall not exceed $7.5 million (which amount shall be increased (A) to $15.0 million upon consummation of an Initial Public Offering and (B) by the amount of any proceeds to the Company from (x) sales of Capital Stock of Holdings to management employees subsequent to the Issue Date and (y) any "key-man" life insurance policies which are used to make such redemptions or repurchases) in the aggregate; provided, further, that the cancellation of Indebtedness owing to the Company from members of

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

management of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Capital Stock of Holdings will not be deemed to constitute a Restricted Payment under the Indenture; (5) the making of distributions, loans or advances in an amount not to exceed $1.5 million per annum sufficient to permit Holdings to pay the ordinary operating expenses of Holdings (including, without limitation, directors' fees, indemnification obligations, professional fees and expenses) related to Holdings' ownership of Capital Stock of the Company (other than to the Principals or their Related Parties); (6) the payment of any amounts pursuant to the Tax Allocation Agreement; (7) the making of distributions, loans or advances in an amount not to exceed $2.0 million per annum sufficient to permit Holdings to pay the salaries or other compensation of employees who perform services for both Holdings and the Company; (8) so long as no Default or Event of Default shall have occurred and be continuing, payments to Holdings not to exceed $100,000 in the aggregate, to enable Holdings to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock;
(9) so long as no Default or Event of Default shall have occurred and be continuing, payments to, or on behalf of, Holdings not to exceed an aggregate amount of $10.0 million plus the amount of all capitalized or accrued interest on the 10% Exchangeable Preferred Stock of Holdings (the "Holdings Preferred Stock") solely to purchase, redeem or otherwise retire some or all the Holdings Preferred Stock which was issued to Baxter International, Inc. and/or its affiliates in connection with the acquisition of the Company from Baxter International, Inc. in 1994 or any notes (including interest thereon) of Holdings issued in exchange for the Holdings Preferred Stock in accordance with the terms of the Holdings Preferred Stock as in effect on the Issue Date;
(10) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company would be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, other Restricted Payments in an aggregate amount not to exceed $12.0 million; and (11) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, (a) amounts expended (to the extent such expenditure is in the form of cash) pursuant to clauses (1),
(2), (4), (9) and (10) shall be included in such calculation; provided such expenditures pursuant to clause (4) shall not be included to the extent of cash proceeds received by the Company from any "key man" life insurance policies and (b) amounts expended pursuant to clauses (3), (5), (6), (7), (8) or (11) shall be excluded from such calculation.

  Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness, the Company may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

  Limitations on Transactions with Affiliates.

  (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates involving aggregate consideration in excess of $1.0 million (an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph
(b) below and (y) Affiliate Transactions on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate; provided, however, that for a transaction or series of related transactions with an aggregate value of $7.5 million or more, at the Company's option (i) such determination shall be made in good faith by a majority of the disinterested members of the Board of the Directors of the Company or (ii) the Board of Directors of the Company or any such Restricted Subsidiary party to such Affiliate Transaction shall have received an opinion from a nationally recognized investment banking firm that such Affiliate Transaction is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate; and provided, further, that for a transaction or series of related transactions with an aggregate value of $10.0 million or more, the Board of Directors of the Company or any such Restricted Subsidiary party to such Affiliate Transaction shall have received an opinion from a nationally recognized investment banking firm that such Affiliate Transaction is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate.

  (b) The foregoing restrictions shall not apply to (i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary as determined in good faith by the Company's Board of Directors or senior management; (ii) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; (iii) transactions effected as part of a Qualified Securitization Transaction; (iv) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; (v) Restricted Payments permitted by the Indenture; (vi) the payment of customary annual management, consulting and advisory fees and related expenses to the Principals and their Affiliates; (vii) payments by the Company or any of its Restricted Subsidiaries to the Principals and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by the Board of Directors of the Company or such Restricted Subsidiary in good faith; (viii) payments or loans to employees or consultants which are approved by the Board of Directors of the Company in good faith;
(ix) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (ix) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the Senior Subordinated Notes in any material respect; (x) transactions permitted by, and complying with, the provisions of the covenant described under "--Merger, Consolidation and Sale of Assets"; and (xi) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

  Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens of any kind against or upon any of its property or assets, or any proceeds therefrom, unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Senior Subordinated Notes, the Senior Subordinated Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Senior Subordinated Notes are equally and ratably secured, except for (A) Liens existing as of the Issue Date and any extensions, renewals or replacements thereof, (B) Liens securing Senior Debt, (C) Liens securing the Senior Subordinated Notes, (D) Liens of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Subsidiary of the Company, (E) Liens securing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens do not extend to or cover

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

any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced, and (F) Permitted Liens.

  Prohibition on Incurrence of Senior Subordinated Debt. The Company will not incur or suffer to exist Indebtedness that is senior in right of payment to the Senior Subordinated Notes and subordinate in right of payment to any other Indebtedness of the Company.

  Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its Capital Stock, (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture; (3) non-assignment provisions of any contract or any lease entered into in the ordinary course of business; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (5) agreements existing on the Issue Date (including, without limitation, the Bank Credit Agreement and the indenture governing the Existing Notes); (6) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien; (7) restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale; (8) any agreement or instrument governing Capital Stock of any Person that is acquired; (9) Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity; (10) any agreement or instrument governing Indebtedness (whether or not outstanding) of foreign Restricted Subsidiaries of the Company incurred in reliance on clause (iii) of the definition of Permitted Indebtedness; (11) other Indebtedness permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "-- Limitations on Incurrence of Additional Indebtedness"; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness being incurred (under the relevant circumstances); (12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and (13) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company's Board of Directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

  Limitation on Preferred Stock of Subsidiaries. The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company, other than Permitted Foreign Subsidiary Preferred Stock and Permitted Domestic Subsidiary Preferred Stock.

  Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or Persons or adopt a plan of liquidation unless: (i) either (A) the Company shall be the survivor of such merger or consolidation or (B) the surviving Person is a corporation, partnership or trust organized and existing under the laws of the United States, any state thereof or

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

the District of Columbia and such surviving Person shall expressly assume all the obligations of the Company under the Senior Subordinated Notes and the Indenture; (ii) immediately after giving effect to such transaction (on a pro forma basis, including any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Company or the surviving Person is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and (iii) immediately before and immediately after giving effect to such transaction (including any Indebtedness incurred or anticipated to be incurred in connection with the transaction), no Default or Event of Default shall have occurred and be continuing. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. Notwithstanding the foregoing clauses (ii) and (iii), (a) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction.

  The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the surviving entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Senior Subordinated Notes with the same effect as if such surviving entity had been named as such.

  Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors), (ii) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be cash or Cash Equivalents; provided that the amount of
(a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Senior Subordinated Notes) that are assumed by the transferee of any such assets, (b) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) and (c) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding (including any Designated Noncash Consideration applied pursuant to the third paragraph of this covenant), not to exceed 10% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for the purposes of this provision or for purposes of the third paragraph of this covenant, and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either (A) to prepay any Senior Debt and, in the case of any Senior Debt under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, (B) to repurchase Existing Notes required to be repurchased under the indenture governing the Existing Notes, (C) to reinvest in Productive Assets, or (D) a combination of prepayment, repurchase and investment permitted by the foregoing clauses
(iii)(A), (iii)(B) and (iii)(C). Pending the final application of any such Net Cash Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii)(A),
(iii)(B), (iii)(C) or (iii)(D) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds

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

which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B), (iii)(C) and (iii)(D) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis that amount of Senior Subordinated Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Senior Subordinated Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration (including any Designated Noncash Consideration) received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

  Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $10.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates at least $10.0 million, at which time the Company or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $10.0 million or more shall be deemed to be a "Net Proceeds Offer Trigger Date").

  Notwithstanding the two immediately preceding paragraphs, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 75% of the consideration for such Asset Sale constitutes Productive Assets, cash, cash equivalents and/or marketable securities (i.e., such securities which could be sold for cash within 180 days of the acquisition thereof) and (ii) such Asset Sale is for fair market value (as determined in good faith by the Company's Board of Directors); provided that any consideration not constituting Productive Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall be subject to the provisions of the two preceding paragraphs.

  Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Senior Subordinated Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Senior Subordinated Notes in an amount exceeding the Net Proceeds Offer Amount, Senior Subordinated Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate amount of Senior Subordinated Notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use any remaining Net Proceeds Offer Amount for general corporate purposes. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Senior Subordinated Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.


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  Limitation of Guarantees by Subsidiaries. The Company will not permit any
Restricted Subsidiary, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company or any other Subsidiary (other than (A) Indebtedness and other obligations under the Bank Credit Agreement, (B) Permitted Indebtedness of a Restricted Subsidiary, (C) Indebtedness under Currency Agreements in reliance on clause (vi) of the definition of Permitted Indebtedness or (D) Interest Swap Obligations incurred in reliance on clause (v) of the definition of Permitted Indebtedness), unless, in any such case (a) such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture, providing a guarantee of payment of the Senior Subordinated Notes by such Restricted Subsidiary (the "Guarantee") and (b) (x) if any such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Senior Debt, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such Senior Debt may be superior to the Guarantee pursuant to subordination provisions no less favorable to the Holders of the Senior Subordinated Notes than those contained in the Indenture and (y) if such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the Senior Subordinated Notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness shall be subordinated to the Guarantee pursuant to subordination provisions no less favorable to the Holders of the Senior Subordinated Notes than those contained in the Indenture.

  Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Senior Subordinated Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon: (i) the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph; or (ii) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of the Company, of all of the Company's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided that (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture and (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

  Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any businesses a majority of whose revenues are not derived from the same or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

EVENTS OF DEFAULT

  The following events are defined in the Indenture as "Events of Default":
(i) the failure to pay interest on any Senior Subordinated Note when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); (ii) the failure to pay the principal on any Senior Subordinated Note when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Senior Subordinated Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Senior Subordinated Notes; (iv) the failure to pay at final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary (other than a Securitization Entity) of the Company and such failure continues for a period of 20 days or more, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of

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

any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, in each case with respect to which the 20-day period described above has passed, aggregates $20.0 million or more at any time; (v) one or more judgments in an aggregate amount in excess of $20.0 million shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; and (vi) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries.

  Upon the happening of any Event of Default specified in the Indenture, the Trustee or the Holders of at least 25% in principal amount of outstanding Senior Subordinated Notes may declare the principal of and accrued interest on all the Senior Subordinated Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Bank Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Bank Credit Agreement or 5 business days after receipt by the Company and the Representative under the Bank Credit Agreement of such Acceleration Notice but only if such Event of Default is then continuing. If an Event of Default with respect to bankruptcy proceedings of the Company occurs and is continuing, then such amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Senior Subordinated Notes.

  The Indenture provides that, at any time after a declaration of acceleration with respect to the Senior Subordinated Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Senior Subordinated Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. The holders of a majority in principal amount of the Senior Subordinated Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Senior Subordinated Notes.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Senior Subordinated Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Senior Subordinated Notes, except for (i) the rights of holders of the Senior Subordinated Notes to receive payments in respect of the principal of, premium, if any, and interest on the Senior Subordinated Notes when such payments are due, (ii) the Company's obligations with respect to the Senior Subordinated Notes concerning issuing temporary Senior Subordinated Notes, registration of Senior Subordinated Notes, mutilated, destroyed, lost or stolen Senior Subordinated Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Subordinated Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and

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

insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Subordinated Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance: (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Senior Subordinated Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default with respect to the Indenture resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the Senior Subordinated Notes concurrently with such incurrence); (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Indebtedness of the Company other than the Senior Subordinated Notes and (B) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and that no Holder is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Senior Subordinated Notes, as expressly provided for in the Indenture) as to all outstanding Senior Subordinated Notes when (i) either (a) all the Senior Subordinated Notes theretofore authenticated and delivered (except lost, stolen or destroyed Senior Subordinated Notes which have been replaced or paid and Senior Subordinated Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Senior Subordinated Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Senior Subordinated Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Senior Subordinated Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the

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payment thereof at maturity or redemption, as the case may be; (ii) the
Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

  From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Senior Subordinated Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may: (i) reduce the amount of Senior Subordinated Notes whose Holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Senior Subordinated Notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Senior Subordinated Notes, or change the date on which any Senior Subordinated Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Senior Subordinated Notes payable in money other than that stated in the Senior Subordinated Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Holder's Note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of a class of Senior Subordinated Notes to waive Defaults or Events of Default (other than Defaults or Events of Default with respect to the payment of principal of or interest on the Senior Subordinated Notes); (vi) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto after a Change of Control has occurred or the subject Asset Sale has been consummated; or (vii) modify the subordination provisions of the Indenture to adversely affect the Holders in any material respect.

ADDITIONAL INFORMATION

  The Indenture provides that the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that after the Exchange Offer has been consummated, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA (S) 314(a).

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

  "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or assumed in connection with the acquisition of assets from such Person and not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition.


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

  "Affiliate" means a Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, (i) no Person (other than the Company or any Subsidiary of the Company) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment and (ii) none of Baxter International Inc. or its Subsidiaries shall be deemed to be an Affiliate of the Company.

  "all or substantially all" shall have the meaning given such phrase in the Revised Model Business Corporation Act.

  "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

  "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of (a) any Capital Stock of any Restricted Subsidiary of the Company or (b) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Merger, Consolidation and Sale of Assets" or any disposition that constitutes a Change of Control, (iii) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (iv) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the region, (v) the licensing of intellectual property, (vi) disposals or replacements of obsolete equipment in the ordinary course of business, (vii) the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property to one or more Wholly Owned Restricted Subsidiaries in connection with Investments permitted under the "Limitations on Restricted Payments" covenant, (viii) sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP, and (ix) transfers of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" (or a fractional undivided interest therein) by a Securitization Entity in a Qualified Securitization Transaction. For the purposes of clause (viii), Purchase Money Notes shall be deemed to be cash.

  "Bain Related Party" means Bain Capital and any Affiliate of Bain Capital.

  "Bank Credit Agreement" means the Credit Agreement dated as of the Issue Date, among the Company, Holdings, the lenders party thereto in their capacities as lenders thereunder and Bankers Trust Company, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation, increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

  "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

  "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

  "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

  "Cash Equivalents" means: (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;
(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia, Japan or any member of the European Economic Community or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200.0 million; provided that instruments issued by banks not having one of the two highest ratings obtainable from either S&P or Moody's or by banks organized under the laws of Japan or any member of the European Economic Community shall not constitute "Cash Equivalents" for purposes of the subordination provisions of the Indenture; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

  "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or Holdings to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture); (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);
(iii) any Person or Group (other than one or both of the Principals or their respective Related Parties) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company or Holdings; or (iv) the first day within any two-year period on which a majority of the members of the Board of Directors of the Company or Holdings are not Continuing Directors.

  "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period, (B) Consolidated Interest Expense and (C) Consolidated Non-cash Charges.

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

  "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness or the issuance of any Designated Preferred Stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance or redemption of other Designated Preferred Stock (and the application of the proceeds thereof) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act as in effect and applied as of December 31, 1995) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

  "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense (before amortization or write-off of debt issuance costs) plus (ii) the amount of all cash dividend payments on any series of Preferred Stock of such Person plus (iii) the amount of all dividend payments on any series of Permitted Foreign Subsidiary Preferred Stock or Permitted Domestic Subsidiary Preferred Stock; provided that with respect to any series of Designated Preferred Stock that was not paid cash dividends during such period but that is eligible to be paid cash dividends during any period prior to the maturity date of the Senior Subordinated Notes, cash dividends shall be deemed to have been paid with respect to such series of Designated Preferred Stock during such period for purposes of clause (ii) of this definition.

  "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication, (i) the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" of the Company means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) gains and losses from Asset Sales (without regard to the $1.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects according to GAAP, (b) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP,
(c) items classified as extraordinary, unusual or nonrecurring gains and losses (including, without limitation, restructuring costs), and the related tax effects according to GAAP, (d) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged or consolidated with the Company or any Restricted Subsidiary of the Company, (e) the net income of any Restricted Subsidiary of the Company to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of the Company of that income is restricted by contract, operation of law or otherwise, (f) the net loss of any Person, other than a Restricted Subsidiary of the Company, (g) the net income of any Person, other than a Restricted Subsidiary of the Company, except to the extent of cash dividends or distributions paid to the Company or a Restricted Subsidiary of the Company by such Person, (h) only for purposes of clause (iii)(w) of the first paragraph of the "Limitation on Restricted Payments" covenant, any amounts included pursuant to clause (iii)(z) of the first paragraph of such covenant,
(i) one time non-cash compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction and (j) start-up costs and duplicative costs incurred in connection with the transition service and distribution agreements in effect on the Issue Date (as the same may be amended from time to time). For purposes of clause (iii)(w) of the first paragraph of the "Limitation on Restricted Payments" covenant, Consolidated Net Income shall be reduced by any cash dividends paid with respect to any series of Designated Preferred Stock.

  "Consolidated Net Worth" means, with respect to any Person for any date of determination, the sum of (i) stated capital with respect to Capital Stock of such Person and additional paid-in capital, and (ii) retained earnings (or minus accumulated deficit) of such Person and its Subsidiaries (or, in the case of the Company, the Restricted Subsidiaries), less, to the extent included in the foregoing, amounts attributable to Disqualified Capital Stock, each item determined on a consolidated basis in accordance with GAAP.

  "Consolidated Non-cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge constituting an extraordinary item or loss or any such non-cash charge which requires an accrual of or a reserve for cash charges for any future period, other than the net non-cash charges related to deferred revenue in connection with recourse provisions under instrument sales programs entered into in the ordinary course of business).

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company or Holdings, as the case may be, who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated for election or elected to such Board of Directors with, or whose election to such Board of Directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) is any designee of the Principals or their Affiliates or was nominated by the Principals or their Affiliates or any designees of the Principals or their Affiliates on the Board of Directors.

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

  "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

  "Designated Noncash Consideration" means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers' certificate executed by the principal executive officer and the principal financial officer of the Company or such Restricted Subsidiary, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration. Such officers' certificate shall state the basis of such valuation, which shall be a report of a nationally recognized investment banking firm with respect to the receipt in one or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $10.0 million.

  "Designated Preferred Stock" means Preferred Stock that is so designated as Designated Preferred Stock, pursuant to an officers' certificate executed by the principal executive officer and the principal financial officer of the Company, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iii) of the first paragraph of the "Limitation on Restricted Payments" covenant.

  "Designated Senior Debt" means (i) Indebtedness under or in respect of the Bank Credit Agreement and (ii) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

  "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the Senior Subordinated Notes.

  "Existing Notes" means the Company's 11 1/8% Senior Subordinated Notes due
2006.

  "fair market value" means, unless otherwise specified, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a resolution of the Board of Directors of the Company delivered to the Trustee.

  "GAAP" is defined to mean generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the deduction or amortization of any premiums, fees, and expenses incurred in connection with the Acquisition and related financings or any other permitted incurrence of Indebtedness or Refinancing Indebtedness and
(ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 (including non-cash write-ups and non-cash charges relating to inventory, fixed assets and in-process research and development, in each case arising in connection with the Acquisition and the acquisition of the Company in 1994) and 17 (including non-cash charges relating to intangibles and goodwill arising in connection with the Acquisition).

  "GS Capital Related Party" means (a) any stockholder or partner of GS Capital on the Issue Date or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest which consist of GS Capital and/or such other Persons referred to in the immediately preceding clause (a).

  "Indebtedness" means with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and warranty and service obligations arising in the ordinary course of business), (v) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured, (viii) all obligations under currency swap agreements and interest swap agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, (x) the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock and (y) any transfer of accounts receivable, equipment or other assets (including contract rights) which constitute a sale for purposes of GAAP and any related recourse provisions under instrument sales programs entered into in the ordinary course of business shall not constitute Indebtedness hereunder.

  "Initial Public Offering" means the first underwritten public offering of Qualified Capital Stock by either Holdings or by the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act for aggregate net cash proceeds of at least $50.0 million; provided that in the event the Initial Public Offering is consummated by Holdings, Holdings contributes to the capital of the Company at least $50.0 million of the net cash proceeds of the Initial Public Offering.

  "Interest Swap Obligations" means the obligations of any Person, pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount.

  "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include and be valued at the book value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the book value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% of the outstanding

Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the book value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

  "Issue Date" means the date of original issuance of the Notes.

  "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

  "Moody's" means Moody's Investors Service, Inc. and its successors.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents received by the Company or any of its Subsidiaries from such Asset Sale net of (a) out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale, (d) any portion of cash proceeds which the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Subsidiaries shall constitute Net Cash Proceeds on such date.

  "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness, without duplication.

  "Permitted Domestic Subsidiary Preferred Stock" means any series of Preferred Stock of a domestic Restricted Subsidiary of the Company that constitutes Qualified Capital Stock and has a fixed dividend rate, the liquidation value of all series of which, when combined with the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries incurred pursuant to clause (xvi) of the definition of Permitted Indebtedness, does not exceed $37.5 million; provided that such amount shall increase to $75.0 million upon consummation of an Initial Public Offering.

  "Permitted Foreign Subsidiary Preferred Stock" means any series of Preferred Stock of a foreign Restricted Subsidiary of the Company that constitutes Qualified Capital Stock and has a fixed dividend rate, the liquidation value of all series of which, when combined with the aggregate amount of Indebtedness of foreign Restricted Subsidiaries of the Company incurred pursuant to clause (iii) of the definition of Permitted Indebtedness, does not exceed $35.0 million; provided that such amount shall increase to $50.0 million upon consummation of an Initial Public Offering.

  "Permitted Indebtedness" means, without duplication, (i) the Senior Subordinated Notes, (ii) Indebtedness incurred pursuant to the Bank Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $585.0 million less the aggregate amount of Indebtedness of Securitization Entities in Qualified Securitization Transactions (other than Qualified Securitization Transactions involving equipment and related assets); provided that the amount of such reduction shall not exceed $50.0 million, (A) less the amount of all mandatory principal payments actually made by the Company in respect of term loans thereunder (excluding any such payments to the extent refinanced at the time of payment under a replaced Bank Credit Agreement) and (B) reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder; provided that the amount of Indebtedness permitted to be incurred pursuant to the Bank Credit Agreement in accordance with this clause (ii) shall be in addition to any Indebtedness permitted to be incurred pursuant to the Bank Credit Agreement in reliance on, and in accordance with, clauses (x) and (xvi) of this definition, (iii) Indebtedness of foreign Restricted Subsidiaries of the Company, which together with the aggregate liquidation value of all outstanding series of Permitted Foreign Subsidiary Preferred Stock, does not exceed $35.0 million; provided that such amount shall increase to $50.0 million upon consummation of an Initial Public Offering, (iv) other Indebtedness of the Company and its Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon, (v) Interest Swap Obligations of the Company or any of its Subsidiaries covering Indebtedness of the Company or any of its Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the Indenture; provided, further, that such Interest Swap Obligations are entered into, in the judgment of the Company, to protect the Company from fluctuation in interest rates on their respective outstanding Indebtedness, (vi) Indebtedness under Currency Agreements, (vii) intercompany Indebtedness owed by the Company to any Wholly Owned Restricted Subsidiary of the Company or by any Restricted Subsidiary of the Company to the Company or any Wholly Owned Restricted Subsidiary of the Company, (viii) Acquired Indebtedness to the extent the Company could have incurred such Indebtedness in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant on the date such Indebtedness became Acquired Indebtedness, (ix) guarantees by the Company and its Wholly Owned Restricted Subsidiaries of each other's Indebtedness; provided that such Indebtedness is permitted to be incurred under the Indenture, including, with respect to guarantees by Wholly Owned Restricted Subsidiaries of the Company, the "Limitation on Guarantees by Subsidiaries" covenant, (x) Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding not to exceed 5% of Total Assets at the time of any incurrence thereof (including any Refinancing Indebtedness with respect thereto) (which amount may, but need not, be incurred in whole or in part under the Bank Credit Agreement), (xi) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims, (xii) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition, (xiii) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business, (xiv) any refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness, including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof ("Required Premiums") and fees in connection therewith ("Refinancing Indebtedness"); provided that any such event shall not (1) result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay Required Premiums and related fees or (B) otherwise permitted to be incurred under the Indenture) of the Company and its Subsidiaries and (2) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold (except that this subclause (2) will not apply in the event the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold was originally incurred in reliance upon clauses (vii) or (xvi) of this definition), (xv) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to the Company or any Subsidiary of the Company (except for Standard Securitization Undertakings), and (xvi) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount, which together with the aggregate liquidation value of all outstanding series of Permitted Domestic Subsidiary Preferred Stock, does not exceed $37.5 million at any one time outstanding (which amount, in the case of Indebtedness, may, but need not, be incurred in whole or in part under the Bank Credit Agreement); provided that such amount shall increase to $75.0 million upon consummation of an Initial Public Offering.

  "Permitted Investments" means (i) Investments by the Company or any Restricted Subsidiary of the Company in any Wholly Owned Restricted Subsidiary of the Company (whether existing on the Issue Date or created thereafter) or in any other Person (including by means of any transfer of cash or other property) if as a result of such Investment such Person shall become a Wholly Owned Restricted Subsidiary of the Company and Investments in the Company by any Restricted Subsidiary of the Company, (ii) cash and Cash Equivalents,
(iii) Investments existing on the Issue Date, (iv) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business, (v) accounts receivable created or acquired in the ordinary course of business, (vi) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture, (vii) Investments in Unrestricted Subsidiaries in an amount at any one time outstanding not to exceed $25.0 million; provided that such amount shall increase to $50.0 million upon consummation of an Initial Public Offering, (viii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers, (ix) guarantees (A) by the Company of Indebtedness otherwise permitted to be incurred by Restricted Subsidiaries of the Company under the Indenture or (B) permitted by the "Limitation on Guarantees by Subsidiaries" covenant, (x) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (x) that are at that time outstanding, not to exceed 5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), (xi) any Investment by the Company or a Wholly Owned Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest, (xii) any transaction to the extent it constitutes an Investment that is permitted by, and made in accordance with, clause (b) of the "Limitations on Transactions with Affiliates" covenant (other than transactions described in clause (v) of such clause (b)), (xiii) Investments the payment for which consists exclusively of Qualified Capital Stock of the Company and (xiv) Investments received by the Company or its Restricted Subsidiaries as consideration for asset sales, including Asset Sales; provided in the case of an Asset Sale, such Asset Sale is effected in compliance with the "Limitation on Asset Sales" covenant.

"Permitted Liens" means the following types of Liens:

    (i) Liens for taxes, assessments or governmental charges or claims either
  (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

    (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

    (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

    (iv) judgment Liens not giving rise to an Event of Default;

    (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

    (vi) any interest or title of a lessor under any Capitalized Lease
  Obligation;

    (vii) purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary of the Company acquired in the ordinary course of business; provided, however, that (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

    (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

    (ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

    (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

    (xi) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

    (xii) Liens securing Indebtedness under Currency Agreements;

    (xiii) Liens securing Indebtedness of foreign Restricted Subsidiaries of the Company incurred in reliance on clause (iii) of the definition of Permitted Indebtedness;

    (xiv) Liens securing Acquired Indebtedness incurred in reliance on clause
  (viii) of the definition of Permitted Indebtedness;

    (xv) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to obligations that do not in the aggregate exceed $10.0 million at any one time outstanding;

    (xvi) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction;

    (xvii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

    (xviii) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

    (xix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods; and

    (xx) Liens existing on the Issue Date, together with any Liens securing Indebtedness incurred in reliance on clause (xiv) of the definition of Permitted Indebtedness in order to refinance the Indebtedness secured by Liens existing on the Issue Date; provided that the Liens securing the refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced.

  "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

  "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

  "Principals" means Bain Capital and GS Capital.

"Productive Assets" means assets (including Capital Stock) of a kind used or usable in the businesses of the Company and its Restricted Subsidiaries permitted by the covenant entitled "Conduct of Business."

  "Purchase Money Note" means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

  "Qualified Capital Stock" means any stock that is not Disqualified Capital Stock.

  "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any or its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, any accounts receivable or equipment (whether now existing or arising or acquired in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment.

  "Related Party" means, with respect to Bain Capital, any Bain Related Party and with respect to GS Capital, any GS Capital Related Party.

  "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

  "S&P" means Standard & Poor's Corporation and its successors.

  "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

  "Securitization Entity" means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and (c) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

  "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Senior Subordinated Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all monetary obligations (including guarantees thereof) of every nature of the Company under the Bank Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all Interest Swap Obligations (including guarantees thereof) and (z) all obligations (including guarantees thereof) under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, Senior Debt shall not include (i) any Indebtedness, if the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Notes, (ii) any Indebtedness of the Company to a Subsidiary of the Company, (iii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation), (iv) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services,
(v) Indebtedness represented by Disqualified Capital Stock, (vi) any liability for federal, state, local or other taxes owed or owing by the Company, (vii) that portion of any Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (vii) if the holder(s) of such obligation or their representative and the Trustee shall have received an officers' certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made) would not violate such provisions of the Indenture) and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company, including, without limitation, the Existing Notes.

  "Significant Subsidiary" means, as of any date of determination, for any Person, each Subsidiary of such Person which (i) for the most recent fiscal year of such Person (on or prior to December 31, 1996, the fiscal period beginning on the Issue Date and ending on the most recently completed fiscal quarter of such Person) accounted for more than 10% of consolidated revenues or consolidated net income of such Person or (ii) as at the end of such fiscal year (on or prior to December 31, 1996, the fiscal period beginning on the Issue Date and ending on the most recently completed fiscal quarter of such Person), was the owner of more than 10% of the consolidated assets of such Person.

  "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in an accounts receivable or equipment transaction.

  "Subsidiary", with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

  "Tax Allocation Agreement" means the tax allocation agreement between the Company and Holdings as in effect on the Issue Date.

  "Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company's most recent consolidated balance sheet.

  "Unrestricted Subsidiary" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that (x) the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

  "Wholly Owned Restricted Subsidiary" of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

BOOK-ENTRY; DELIVERY AND FORM

  The Certificates representing the Exchange Notes will be issued in fully registered form, without coupons and will be deposited with, or on behalf of, the Depositary, and registered in the name of Cede & Co., as the Depositary's nominee in the form of a global Exchange Note certificate (the "Global Certificate") or will remain in the custody of the Trustee.

  Except as set forth below, the Global Certificate may be transferred, in whole and not in part, only by the Depositary to its nominee or by its nominee to such Depositary or another nominee of the Depositary or by the Depositary or its nominee to a successor of the Depositary or a nominee of such successor.

  The Company understands that the Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not participants may beneficially own securities held by the Depositary through Participants or indirect participants ("Beneficial Owners").

  Pursuant to procedures established by the Depositary (i) upon deposit of the Global Certificate, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Certificate and (ii) ownership of the Senior Subordinated Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interest on the Depositary's participants), the Depositary's Participants and the Depositary's indirect participants.

  The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer interests in the Global Certificate will be limited to such extent.

  So long as the nominee of the Depositary is the registered owner of the Global Certificate, such nominee will be considered the sole owner or holder of the Senior Subordinated Notes for all purposes under the Indenture. Except as provided below, the owners of interests in the Global Certificate will not be entitled to have Senior Subordinated Notes registered in their names, will not receive or be entitled to receive physical delivery of Senior Subordinated Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in the Global Certificate must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Depositary has represented to the Company that, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in such a Global Certificate desires to give or take any action which a Holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by the Depositary to participants, by Participants to indirect participants, and by Participants and indirect participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of interests in the Global Certificate or for maintaining, supervising or reviewing any records relating to such interests.

  Principal and interest payments on the Global Certificate registered in the name of the Depositary's nominee will be made by the Company or through a paying agent to the Depositary's nominee as the registered owner of the Global Certificate. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Senior Subordinated Notes are registered as the owners of such Senior Subordinated Notes for the purpose of receiving payments of principal and interest on such Senior Subordinated Notes and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Senior Subordinated Notes to owners of interests in the Global Certificate. The Depositary has advised the Company and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to credit immediately the account of the Participants with payments in amounts proportionate to their respective holdings in principal amount of interests in the Global Certificate as shown on the records of the Depositary. Payments by Participants and indirect participants to owners of interests in the Global Certificate will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants or indirect participants.

  If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 calendar days, the Company will issue Senior Subordinated Notes in certificated form in exchange for the Global Certificate. In addition, the Company may at any time determine not to have the Senior Subordinated Notes represented by a Global Certificate, and, in such event, will issue Senior Subordinated Notes in certificated form in exchange for the Global Certificate. In either instance, an owner of an interest in the Global Certificate would be entitled to physical delivery of such Senior Subordinated Notes in certificated form. Senior Subordinated Notes so issued in certificated form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only.

  Neither the Company nor the Trustee shall be liable for any delay by the Depositary or its nominee in identifying the beneficial owners or the related Senior Subordinated Notes, and each such person may conclusively rely on, and shall be protected in relying on, instructions from the Depositary or its nominee for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Senior Subordinated Notes to be issued).

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Notes were originally sold by the Company on May 7, 1996 to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently resold the Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. As a condition to the Purchase Agreement, the Company entered into the Registration Rights Agreement with the Initial Purchaser (the "Registration Rights Agreement") pursuant to which the Company has agreed, for the benefit of the holders of the Notes, at the Company's cost, to use its best efforts to (i) file the Exchange Offer Registration Statement within 150 days after the date of the original issue of the Notes with the Commission with respect to the Exchange Offer for the Exchange Notes, and (ii) cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 225 days after the date of original issuance of the Notes. Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the Exchange Notes in exchange for surrender of the Notes. The Company will keep the Exchange Offer open for not less than 20 calendar days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Notes. For each Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Note will receive an Exchange Note having a principal amount equal to that of the surrendered Note. Interest on each Exchange Note will accrue from the date of its original issue.

  Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the Exchange Notes would in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

  Each holder of the Notes (other than certain specified holders) who wishes to exchange the Notes for Exchange Notes in the Exchange Offer will be required to represent in the Letter of Transmittal that (i) it is not an affiliate of the Company, (ii) the Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any Participating Broker-Dealer who acquired the Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

  In the event that changes in the law or the applicable interpretations of the staff of the Commission do not permit the Company to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 190 days after the original issue date of the Notes, or if any holder of the Notes (other than an "affiliate" of the Company or the Initial Purchaser) is not eligible to participate in the Exchange Offer, or upon the request of the Initial Purchaser under certain circumstances, the Company will, at its cost, (a) as promptly as practicable, file the Shelf Registration Statement covering resales of the Notes, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its best efforts to keep effective the Shelf Registration Statement until the earlier of three years after its effective date and such time as all of the applicable Notes have been sold thereunder. The Company will, in the event of the filing of the Shelf Registration Statement, provide to each applicable holder of the Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder of Notes that sells such Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and to benefit from the provisions set forth in the following paragraph.

  If the Company fails to comply with the above provisions or if such registration statement fails to become effective, then, as liquidated damages, additional interest (the "Additional Interest") shall become payable with respect to the Notes as follows:

    (i) if the Exchange Offer Registration Statement or Shelf Registration Statement is not filed within 150 days following the Issue Date, Additional Interest shall be accrued on the Notes over and above the stated interest at a rate of 0.50% per annum for the first 90 days immediately following the 151st day after the Issue Date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period;

    (ii) if an Exchange Offer Registration Statement or Shelf Registration Statement is not declared effective within 225 days following the date on which such registration statement is required to be filed, then, commencing on the 226th after the Issue Date, Additional Interest shall be accrued on the Notes over and above the stated interest at a rate of 0.50% per annum for the first 90 days immediately following the 90th day after the Issue Date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or

    (iii) if (A) the Company has not exchanged all Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to 270 days after the Issue Date or (B) the Exchange Offer Registration Statement ceases to be effective at any time prior to the time that the Exchange Offer is consummated or (C) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the third anniversary of its effective date(unless all the Notes have been sold thereunder), then Additional Interest shall be accrued on the Notes over and above the stated interest at a rate of 0.50% per annum for the first 90 days commencing on (x) the 271st day after the Issue Date with respect to the Notes validly tendered and not exchanged by the Company, in the case of (A) above, or (y) the day the Exchange Offer Registration Statement ceases to be effective or usable for its intended purpose in the case of (B) above, or (z) the day such Shelf Registration Statement ceases to be effective in the case of (C) above, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period;

provided however that the Additional Interest rate on the Notes may not exceed in the aggregate 1.0% per annum; and provided further that (1) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (ii) above), or (3) upon the exchange of Exchange Notes for all Notes tendered (in the case of clause (iii)(A) above), or upon the effectiveness of the Exchange Offer Registration Statement which has ceased to remain effective (in the case of clause (iii)(B) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii)(C) above), Additional Interest on the Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

  Any amounts of Additional Interest due pursuant to clauses (i), (ii) or
(iii) above will be payable in cash, on the same original interest payment dates as the Notes. The amount of Additional Interest will be determined by multiplying the applicable Additional Interest rate by the principal amount of the Notes, multiplied by a fraction, the numerator of which is the number of days such Additional Interest rate was applicable during such period (determined on the basis of a 360-day year comprised on twelve 30-day months), and the denominator of which is 360.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus is a part.

  Following the consummation of the Exchange Offer, holders of the Notes who were eligible to participate in the Exchange Offer but who did not tender their Notes will not have any further registration rights and such Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Notes pursuant to the Exchange Offer. However, Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Notes except that (i) the Exchange Notes bear a Series B designation and a different CUSIP Number from the Notes, (ii) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture.

  As of the date of this Prospectus, $350,000,000 aggregate principal amount of Notes were outstanding. The Company has fixed the close of business on
          , 1996 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

  Holders of Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

  If any tendered Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
          , 1996, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Notwithstanding the
foregoing, the Company will not extend the Expiration Date beyond          ,
1996.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest from their date of issuance. Holders of Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes on May 1, 1997. Interest on the Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

  Interest on the Exchange Notes is payable semi-annually on each May 1, and November 1, commencing on May 1, 1997.

PROCEDURES FOR TENDERING

  Only a holder of Notes may tender such Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Notes, Letter of Transmittal and other required documents must be completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

  By executing the Letter of Transmittal, each holder will make to the Company the representations set forth above in the third paragraph under the heading "--Purpose and Effect of the Exchange Offer."

  The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the Letter of Transmittal.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Notes listed therein, such Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Notes with the signature thereon guaranteed by an Eligible Institution.

  If the Letter of Transmittal or any Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes at the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Notes by causing such Book-Entry Transfer Facility to transfer such Notes into the Exchange Agent's account with respect to the Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Notes and withdrawal of tendered Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Notes not properly tendered or any Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as the Company shall determine. Although the Company intends, to notify holders of defects or irregularities with respect to tenders of Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Notes and (i) whose Notes are not immediately available, (ii) who cannot deliver their Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Notes and the principal amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (of facsimile thereof), as well as the certificate(s) representing all tendered Notes in proper form for transfer (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Notes to be withdrawn (the "Depositor"), (ii) identify the Notes to be withdrawn (including the certificate number(s) and principal amount of such Notes, or, in the case of Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Notes register the transfer of such Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Notes so withdrawn are validly retendered. Any Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

    (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (c) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Notes and return all tendered Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Notes which have not been withdrawn.

EXCHANGE AGENT

  IBJ Schroder Bank & Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

    IBJ Schroder Bank & Trust Company
    One State Street Plaza
    New York, New York 10004

  Delivery to an address other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying value as the Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

  The Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE NOTES

  With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who receives Exchange Notes in exchange for Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

  As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the Exchange Notes are to be acquired by the holder or the person receiving such Exchange Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the Exchange Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives an Exchange Note for its own account in exchange for Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The Company recommends that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

  The exchange of the Notes for the Exchange Notes pursuant to the Exchange Offer should not be a taxable event to the holder and thus the holder should not recognize any taxable gain or loss as a result of the exchange. A holder's adjusted tax basis in the Exchange Notes will be the same as his adjusted tax basis in the Notes exchanged therefor, and his holding period for the Notes will be included in his holding period for the Exchange Notes. Although the exchange of the Notes for the Exchange Notes will not create additional "market discount" or "amortizable bond premium," to the extent that a holder acquired the Notes at a market discount or with amortizable bond premium, such discount or premium would generally carry over to the Exchange Notes received in exchange for the Notes. Such holders should consult their tax advisors regarding the United States Federal income tax treatment of such market discount and amortizable bond premium.

                             PLAN OF DISTRIBUTION

  Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In
addition, until            , 1997, all dealers effecting transactions in the
Exchange Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                                 LEGAL MATTERS

  Certain legal matters in connection with the issuance of Exchange Notes offered hereby will be passed upon for the Company by Kirkland & Ellis, New York, New York. Partners of Kirkland & Ellis own 60,000 shares of Holdings' Common Stock and 6,666.7 shares of Holdings' Class L Common Stock.

                                    EXPERTS

  Dade's consolidated balance sheets as of December 31, 1994 and 1995, and the consolidated statements of operations, of cash flows, and of changes in stockholder's equity for the period December 17, 1994 through December 31, 1994 and for the year ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The Predecessor's consolidated statements of operations and of cash flows for the year ended December 31, 1993 and for the period January 1, 1994 through December 16, 1994 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  Dade Chemistry's combined statement of net assets to be sold as of December 31, 1993, 1994 and 1995 and the combined statement of operations for each of the three years in the period ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            DADE INTERNATIONAL INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Accountants--Dade..................................   F-2
Report of Independent Accountants--Predecessor...........................   F-3
Consolidated Balance Sheets as of December 31, 1994 and December 31, 1995
 (Dade)..................................................................   F-4
Combined Statements of Operations for the year ended December 31, 1993 and the period from January 1, 1994 through December 16, 1994 (Predeces-
 sor) and Consolidated Statements of Operations for the period from De-
 cember 17, 1994 through December 31, 1994 and the year ended December
 31, 1995 (Dade).........................................................   F-5
Combined Statements of Cash Flows for the year ended December 31, 1993 and the period from January 1, 1994 through December 16, 1994 (Predeces-
 sor) and Consolidated Statements of Cash Flows for the period from De-
 cember 17, 1994 through December 31, 1994 and the year ended December
 31, 1995 (Dade).........................................................   F-6
Consolidated Statements of Changes in Stockholder's Equity for the period from December 17, 1994 through December 31, 1994 and the year ended De-
 cember 31, 1995 (Dade)..................................................   F-7
Notes to Combined/Consolidated Financial Statements......................   F-8
Unaudited Consolidated Balance Sheet as of June 30, 1996.................  F-35
Unaudited Consolidated Statement of Operations for the six months ended
 June 30, 1995 and 1996..................................................  F-36
Unaudited Consolidated Statement of Cash Flows for the six months ended
 June 30, 1995 and 1996..................................................  F-37
Notes to Unaudited Consolidated Financial Statements.....................  F-38

    IN VITRO DIAGNOSTICS, A DIVISION OF E.I. DU PONT DE NEMOURS AND COMPANY
                               ("DADE CHEMISTRY")

Report of Independent Accountants........................................  F-42
Combined Statement of Operations for the years ended December 31, 1995,
 1994 and 1993...........................................................  F-43
Combined Statement of Net Assets to be Sold at December 31, 1995, 1994
 and 1993................................................................  F-44
Notes to Combined Financial Statements...................................  F-45
Unaudited Combined Statement of Operations for the four months ended
 April 30, 1996 and 1995.................................................  F-55
Unaudited Combined Statement of Net Assets to be Sold at April 30, 1996..  F-56
Notes to Unaudited Combined Financial Statements.........................  F-57

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Dade International Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in stockholder's equity present fairly, in all material respects, the financial position of Dade International Inc. (a wholly-owned subsidiary of Diagnostics Holding, Inc.) and its subsidiaries (the Company) at December 31, 1995 and 1994, and the results of their operations and their cash flows for the year ended December 31, 1995 and for the period from December 17, 1994 (inception) through December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Chicago, Illinois
March 15, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Baxter International Inc.

In our opinion, the accompanying combined statements of operations and of cash flows present fairly, in all material respects, the results of operations and cash flows of the in vitro diagnostics products manufacturing and services businesses of Baxter Diagnostics, Inc. and certain of its affiliates ("BDI") (the predecessor entity of Dade International Inc.) for the period from January 1, 1994 through December 16, 1994 and for the year ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of BDI's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 2 to the combined financial statements, effective January 1, 1993, BDI adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

PRICE WATERHOUSE LLP

Chicago, Illinois
March 20, 1995

                            DADE INTERNATIONAL INC.

                    CONSOLIDATED BALANCE SHEETS (SUCCESSOR)
                (DOLLARS IN MILLIONS, EXCEPT SHARE-RELATED DATA)

                                                      DECEMBER 31, DECEMBER 31,
                                                          1994         1995
                                                      ------------ ------------
ASSETS
Current assets:
  Cash and cash equivalents..........................    $ 22.4       $ 27.9
  Restricted cash (Notes 2 and 3)....................     200.0          --
  Accounts receivable--trade, net....................      40.9         76.0
  Accounts receivable--trade, Baxter, net............      15.4         55.2
  Other receivables--Baxter, net.....................      21.9          9.7
  Inventories........................................     171.2        122.0
  Refundable income taxes............................       --           4.5
  Deferred income taxes..............................      21.0         34.4
  Prepaid expenses and other current assets..........       5.9          6.6
  Net assets held for sale...........................      73.2         54.9
                                                         ------       ------
    Total current assets.............................     571.9        391.2
                                                         ------       ------
Property, plant and equipment, net...................       1.0         31.8
Other assets.........................................       --           3.3
Debt issuance costs..................................      21.9         19.1
Deferred income taxes................................     101.4        105.5
                                                         ------       ------
    Total assets.....................................    $696.2       $550.9
                                                         ======       ======
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current portion of bank credit agreement...........    $  6.6       $  5.8
  Non-domestic bank debt.............................       --           2.1
  Book overdrafts....................................       4.9          6.9
  Accounts payable, principally trade................      17.6         35.1
  Accounts payable--trade, Baxter....................       --          14.5
  Accrued liabilities................................      82.6        105.9
  Deferred income taxes..............................       1.1          1.5
  Installment note payable to Baxter (Note 3)........     200.0          --
                                                         ------       ------
    Total current liabilities........................     312.8        171.8
                                                         ------       ------
Bank credit agreement, less current portion..........     143.4        157.7
Accrued pension cost.................................       9.3         12.9
Other liabilities....................................       3.5          1.7
Senior subordinated notes............................     120.0        120.0
Negative goodwill, net...............................      24.1          5.6
                                                         ------       ------
    Total liabilities................................     613.1        469.7
                                                         ------       ------
Commitments and contingencies (Note 15)..............       --           --
Stockholder's equity:
  Common stock, $.01 par value, 1,000 shares
   authorized, issued and outstanding................       --           --
  Additional paid in capital.........................      85.0         87.0
  Notes receivable on capital contribution...........       --          (0.2)
  Retained earnings (deficit)........................      (1.9)        (5.0)
  Unrealized gain (loss) on marketable equity
   securities........................................       --          (1.1)
  Cumulative translation adjustment..................       --           0.5
                                                         ------       ------
    Total stockholder's equity.......................      83.1         81.2
                                                         ------       ------
    Total liabilities and stockholder's equity.......    $696.2       $550.9
                                                         ======       ======

     See accompanying notes to combined/consolidated financial statements.

                            DADE INTERNATIONAL INC.

                 COMBINED/CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)

                                                                                 PREDECESSOR                SUCCESSOR
                                                                          ------------------------- -------------------------
                                                                                       PERIOD FROM  PERIOD FROM
                                                                                        JANUARY 1,  DECEMBER 17,
                                                                           YEAR ENDED  1994 THROUGH 1994 THROUGH  YEAR ENDED
                                                                          DECEMBER 31, DECEMBER 16, DECEMBER 31, DECEMBER 31,
                                                                              1993         1994         1994         1995
                                                                          ------------ ------------ ------------ ------------
Net Sales--Third parties.................................................    $690.2       $650.6       $ 3.6        $250.4
    --Related party......................................................       --           --         15.4         363.9
                                                                             ------       ------       -----        ------
                                                                              690.2        650.6        19.0         614.3
                                                                             ------       ------       -----        ------
Operating costs and expenses:
  Cost of goods sold.....................................................     420.8        391.4        18.6         368.6
  Marketing and administrative expenses..................................     179.2        173.2         2.4         171.1
  Research and development expenses......................................      47.2         33.4         1.1          26.5
  Goodwill amortization expense (credit).................................       2.6          2.6        (0.1)         (0.4)
  Restructuring and downsizing costs.....................................      30.2          --          --            --
                                                                             ------       ------       -----        ------
Income (loss) from operations............................................      10.2         50.0        (3.0)         48.5
Other income (expense):
  Interest expense.......................................................       --           --         (1.2)        (30.8)
  Other income...........................................................       3.5          --          --            2.2
                                                                             ------       ------       -----        ------
Income (loss) before income taxes and cumulative effect of accounting
 change..................................................................      13.7         50.0        (4.2)         19.9
Income tax expense (benefit).............................................      12.3         14.2        (2.3)          7.2
                                                                             ------       ------       -----        ------
Income (loss) before cumulative effect of accounting change..............       1.4         35.8        (1.9)         12.7
Cumulative effect of change in accounting for income taxes...............      (3.3)         --          --            --
                                                                             ------       ------       -----        ------
Net income (loss)........................................................    $ (1.9)      $ 35.8       $(1.9)       $ 12.7
--------------------------------------------------
                                                                             ======       ======       =====        ======


     See accompanying notes to combined/consolidated financial statements.

                            DADE INTERNATIONAL INC.
                 COMBINED/CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                    PREDECESSOR                SUCCESSOR
                             ------------------------- -------------------------
                                          PERIOD FROM  PERIOD FROM
                                           JANUARY 1,  DECEMBER 17,
                              YEAR ENDED  1994 THROUGH 1994 THROUGH  YEAR ENDED
                             DECEMBER 31, DECEMBER 16, DECEMBER 31, DECEMBER 31,
                                 1993         1994         1994         1995
                             ------------ ------------ ------------ ------------
CASH FLOW PROVIDED BY
 OPERATING ACTIVITIES:
 Net income (loss).........     $ (1.9)      $ 35.8      $  (1.9)     $  12.7
 Adjustments to reconcile
  net income (loss) to net
  cash provided by (used
  in) operating activities:

  Cumulative effect of
   accounting change........       3.3          --           --           --
  Depreciation expense......      50.3         50.3          --           4.4
  Amortization expense
   (credit).................       8.4          9.3         (0.1)         0.5
  Amortization of debt
   issuance costs...........       --           --           0.1          2.8
  Amortization of inventory
   step-up..................       --           --           5.6         40.4
  Provision for downsizing
   costs....................      30.2          --           --           --
  Deferred income taxes
   (benefit)................       --           --          (2.5)         1.6
 Changes in balance sheet
  items:
  Accounts receivable, net..       2.1         29.1        (11.6)       (76.9)
  Inventories...............       4.2          4.0          1.7          0.8
  Accounts payable..........      (1.9)        (1.5)         5.6         32.2
  Accrued liabilities.......       2.5         (7.2)         6.2          5.0
  Other assets..............     (12.6)        (2.3)         --          (1.3)
  Restructuring and
   downsizing payments......      (5.8)        (4.3)         --           --
  Other.....................      10.6         (8.7)        (6.1)        (2.1)
                                ------       ------      -------      -------
 Cash flow provided by
  (used in) operating
  activities...............       89.4        104.5         (3.0)        20.1
                                ------       ------      -------      -------
INVESTMENT ACTIVITIES:
 Purchase of Company, net
  of cash acquired.........        --           --         (68.3)         --
 Proceeds from Baxter for
  purchase price
  adjustments, net.........        --           --           --           8.0
 Cash "restricted" for
  installment purchase
  price....................        --           --        (200.0)         --
 Purchase of marketable
  equity securities........        --           --           --          (2.0)
 Capital expenditures......      (56.7)       (29.9)        (1.0)       (35.3)
                                ------       ------      -------      -------
  Investment activities,
   net.....................      (56.7)       (29.9)      (269.3)       (29.3)
                                ------       ------      -------      -------
FINANCING ACTIVITIES:
 Issuance of common stock..        --           --          45.0          --
 Capital contribution......        --           --           --           1.8
 Debt issuance costs.......        --           --         (20.3)        (1.7)
 Cash dividend to Holdings
  for purchase of Holdings
  Preferred Stock from
  Baxter...................        --           --           --         (15.8)
 Proceeds from revolving
  credit agreement.........        --           --           --          23.0
 Repayment of borrowings
  under revolving credit
  agreement................        --           --           --         (23.0)
 Proceeds from bank credit
  agreement................        --           --         150.0         35.0
 Repayment of borrowings
  under bank credit
  agreement................        --           --           --         (21.5)
 Proceeds from issuance of
  senior subordinated
  notes....................        --           --         120.0          --
 Proceeds from sale of net
  assets held for sale.....        --           --           --          16.5
 Advances from (payments
  to) Baxter (cash)........      (32.7)       (74.6)         --           --
                                ------       ------      -------      -------
  Financing activities,
   net.....................      (32.7)       (74.6)       294.7         14.3
                                ------       ------      -------      -------
 Effect of exchange rate
  changes on cash..........        --           --           --           0.4
                                ------       ------      -------      -------
 Net increase in Cash and
  Cash Equivalents.........        0.0          0.0         22.4          5.5
CASH AND CASH EQUIVALENTS:
 Beginning of period.......        --           --           --          22.4
                                ------       ------      -------      -------
 End of period.............     $  --        $  --       $  22.4      $  27.9
                                ======       ======      =======      =======
SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION:
 Cash paid during the
  period for interest......     $  --        $  --       $   0.5      $  25.0
                                ======       ======      =======      =======
 Cash paid during the
  period for income taxes..     $  --        $  --       $   --       $   7.7
                                ======       ======      =======      =======
 Acquisition consideration
  contributed by Holdings..     $  --        $  --       $  40.0      $   --
                                ======       ======      =======      =======
 Installment note payable
  to Baxter for partial
  acquisition
  consideration............     $  --        $  --       $ 200.0      $   --
                                ======       ======      =======      =======
 Installment note paid from
  restricted cash..........     $  --        $  --       $   --       $(200.0)
                                ======       ======      =======      =======

     See accompanying notes to combined/consolidated financial statements.

                            DADE INTERNATIONAL INC.

     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY (SUCCESSOR)
                             (DOLLARS IN MILLIONS)

                                                                         UNREALIZED
                                                                         GAIN (LOSS)
                                                     NOTES                   ON
                         COMMON STOCK  ADDITIONAL  RECEIVABLE  RETAINED  MARKETABLE  CUMULATIVE      TOTAL
                         -------------  PAID IN    ON CAPITAL  EARNINGS    EQUITY    TRANSLATION STOCKHOLDER'S
                         SHARES AMOUNT  CAPITAL   CONTRIBUTION (DEFICIT) SECURITIES  ADJUSTMENT     EQUITY
                         ------ ------ ---------- ------------ --------- ----------- ----------- -------------
Balance at December 16,
 1994...................   --    $--     $ --        $ --       $  --       $ --        $--         $  --
                         -----   ----    -----       -----      ------      -----       ----        ------
Issuance of common
 stock.................. 1,000    --      45.0         --          --         --         --           45.0
Capital contribution....   --     --      40.0         --          --         --         --           40.0
Net loss................   --     --       --          --         (1.9)       --         --           (1.9)
                         -----   ----    -----       -----      ------      -----       ----        ------
Balance at December 31,
 1994................... 1,000    --      85.0         --         (1.9)       --         --           83.1
                         -----   ----    -----       -----      ------      -----       ----        ------
Capital contribution....   --     --       2.0         --          --         --         --            2.0
Notes receivable on
 capital contribution...   --     --       --         (0.2)        --         --         --           (0.2)
Net income..............   --     --       --          --         12.7        --         --           12.7
Cash dividend to
 Holdings on common
 stock..................   --     --       --          --        (15.8)       --         --          (15.8)
Unrealized gain (loss)
 on marketable equity
 securities.............   --     --       --          --          --        (1.1)       --           (1.1)
Cumulative translation
 adjustment.............   --     --       --          --          --         --         0.5           0.5
                         -----   ----    -----       -----      ------      -----       ----        ------
Balance at December 31,
 1995................... 1,000   $--     $87.0       $(0.2)     $ (5.0)     $(1.1)      $0.5        $ 81.2
                         =====   ====    =====       =====      ======      =====       ====        ======


     See accompanying notes to combined/consolidated financial statements.

                            DADE INTERNATIONAL INC.

              NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS

1 ORGANIZATION AND BUSINESS

  Dade International Inc., as successor by merger to Dade Acquisition, Inc., (the "Company" or "Successor") was incorporated in Delaware in 1994 to effect the acquisition (the "Acquisition") of the in vitro diagnostics products manufacturing and services businesses and net assets of Baxter Diagnostics, Inc. and certain of its affiliates ("BDI" or "Predecessor"), from Baxter International Inc. and its affiliates ("Baxter"). The in vitro diagnostics products manufacturing and services businesses of BDI consisted primarily of assets and businesses acquired through Baxter's 1985 acquisition of American Hospital Supply Corporation. The Company develops, manufactures and markets diagnostic equipment, reagents, consumable supplies and services worldwide. The financial statements include the accounts of the following product lines:
Dade, MicroScan, Stratus, Paramax, Burdick & Jackson, Bartels and Product Services.

  For 1993, operations outside the United States and Puerto Rico ("foreign operations") are included in the Predecessor's financial statements on the basis of fiscal years ending November 30. For 1994, as a result of the Acquisition's December 16, 1994 effective date, foreign operations' balance sheet amounts at December 16, 1994 are included in the Successor's Consolidated Balance Sheet at December 31, 1994, adjusted for purchase accounting resulting from the Acquisition. In addition, results of operations outside the United States and Puerto Rico for the period December 1, 1993 through December 16, 1994 are included in the Predecessor's 1994 Combined Statement of Operations while foreign operating results are excluded from the Successor's Consolidated Statement of Operations for the period from December 17, 1994 through December 31, 1994. For 1995, foreign operations' balance sheet amounts at November 30, 1995 are included in the Successor's Consolidated Balance Sheet at December 31, 1995. Further, to facilitate prompt year-end reporting of the consolidated financial statements, results of foreign operations for the period from December 17, 1994 through November 30, 1995 are included in the Successor's 1995 Consolidated Statement of Operations. Neither the inclusion of twelve and one-half months of foreign operations in the Predecessor's combined results of operations for 1994, nor the omission of one-half month of foreign operations from the Successor's 1994 and 1995 consolidated results of operations are material to the combined or consolidated financial statements.

  The Company is a wholly-owned subsidiary of Diagnostics Holding, Inc. ("Holdings"). Bain Capital, Inc. ("Bain Capital") and GS Capital Partners, L.P., an affiliate of the Goldman Sachs Group, L.P. ("GS Capital"), and their respective related investors owned, until August 2, 1995, all of the voting capital stock of Holdings, which owns all of the outstanding capital stock of the Company. On August 2, 1995, Holdings adopted stock purchase and option plans (Note 9) which provide for members of the Company's management to own capital stock of Holdings. At December 31, 1995 Bain Capital, GS Capital and their respective related investors owned virtually all of the capital stock of Holdings.

  The financial statements of Holdings are not required to be included herein by the rules and regulations of the Securities and Exchange Commission ("SEC") as Holdings has not issued a guarantee with respect to the repayment of the Company's 13% Senior Subordinated Notes ("Senior Subordinated Notes"). The Company is restricted by its existing Bank Credit Agreement and Senior Subordinated Notes indenture from loaning or dividending cash to Holdings, except under limited circumstances.

  The Acquisition was completed on December 20, 1994, effective as of December 16, 1994, under the terms of a purchase agreement between Baxter and Holdings ("Purchase and Sale Agreement"). The financial statements for the post-Acquisition period present the consolidated accounts of the Company. For the pre-Acquisition period, the combined financial statements present the operations of BDI purchased by the Company.

  The financial statements of the Company and BDI are not comparable in certain respects due to differences between the cost bases of certain assets and liabilities as well as Baxter having retained a significant portion of the Predecessor's trade accounts receivable at December 16, 1994 in accordance with the Purchase and Sale

                            DADE INTERNATIONAL INC.

Agreement. The Predecessor financial statements represent the "carve-out" financial position, results of operations and cash flows for the periods presented. Certain corporate and group general and administrative expenses of Baxter have been allocated to BDI on various bases which, in the opinion of management, are reasonable (Note 11). However, such expenses are not necessarily indicative of the nature and level of expenses which might have been incurred had BDI been operating as a separate company. Additionally, the combined statements of operations of BDI include the results of operations of Burdick & Jackson and Bartels which have been identified by the Company as assets held for sale (Note 4). Consequently, the post-Acquisition results of operations for these two businesses have been excluded from the Company's 1994 and 1995 Consolidated Statements of Operations.

  The financial information included herein does not necessarily reflect what the financial position and results of operations of BDI would have been had it operated as a stand alone entity during the periods covered, and may not be indicative of future operations or financial position.

 Senior Subordinated Notes Exchange Offering

  The Company filed a registration statement on Form S-4 (the "Exchange Offer Registration Statement") in June 1995 under the Securities Act of 1933, as amended, involving the registration of $120 million of its Series B 13% Senior Subordinated Notes due 2005 which, in July 1995, were exchanged for its 13% Senior Subordinated Notes due 2005 that were issued in connection with the Acquisition of the Company (the "Exchange Offering").

2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  This summary of significant accounting policies is presented to assist the reader in understanding and evaluating the accompanying financial statements. These policies are in conformity with generally accepted accounting principles, and have been applied consistently unless otherwise noted and apply to both the Company and the Predecessor unless otherwise noted.

 Management Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Principles of Consolidation

  The combined/consolidated financial statements include all majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain amounts in the Predecessor's financial statements have been reclassified to conform to the Successor's presentation.

 Revenue Recognition

  Successor's revenues for products that are subject to a Distribution Agreement in the United States with Baxter (a related party as more fully described in Notes 9 and 11) are recognized upon shipment of products to Baxter or direct shipment of the products by the Company to third party customers. Such revenues are recorded on the basis of the sales price to customers (i.e., generally the end consumer) less a distribution discount negotiated with Baxter's U.S. Distribution Division. All other revenues, including sales to VWR (Note 11), for products sold (i.e., those not subject to the Baxter Distribution Agreement) are recognized upon shipment of products to customers and are recorded on the basis of the sales price to such customers (i.e., generally the end consumer) or the sales price to VWR, as applicable.

                            DADE INTERNATIONAL INC.

  At December 31, 1995 the Company has recorded an estimate of the distribution discount due to Baxter's U.S. Distribution Division based upon items sold to Baxter which Baxter has not yet sold to third party customers. As the ultimate distribution discount is based upon the actual selling price by Baxter to third party customers, the estimated distribution discount recorded by the Company may be revised in the future as actual selling price information becomes available.

  Predecessor's revenues for products sold through Baxter (the Predecessor's parent) in the United States were recognized upon shipment by Baxter to customers (i.e., generally the end consumer). Such revenues were recorded on the basis of the sales price to customers less an intercompany distribution service fee negotiated with Baxter's U.S. Distribution Division. Distribution service fees were $63.4 million for the period January 1, 1994 through December 16, 1994 and $69.9 million for the year ended December 31, 1993 (Note
11). All other revenues for products sold were recognized upon shipment of products to customers.

  Revenues under product service contracts, which are generally for one year, are deferred and recognized ratably over the term of the contract.

 Cash and Cash Equivalents

  For purposes of reporting cash flows, cash and cash equivalents include demand deposits and cash equivalents which are highly liquid instruments with maturities of three months or less at the time of purchase and are held to maturity. Cash equivalents include $3.3 million and $23.7 million invested in short-term money market investments at December 31, 1994 and 1995, respectively.

  In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations in foreign countries are calculated based on their reporting currencies. As a result, amounts related to assets and liabilities reported in the Combined/Consolidated Statements of Cash Flows will not necessarily agree to changes in the corresponding balances on the Combined/Consolidated Balance Sheets. The effect of exchange rate changes on cash balances held in foreign currencies is reported below cash flows from financing activities.

 Restricted Cash

  As of December 31, 1994, $200 million of cash was restricted to settle the $200 million installment note payable to Baxter in connection with the Acquisition (Note 3). The installment note was paid from the restricted cash during 1995.

 Accounts Receivable

  Accounts receivable-trade are net of bad debt reserves of $2.2 million and $6.8 million at December 31, 1994 and 1995, respectively. Accounts receivable-trade are unsecured.

 Research and Development Expenses

  Expenditures by the Company for research, development and engineering of products and manufacturing processes are expensed as incurred. In conjunction with the Acquisition (Note 3), which was recorded in accordance with the purchase method of accounting, $30.3 million of fair value was first allocated to currently in-process research and development projects which were deemed to be of value to Successor's continuing research efforts and then written down to zero at the date of the Acquisition.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out method) or market. Cost includes materials, labor and manufacturing overhead costs. Market for raw materials is based on replacement costs and for other

                            DADE INTERNATIONAL INC.

inventory classifications on net realizable value. Appropriate consideration is given to deterioration, obsolescence and other factors in evaluating net realizable value.

  Inventories of the Company consist of the following (in millions):

                                                       DECEMBER 31, DECEMBER 31,
                                                           1994         1995
                                                       ------------ ------------
   Raw materials......................................    $ 20.8       $ 21.9
   Work-in-process....................................      37.9         34.4
   Finished products..................................     112.5         65.7
                                                          ------       ------
   Total inventories..................................    $171.2       $122.0
                                                          ======       ======

  Certain reclassifications have been made to the 1994 inventories balances to conform to the presentation of the 1995 balances.

  In connection with the Acquisition (Note 3), which was recorded in accordance with the purchase method of accounting, Successor's total inventories were written up by $46.0 million at the date of acquisition, $5.6 million and $40.4 million of which was charged to cost of goods sold during the period December 17, 1994 through December 31, 1994 and the year ended December 31, 1995, respectively. In addition, cost of goods sold for the year ended December 31, 1995 includes approximately $3.2 million of one time noncash charges related to historical depreciation expense associated with historical property, plant and equipment written down to zero in connection with the Acquisition (Note 3). Such depreciation expense was capitalized in inventories at the Acquisition date.

 Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Depreciation and amortization are provided for financial reporting purposes principally on the straight-line method over the estimated useful lives of the assets as follows:

                                               PREDECESSOR YEARS SUCCESSOR YEARS
                                               ----------------- ---------------
   Buildings..................................        40               40
   Machinery and equipment....................      3 to 11          3 to 10

  Assets recorded under capital leases are amortized over the life of the lease. Instruments leased to or placed with customers are included in machinery and equipment and are depreciated on a straight-line basis for a period not exceeding five years.

  Leasehold improvements are capitalized and amortized over their estimated useful lives or over the terms of the related leases, if shorter.

  Property, plant and equipment of the Company consist of the following (in millions):

                                                      DECEMBER 31, DECEMBER 31,
                                                          1994         1995
                                                      ------------ ------------
   Land..............................................    $ --         $ --
   Buildings and leasehold improvements..............      --           0.4
   Machinery and equipment...........................      0.5         26.9
   Construction in progress..........................      0.5          8.9
                                                         -----        -----
   Total property, plant and equipment, at cost......      1.0         36.2
   Accumulated depreciation and amortization.........      --          (4.4)
                                                         -----        -----
   Net property, plant and equipment.................    $ 1.0        $31.8
                                                         =====        =====

                            DADE INTERNATIONAL INC.

  In connection with the Acquisition (Note 3), which was recorded in accordance with the purchase method of accounting, total historical cost of property, plant and equipment acquired was written down by $197.0 million to zero at the date of the Acquisition.

 Negative Goodwill/Goodwill

  Successor's "negative" goodwill arose since the preliminary fair value of net assets acquired significantly exceeded total acquisition cost, resulting in the writedown of the Company's non-current assets and the fair value allocated to currently in-process research and development projects to zero with the residual preliminary discount of $24.2 million being allocated to negative goodwill. Preliminary negative goodwill was $24.1 million at December 31, 1994, net of $0.1 million of accumulated amortization. Negative goodwill was adjusted downward during 1995 by $18.1 million, net of tax, related to the reallocation of final purchase price and the fair value of net assets acquired based upon: (i) the resolution of certain pre-Acquisition contingencies, including adjustments to certain legal accruals; (ii) the sale of Bartels and revision of estimated net realizable value of remaining net assets held for sale; (iii) a negotiated settlement amount of Other receivables--Baxter related to the assumption of certain contractual liabilities; (iv) a negotiated settlement with Baxter related to final purchase price adjustments;
(v) final determination of tax bases carried over from the Predecessor as of the Acquisition date, and the related deferred tax effects; and (vi) other miscellaneous adjustments arising from the determination of final fair values of the net assets acquired. Negative goodwill was $5.6 million at December 31, 1995, net of $0.5 million of accumulated amortization. The $18.1 million noncash adjustment to negative goodwill and its resulting impact on various asset and liability accounts has not been reflected in the Company's Consolidated Statement of Cash Flows for the year ended December 31, 1995. Negative goodwill is being amortized on a straight-line basis as a credit to income over 15 years.

  Predecessor goodwill represents primarily the excess of cost over the fair value of net assets allocated to the Predecessor arising from Baxter's 1985 acquisition of American Hospital Supply Corporation, and was being amortized on a straight-line basis over 40 years.

 Intangible Assets

  Intangible assets of the Predecessor included purchased patents and other identified rights which were amortized on a straight-line basis over their legal or estimated useful lives, whichever was shorter (generally not exceeding 17 years). In connection with the Acquisition (Note 3), intangible assets acquired, including Predecessor's goodwill, were written down to zero at the date of the Acquisition.

 Debt Issuance Costs

  Successor's debt issuance costs, which are being amortized over the applicable terms of the Bank Credit Agreement and 13% Senior Subordinated Notes indenture (7 years (weighted average) and 10 years, respectively), were $21.9 million at December 31, 1994, net of accumulated amortization of $0.1 million, and $19.1 million at December 31, 1995, net of accumulated amortization of $2.9 million.

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109), which is an asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences, utilizing current tax rates, of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets are recognized, net of any valuation allowance, for the

                            DADE INTERNATIONAL INC.

estimated future tax effects of deductible temporary differences and tax operating loss and credit carryforwards. Deferred tax expense or benefit represents the change in the deferred tax asset or liability balances. Additionally, the Company provides deferred tax liabilities for the eventual tax effect of repatriating all unremitted earnings of foreign subsidiaries. The Company's operations are included in Holdings' consolidated U.S. federal and state income tax returns.

  Baxter adopted SFAS No. 109 effective January 1, 1993. The effect on the combined financial statements of the Predecessor is reflected as the Cumulative Effect of Change in Accounting in the Combined Statements of Operations. Prior to January 1, 1993, the Predecessor accounted for income taxes pursuant to Accounting Principles Board Opinion No. 11, "Accounting for Income Taxes."

  BDI's operations were historically included in Baxter's consolidated U.S. federal and state income tax returns and in the tax returns of certain Baxter foreign subsidiaries. The provisions for income taxes shown in the Combined Statements of Operations have been determined as if BDI had filed separate tax returns under its then existing legal structure for the periods presented. All U.S. income taxes, including deferred taxes, were settled with Baxter on a current basis through the Baxter investment accounts.

 Environmental Expenditures

  Environmental expenditures by the Successor, which are not indemnified under the Purchase and Sale Agreement with Baxter (Note 15), are expensed or capitalized depending upon their future economic benefit. Expenditures which improve a property as compared with the condition of the property when originally constructed or acquired and which prevent future environmental contamination are capitalized. Expenditures which return a property to its condition at the time of acquisition are expensed, and the related liabilities recorded, when it is probable that obligations have been incurred and the amounts can be reasonably estimated.

 Foreign Currency Translation

  Assets and liabilities of the foreign subsidiaries are translated at the fiscal year-end exchange rate. Revenues and expenses are translated at an average rate of exchange in effect during the year. Due to the consolidation of foreign subsidiaries as of December 16, 1994 in the December 31, 1994 Consolidated Balance Sheet and the exclusion of their results from the Consolidated Statement of Operations for the period December 17, 1994 through December 31, 1994 (Note 1), no cumulative translation adjustments related to the Successor arose during that period.

 Long-Term Intercompany Notes Payable

  At December 31, 1994 and 1995, the Company had designated long-term interest bearing intercompany notes payable (denominated in various foreign currencies) from certain of its foreign subsidiaries as hedges of the Company's exposures to exchange rate fluctuations in specified countries. The aggregate loan values, translated to dollars, were $49.1 million both at inception and at December 31, 1994 and were $51.9 million at December 31, 1995. Net gains or losses on translation of these intercompany notes were recorded as a component of the Company's cumulative translation adjustment.

 Derivative Financial Instruments

  The Company utilizes derivative financial instruments for purposes other than trading, which include managing its exposure to foreign currency rate and interest rate fluctuations.

                            DADE INTERNATIONAL INC.

  The Company enters into forward currency exchange contracts with highly-rated counterparties, both forward contracts and option contracts, to manage its exposure to foreign currency fluctuations on assets and liabilities, including intercompany borrowing arrangements, denominated in foreign currencies. Premiums and discounts on these contracts are deferred in other assets and amortized to administrative expense over the life of the contract. Gains and losses on forward contracts resulting from revaluations are recorded to other assets during their life. Gains and losses on option contracts resulting from exercise are recorded to administrative expense. At the maturity of the forward contracts and the exercise of the option contracts, the currencies involved will be exchanged based on the contracted exchange rate. At December 31, 1995, deferred amounts relating to these contracts are not material to the consolidated financial statements, and the replacement value of "in-the-money" contracts was not significant. Total notional contract value of foreign currencies bought and sold forward at December 31, 1995 are as follows (in millions):

        Forward purchases..................................... $ 7.4
        Forward sales......................................... $27.4

  The Company also utilizes a purchased interest rate cap, for which the Company will receive cash payments from the counterparty if an indexed rate of interest is exceeded, to manage its exposure to interest rate increases on its outstanding debt. Premiums paid for the purchase of the cap are capitalized and amortized to interest expense over the life of the cap. Upon settlement of the cap, amounts received, if any, are deferred and amortized to interest expense over the related period. At December 31, 1995, capitalized amounts, including deferrals, relating to the cap are not material to the consolidated financial statements.

 Other Income

  For the year ended December 31, 1995, Other income in the Company's Consolidated Statement of Operations consists of interest income of $2.2 million.

 Earnings (Loss) Per Share

  Historical earnings (loss) per share are not presented in the Predecessor's Combined Statements of Operations because, as a division of Baxter, it had no separate capital structure. Earnings (loss) per share are not presented for the Successor as the Company's common stock is not publicly traded.

 Concentration of Credit Risk

  Financial instruments which potentially subject the Company to concentration of credit risk consist principally of trade accounts receivable. A large percentage of U.S. accounts receivable were generated by the Company's sales through Baxter's U.S. Distribution Division (Note 11). The credit risk is mitigated due to the large number of entities comprising Baxter's worldwide customer base and their dispersion across many different geographies.

  At December 31, 1994 and 1995, the Company was aware of several other potential concentrations of credit risk. A number of the Company's customers operate in the hospital and reference laboratory market, which may be impacted by any legislated healthcare reforms. Additionally, at December 31, 1994 and 1995, approximately $19.7 million or 61% and $20.0 million or 31%, respectively, of the Company's foreign accounts receivable were geographically concentrated in Italy. The Company does not expect these potential risk factors to have a material adverse impact on its results of operations or financial position. Furthermore, pursuant to the Purchase and Sale Agreement, certain of the Company's foreign accounts receivable at the date of Acquisition, including those in Italy, may be put back to Baxter if not fully collected within certain specified time periods after December 16, 1994.

                            DADE INTERNATIONAL INC.

 Fair Value of Financial Instruments

  The carrying values of cash equivalents and other current assets and liabilities (such as accounts receivable and payable) approximate fair value at December 31, 1994 and 1995 because of the short maturity of these instruments.

  The excess of the fair values of derivative financial instruments, as noted in "Derivative Financial Instruments" above, over carrying values aggregated $0.4 million at December 31, 1995.

  The carrying value of the Term Loans (Note 7) approximates fair value as the interest rate on each instrument adjusts based upon market interest rate changes. The fair value of the 13% Senior Subordinated Notes, as of December 31, 1995, is somewhat influenced by the general decline in longer term interest rates since the Notes were issued. However, it is not practicable to estimate current fair value of the Notes as there is no public listing for the Notes and there has been little to no trading activity in the issue.

  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

3 ACQUISITION

  Effective December 16, 1994, the Company, in separate transactions, acquired certain net assets and businesses of BDI, including the stock of various foreign subsidiaries, but excluding approximately $93.8 million of accounts receivable. One transaction was structured as an exchange pursuant to Section 351 of the United States Internal Revenue Code. The remaining transactions were structured as direct stock purchases or asset acquisitions. The Acquisition was recorded in accordance with the purchase method of accounting. Accordingly, the purchase price plus direct costs of the Acquisition were allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of Acquisition. Since the estimated fair values of the net assets acquired significantly exceeded total acquisition cost, the Company's non-current assets and currently in-process research and development projects were reduced to zero and the residual was recorded as negative goodwill. The estimated fair values were based on independent appraisals, management estimates, and arms-length negotiations with Baxter, and were subject to adjustments during 1995, which aggregated $18.1 million, after tax, and reduced the preliminary amount of negative goodwill (see Note 2 for discussion of the nature of final adjustments).

  A summary of assets acquired, liabilities assumed and the purchase price paid is as follows (in millions):

      Consideration:
        Cash............................................................ $ 65.9
        Installment note payable to Baxter..............................  200.0
        Preferred stock of Holdings issued to Baxter (Note 9)...........   40.0
        Costs of Acquisition............................................    8.3
        Preliminary Purchase Price Adjustment due from Baxter...........   (3.7)
                                                                         ------
                                                                          310.5
        Liabilities assumed.............................................  133.4
                                                                         ------
        Cost of assets acquired......................................... $443.9
                                                                         ======

                            DADE INTERNATIONAL INC.

  The preliminary cost allocated to each of the Company's assets and liabilities at the date of the Acquisition, as determined in accordance with the purchase method of accounting, is presented in the table below (in millions). The preliminary fair values allocated to acquired in-process research and development; property, plant and equipment and identifiable intangibles and other assets (shown below at a final allocated cost of zero) were $30.3 million, $179.0 million and $53.3 million, respectively.

      Cash.............................................................. $  1.3
      Accounts receivable...............................................   44.7
      Inventories.......................................................  178.5
      Prepaids and other current assets.................................    5.8
      Net assets held for sale..........................................   73.6
      Other receivables from Baxter.....................................   20.1
      Current deferred income tax assets................................   19.2
      In-process research and development...............................    --
      Property, plant and equipment.....................................    --
      Intangibles and other assets......................................    --
      Non-current deferred income tax assets............................  100.7
      Accounts payable and accrued liabilities..........................  (93.3)
      Pension and other non-current liabilities.........................  (14.8)
      Current deferred income tax liabilities...........................   (1.1)
      Negative goodwill.................................................  (24.2)
                                                                         ------
          Net assets acquired........................................... $310.5
                                                                         ======

  The Acquisition was financed by the issuance of $45 million of Holdings' common stock, $150 million of bank debt, $120 million of senior subordinated debt, and $40 million of Holdings' preferred stock. Of the $270 million of debt proceeds, $22 million was used for debt issuance costs and approximately $25 million was used for working capital purposes. The installment note payable to Baxter was paid in full plus accrued interest on January 6, 1995. In addition to the $3.7 million preliminary purchase price adjustment due from Baxter, and in accordance with provisions of the Purchase and Sale Agreement, the Company had submitted a reimbursement request to Baxter for approximately $16.4 million of "Excluded General Liabilities" related to recorded pre-Acquisition period "Taxes" and "Employee Benefits" obligations, as defined, which have been or will be paid on Baxter's behalf by the Company. The aggregate amount due from Baxter of $20.1 million, plus post-Acquisition net operating cash "true-up" amounts of $1.8 million due from Baxter, was included within "Other receivables--Baxter, net" in the accompanying Consolidated Balance Sheet at December 31, 1994. The gross Acquisition-related amounts due from Baxter were subject to customary review and post-closing adjustment procedures provided for within the Purchase and Sale Agreement. The Company received a substantial portion of the estimated amounts due from Baxter, including final receipt in January 1996 from Baxter of the $9.7 million shown in the December 31, 1995 Consolidated Balance Sheet. The negotiated amount of the final purchase price that was not received was charged to negative goodwill in the finalization of acquisition accounting.

  The following represents the unaudited pro forma results of operations of the Company and its subsidiaries as if the Acquisition had occurred on January 1, 1994 and January 1, 1993, respectively, after giving effect to certain adjustments, including the exclusion of Burdick & Jackson's and Bartels' results, exclusion of the Predecessor's 1993 restructuring and downsizing costs, reduced depreciation of property, plant and equipment, reduced amortization of intangibles, amortization of negative goodwill, cost savings from the Company's restructuring actions (Note 5), increased employee benefits offset by reduced postretirement expenses, increased stand alone costs, increased interest expense on acquisition debt, the exclusion of non-recurring inventory writeoffs, and the related income tax effects of these adjustments (in millions):

                            DADE INTERNATIONAL INC.

                                                        PRO FORMA    PRO FORMA
                                                        YEAR ENDED   YEAR ENDED
                                                       DECEMBER 31, DECEMBER 31,
                                                           1993         1994
                                                       ------------ ------------
                                                       (UNAUDITED)  (UNAUDITED)
   Net sales..........................................    $653.5       $625.9
                                                          ======       ======
   Net income.........................................    $ 39.1       $ 44.3
                                                          ======       ======

  The unaudited pro forma results of operations presented above, which have been adjusted to reflect the final amount of negative goodwill, are not necessarily indicative of the results that actually would have been obtained if the Acquisition had occurred on January 1, 1993 and 1994 and are not intended to be a projection of future results or trends.

4 NET ASSETS HELD FOR SALE

  The Company operated two businesses (Burdick & Jackson and Bartels) which, along with certain excess land and warehouse facilities at another location, were identified at the date of Acquisition (Note 3) as operations and assets to be sold. Burdick & Jackson is an integrated manufacturer of high purity solvents used for chromatography and spectrophotometry in the analytical laboratory. Bartels manufactures viral testing and related reagents under the Bartels name. Accordingly, the Company recorded $73.2 million as "Net assets held for sale" at December 31, 1994, which represented the estimated proceeds to be received from the sale of these operations and the excess land and facilities plus expected operating cash flow during the holding period, offset by interest expense on bank debt to be repaid with the estimated sales proceeds. The results of operations of Burdick & Jackson and Bartels have not been reflected in the Company's Consolidated Statements of Operations; however, they have been reflected in the combined financial statements of the Predecessor. Operating results for Burdick & Jackson and Bartels included in the Predecessor's Combined Statements of Operations follow (in millions):

                                                                   PERIOD FROM
                                                                 JANUARY 1, 1994
                                                     YEAR ENDED      THROUGH
                                                    DECEMBER 31,  DECEMBER 16,
                                                        1993          1994
                                                    ------------ ---------------
   Net sales.......................................    $36.7          $34.3
                                                       =====          =====
   Net income......................................    $ 5.6          $ 5.8
                                                       =====          =====

  Bartels was sold during 1995 for gross proceeds of $16.5 million. The excess of the actual net proceeds over the Bartels carrying value at the date of its sale resulted in an adjustment and reallocation of the acquisition cost of the Company. Burdick & Jackson and the excess land and facilities were not sold during 1995; however, the excess land and facilities were sold in February 1996 at approximately the expected net proceeds, and the Company is currently actively marketing Burdick & Jackson. As the Company intends to sell Burdick & Jackson during 1996, the estimated net proceeds from its pending sale and from the February 1996 sale of the excess land and facilities, aggregating $54.9 million, were recorded as Net assets held for sale at December 31, 1995. As the Burdick & Jackson operations were not sold within one year of the Acquisition, its operations, as well as the interest expense on bank debt to be repaid with the estimated sales proceeds, will be reflected net within a single line in the Company's Consolidated Statements of Operations starting January 1, 1996. Interest expense allocated to the Net assets held for sale aggregated $6.1 million for the year ended December 31, 1995.

  Net assets held for sale at December 31, 1995 reflect the actual amount received from the sale of excess land and facilities in February 1996 plus management's best estimate of the amount expected to be realized on

                            DADE INTERNATIONAL INC.

the sale of Burdick & Jackson. The amount the Company will ultimately realize could differ materially from the amount assumed in arriving at the net proceeds on disposal of the operations.

5 RESTRUCTURING AND DOWNSIZING CHARGES

  At the time of the Acquisition, the Successor's new ownership had identified a series of strategic restructuring actions for which it accrued an aggregate reserve of $21.0 million to cover severance actions ($10.8 million) and direct costs to exit certain facilities ($10.2 million) as part of a facilities and plant rationalization program. This overall plan is designed to improve the Company's future profitability. Restructuring actions include moving certain reagent production from Puerto Rico to Miami; consolidation and relocation of Paramax's manufacturing operations from Irvine, California; exiting an existing leased facility in Miami and moving the operations to owned facilities in Miami; streamlining the European sales force and exiting the Company's in-house printing and labeling functions in favor of third-party outsourcing. A total gross headcount reduction of 482 was identified as a part of these actions, consisting primarily of manufacturing and manufacturing support personnel at the affected operations and sales force personnel in Europe. The majority of these actions have already been completed and the overall program is expected to be completed prior to December 1996. During 1995, the Company paid $4.9 million to cover severance actions, paid $9.0 million for direct costs to exit certain facilities and terminated 288 employees under its restructuring plan, leaving a remaining restructuring reserve balance at December 31, 1995 of $7.1 million.

  In 1993, BDI undertook a series of measures to downsize its sales, general and administrative and non-strategic research and development staffs as part of a reorganization of its business units into a single operating division. These actions resulted in a charge of approximately $13.9 million (primarily for severance benefits paid to approximately 450 employees), substantially all of which was paid prior to December 16, 1994. As part of these initiatives, BDI also recorded a $16.3 million noncash charge for inventory and fixed asset write-offs in 1993 due to a decision to discontinue further investment (research and development and capital) and to curtail future production of certain under-performing product lines.

  The 1993 Combined Statement of Cash Flows includes $2.3 million of cash expenditures related to a BDI 1990 restructuring program.

6 ACCRUED LIABILITIES

  Accrued liabilities of the Company consist of the following (in millions):

                                                    DECEMBER 31, DECEMBER 31,
                                                        1994         1995
                                                    ------------ ------------
   Salaries, wages, commissions, withholdings and
    other payroll taxes............................    $19.2        $ 36.0
   Property, sales and use and other taxes.........      1.3           8.4
   Restructuring and downsizing costs..............     21.9           7.1
   Deferred service contract revenue/warranty......      5.6          11.3
   Accrued debt/Acquisition costs..................      6.3           --
   Interest payable................................      --            8.8
   Other...........................................     28.3          34.3
                                                       -----        ------
                                                       $82.6        $105.9
                                                       =====        ======

  Approximately $16.4 million of the Successor's accrued liabilities at December 31, 1994 represent "Excluded General Liabilities" related to "Taxes" and "Employee Benefits" obligations, as defined pursuant to the Purchase and Sale Agreement, for which the Company submitted a request for reimbursement from Baxter

                            DADE INTERNATIONAL INC.

as a result of the Company having to logistically settle these liabilities on Baxter's behalf (Note 3). A substantial portion of these liabilities were reimbursed to the Company by Baxter. The portion disputed by Baxter, and ultimately agreed by the Company, was treated as an adjustment and reallocation of the acquisition cost of the Company (Note 2).

7 LONG-TERM DEBT AND LEASE OBLIGATIONS

  Long-term debt of the Company, which is subject to mandatory repayments under certain conditions (as described below), consists of the following (in millions):

                                                       DECEMBER 31, DECEMBER 31,
                                                           1994         1995
                                                       ------------ ------------
   Bank Credit Agreement:
     A Term Loan......................................    $ 15.0       $ 39.9
     B Term Loan......................................      40.0         36.6
     C Term Loan......................................      45.0         41.2
     D Term Loan......................................      50.0         45.8
   13% Senior Subordinated Notes......................     120.0        120.0
                                                          ------       ------
                                                           270.0        283.5
   Less current portion...............................      (6.6)        (5.8)
                                                          ------       ------
                                                          $263.4       $277.7
                                                          ======       ======

 Term Loans and Revolving Credit Facility

  The Company entered into a Bank Credit Agreement with Bankers Trust Company as agent which provided for loans of up to $275 million (subsequently amended to $250 million). Loans available under the Bank Credit Agreement originally consisted of $115 million in aggregate principal amount of A Term Loan (subsequently amended to $50 million), $40 million in aggregate principal amount of B Term Loan, $45 million in aggregate principal amount of C Term Loan and $50 million in aggregate principal amount of D Term Loan (collectively, the "Term Loans") and a $25 million (subsequently amended to $65 million) revolving credit facility (the "Revolving Credit Facility"), which permits the Company to borrow up to $25 million (subsequently amended to $65 million) to finance working capital, letters of credit and other general corporate needs. The Company used $150 million of the Term Loans (only $15 million of the A Term Loan commitment) to provide a portion of the funds necessary to consummate the Acquisition of the Company (Note 3).

  Indebtedness of the Company under the Bank Credit Agreement is guaranteed by Holdings and the domestic subsidiaries of the Company. The borrowings under the Bank Credit Agreement are secured by all of the stock of the Company and each of its direct and indirect subsidiaries as well as substantially all of the domestic assets and certain foreign assets of the Company. The agreement contains various restrictive covenants, including but not limited to minimum earnings and interest coverage requirements, as well as limitations on borrowings, dividends/advances to Holdings and capital expenditures. The Company was in compliance with all debt covenants during the period December 17, 1994 through December 31, 1994 and during the year ended December 31, 1995.

  Indebtedness under the Bank Credit Agreement bears interest at a floating rate. Indebtedness under the Revolving Credit Facility and the Term Loans bears interest at a rate based upon (i) the Base Rate (defined as the higher of (a) the applicable prime rate of Bankers Trust Company or (b) the Federal Reserve reported certificate of deposit rate as adjusted pursuant to the Bank Credit Agreement plus 1/2 of 1%) in either case plus 1.75% in respect of A Term Loan and the loan under the Revolving Credit Facility, 2.25% in respect of B Term

                            DADE INTERNATIONAL INC.

Loan, 2.50% in respect of C Term Loan and 2.875% in respect of D Term Loan or, after March 19, 1995 at the Company's option, (ii) the Eurodollar Rate (as defined in the Bank Credit Agreement) for one, two, three or six months, in each case plus 2.75% in respect of A Term Loan and the Revolving Credit Facility, 3.25% in respect of B Term Loan, 3.50% in respect of C Term Loan and 3.875% in respect of D Term Loan. At December 31, 1994, for the period December 17, 1994 through December 31, 1994, and for the period January 1, 1995 through March 21, 1995 the Company had funded its borrowings using the Base Rate option. At December 31, 1995 and for the period March 22, 1995 through December 31, 1995, the Company had funded its borrowings using the Eurodollar Rate Option. The Base Rate in effect at December 31, 1994 was the prime rate of 8.5%. The Eurodollar Rate in effect at December 31, 1995 was 5.875% in respect of A Term Loan and B Term Loan, 5.6875% in respect of C Term Loan, and 5.625% in respect of D Term Loan. As a condition of its Bank Credit Agreement, the Company has entered into an interest rate protection agreement with one of its banks, whereby effective March 14, 1995, it purchased a three year interest rate cap on $80 million of its outstanding term debt with a strike price of a LIBOR rate of 9% per annum.

  At December 31, 1994 and 1995, no amounts were outstanding under the Revolving Credit Facility, which expires September 30, 2000.

  The A Term Loan will mature on September 30, 2000. The B Term Loan will mature on December 31, 2001. The C Term Loan will mature on December 31, 2002. The D Term Loan will mature on June 30, 2003. The A Term Loan is subject to quarterly amortization payments which commenced in June 1995. The B Term Loan, C Term Loan and D Term Loan are subject to quarterly amortization payments which commenced in March 1995. In addition, the Bank Credit Agreement provides for mandatory repayments, subject to certain exceptions, of noncurrent portions of the Term Loans (and after all Term Loans have been repaid, certain commitment reductions under the Revolving Credit Facility) based on certain net asset sales outside the ordinary course of business of Holdings and its subsidiaries (including the asset sales contemplated in Note 4), the net proceeds of certain debt and equity issuances and 75% of Excess Cash Flow (as defined therein) per annum.

  The Revolving Credit Facility may be repaid and reborrowed. The Company is required to pay to the lenders under the Bank Credit Agreement a commitment fee equal to 1/2 of 1% per annum, payable on a quarterly basis, on the average unused portions of the Revolving Credit Facility and Term Loans during such quarter.

  The Bank Credit Agreement requires the Company to meet certain financial tests, including minimum levels of EBITDA (as defined therein), minimum interest coverage, maximum leverage ratio, other covenants which, among other things, limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness (including the 13% Senior Subordinated Notes), liens and encumbrances and other matters customarily restricted in such agreements.

  The Bank Credit Agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, ERISA, judgment defaults, failure of any guaranty or security agreement supporting the Bank Credit Agreement to be in full force and effect and change of control of Holdings or the Company.

 13% Senior Subordinated Notes

  The 13% Senior Subordinated Notes are due February 1, 2005 with interest payable semiannually. The 13% Senior Subordinated Notes are unsecured and were exchanged for 13% senior subordinated notes which were registered under the Securities Act of 1933 during 1995. The 13% Senior Subordinated Notes contain certain restrictive covenants, such as restrictions on certain payments, incurrence of additional debt and mergers and other change of control provisions.

                            DADE INTERNATIONAL INC.

  The 13% Senior Subordinated Notes are redeemable, in whole or in part, at the Company's option commencing February 1, 2000, except that the Company may redeem the Senior Subordinated Notes prior to February 1, 1998, with certain limitations, with the net proceeds of one or more public equity offerings. Redemption prices are specified in the Indenture Agreement.

 Letters of Credit

  At December 31, 1994, the Company was contingently obligated to fund $200 million in letters of credit to support the Company's installment note payable to Baxter (Note 3). The note was paid in full, and the letters of credit canceled, on January 6, 1995.

 Aggregate Maturities of Long-Term Debt

  The aggregate maturities of long-term debt at December 31, 1995 are as follows (in millions):

        1996................................................. $  5.8
        1997.................................................    9.1
        1998.................................................   10.9
        1999.................................................   10.9
        2000.................................................   16.0
        Thereafter...........................................  230.8
                                                              ------
                                                              $283.5
                                                              ======

 Multi--Currency Credit Facility

  During 1995, the Company entered into a multi-currency credit facility providing for aggregate borrowings of up to $10 million. This facility is guaranteed by the Company and provides working capital funds to several foreign subsidiaries. At December 31, 1995, of the $2.1 million of non-domestic bank debt outstanding, borrowings aggregating $1.0 million were outstanding under the facility, at interest rates on the various components equal to the specific foreign currency LIBOR rate plus a margin of 2.75%.

 Operating Leases

  The Company leases certain facilities and equipment under operating leases expiring at various dates. Most of these operating leases contain renewal options.

  Future minimum lease payments (including interest) under noncancelable operating leases at December 31, 1995 are as follows (in millions):

        1996.................................................. $ 9.4
        1997..................................................   5.1
        1998..................................................   2.0
        1999..................................................   1.1
        2000..................................................   1.0
        Thereafter............................................   1.6
                                                               -----
                                                               $20.2
                                                               =====

                            DADE INTERNATIONAL INC.

  Total expense for all operating leases was a net $16.6 million for the year ended December 31, 1993, $14.8 million for the period January 1, 1994 through December 16, 1994, $0.5 million for the period December 17, 1994 through December 31, 1994 and $12.9 million for the year ended December 31, 1995.

8 INCOME TAXES

  Income (loss) before income tax expense is as follows (in millions):

                                  PREDECESSOR                    SUCCESSOR
                          ---------------------------- ------------------------------
                                         PERIOD FROM      PERIOD FROM
                                       JANUARY 1, 1994 DECEMBER 17, 1994
                           YEAR ENDED      THROUGH          THROUGH       YEAR ENDED
                          DECEMBER 31,  DECEMBER 16,     DECEMBER 31,    DECEMBER 31,
                              1993          1994             1994            1995
                          ------------ --------------- ----------------- ------------
Domestic (including
 Puerto Rico)...........     $39.3          $73.7            $(4.2)         $20.5
Foreign.................     (25.6)         (23.7)             --            (0.6)
                             -----          -----            -----          -----
Income (loss) before in-
 come tax expense.......     $13.7          $50.0            $(4.2)         $19.9
                             =====          =====            =====          =====

 Tax Expense (Benefit)

  Income tax expense (benefit) consists of the following (in millions):

                                  PREDECESSOR                     SUCCESSOR
                          ---------------------------- ------------------------------
                                         PERIOD FROM      PERIOD FROM
                                       JANUARY 1, 1994 DECEMBER 17, 1994
                           YEAR ENDED      THROUGH          THROUGH       YEAR ENDED
                          DECEMBER 31,  DECEMBER 16,     DECEMBER 31,    DECEMBER 31,
                              1993          1994             1994            1995
                          ------------ --------------- ----------------- ------------
CURRENT
Domestic:
  Federal...............     $ --           $ --             $ --            $1.0
  State and local (in-
   cluding Puerto Ri-
   co)..................       5.0            5.5              0.2            3.6
Foreign.................       0.6            1.9              --             1.0
                             -----          -----            -----           ----
Current income tax ex-
 pense..................       5.6            7.4              0.2            5.6
                             -----          -----            -----           ----
DEFERRED
Domestic:
  Federal...............       --             --              (2.5)          (0.3)
  State and local (in-
   cluding Puerto Ri-
   co)..................       6.7            7.1              --             0.2
Foreign.................       --            (0.3)             --             1.7
                             -----          -----            -----           ----
Deferred income tax ex-
 pense (benefit)........       6.7            6.8             (2.5)           1.6
                             -----          -----            -----           ----
Total income tax expense
 (benefit)..............     $12.3          $14.2            $(2.3)          $7.2
                             =====          =====            =====           ====

                            DADE INTERNATIONAL INC.

 Tax Rates

  Differences between income taxes computed using the U.S. federal income tax statutory rate of 35% and income tax expense recorded by the Company are attributable to the following (in millions):

                                  PREDECESSOR                     SUCCESSOR
                          ---------------------------- ------------------------------
                                         PERIOD FROM      PERIOD FROM
                                       JANUARY 1, 1994 DECEMBER 17, 1994
                           YEAR ENDED      THROUGH          THROUGH       YEAR ENDED
                          DECEMBER 31,  DECEMBER 16,     DECEMBER 31,    DECEMBER 31,
                              1993          1994             1994            1995
                          ------------ --------------- ----------------- ------------
Income tax expense (ben-
 efit) at statutory
 rate...................     $  4.8        $ 17.5            $(1.5)         $ 7.0
Tax exempt operations...      (24.7)        (26.5)            (0.8)          (4.8)
Nondeductible (nontax-
 able) goodwill.........        2.3           2.2              --            (0.2)
State and local taxes
 (net of federal bene-
 fit)...................        0.4           0.5              --             0.5
Unrecognized net operat-
 ing loss
 carryforwards..........       19.9           8.9              --             3.1
U.S. tax on unremitted
 foreign earnings.......        --            --               --             1.1
Foreign tax expense
 (benefit)..............        9.5          11.5              --            (0.3)
Other factors...........        0.1           0.1              --             0.8
                             ------        ------            -----          -----
Income tax expense (ben-
 efit)..................     $ 12.3        $ 14.2            $(2.3)         $ 7.2
                             ======        ======            =====          =====

 Deferred Taxes

  Deferred tax assets (liabilities) of the Company are comprised of the following (in millions):

                                                     DECEMBER 31, DECEMBER 31,
                                                         1994         1995
                                                     ------------ ------------
   Gross deferred tax (liabilities).................    $ (4.0)      $ (4.6)
                                                        ------       ------
   Gross deferred tax assets:
     Property, plant and equipment basis differ-
      ences.........................................      55.3         40.7
     Tax goodwill...................................      41.2         39.4
     Inventories basis difference...................       5.5          7.7
     Accrued liabilities not currently deductible...       8.1          8.9
     Other intangible assets basis difference.......      10.1         18.8
     Net operating loss carryforwards...............       --          22.3
     Other..........................................      12.0         18.8
                                                        ------       ------
   Gross deferred tax assets........................     132.2        156.6
   Valuation allowance..............................      (6.9)       (13.6)
                                                        ------       ------
   Net deferred tax assets..........................     125.3        143.0
                                                        ------       ------
                                                        $121.3       $138.4
                                                        ======       ======

  Gross deferred tax assets were adjusted upward during 1995 by $21.3 million related to the reallocation of final purchase price and the fair value of net assets acquired (Note 2).

  At December 31, 1994 the Company recorded a valuation allowance of $6.9 million related to management's evaluation of the future realization of the excess tax basis for operating assets of certain foreign subsidiaries. Management has determined that, based upon facts existing at December 31, 1994, an adjusted valuation allowance at December 31, 1994 of $10.2 million was required. The offset to the $3.3 million upward adjustment to the valuation allowance was recorded as a reallocation of final purchase price (Note 2). In assessing

                            DADE INTERNATIONAL INC.

the value of the gross deferred tax assets at December 31, 1995, management has analyzed the Company's forecast for future taxable earnings (and losses) by jurisdiction and other relevant factors and concluded that recoverability of a net deferred tax asset of $143.0 million is more likely than not. Accordingly, a $13.6 million valuation allowance has been established at December 31, 1995.

  The Company has requested a tax exemption grant from Puerto Rico which will provide that its manufacturing operations be partially exempt from local taxes until the year 2014. Appropriate taxes have been provided for these operations assuming repatriation of all available earnings. Taxes have been provided on the basis that the Company will receive the tax exemption retroactive to the period ended December 31, 1994. If the Company does not receive the tax exemption grant, the Company would be subject to additional local income taxes of approximately $6.0 million, net of federal benefit, through December 31, 1995.

  At December 31, 1995, the Company had net operating loss carryforwards available in the United States for federal income tax return purposes of $43.6 million which expire in 2009 and 2010. U.S. tax rules impose limitations on the use of net operating losses and excess tax bases following certain changes in ownership. If such a change were to occur, the limitation could reduce the amount of these benefits that would be available to offset future taxable income, starting with the year of ownership change. Additionally, at December 31, 1995, the Company had net operating loss carryforwards available in countries outside of the United States of $12.5 million with various dates of expiration.

  Deferred U.S. federal income taxes and foreign withholding taxes have been provided on the undistributed earnings of foreign subsidiaries deemed available for repatriation.

9 STOCKHOLDER'S EQUITY

 Common Stock

  The Company's common stock consists of 1,000 authorized shares of $.01 par value stock with voting rights, of which 1,000 shares were issued and outstanding at December 31, 1994 and 1995. All outstanding shares at December 31, 1994 and 1995 are owned by Holdings.

  During 1995, Holdings sold additional common stock of Holdings to members of the Company's management for $1.8 million in cash and $0.2 million in notes receivable. Holdings contributed the aggregate $2.0 million, including the notes receivable, to the capital of the Company which has classified the contribution as "Additional paid in capital" at December 31, 1995.

 Preferred Stock of Holdings

  Preferred stock of Holdings, with a fair value of $40.0 million, was issued to Baxter on December 20, 1994 as part of the total consideration paid to Baxter for the Company. Such consideration was contributed by Holdings to the capital of the Company and is classified as "Additional paid in capital" at December 31, 1994. A portion of the preferred stock was repurchased by Holdings from Baxter in a negotiated transaction and canceled by Holdings in December 1995 for an aggregate purchase price less than its fair value at issuance. The Company distributed $15.8 million to Holdings in December 1995 for Holdings' use for such preferred stock repurchase.

 Stock Purchase and Option Plans of Holdings

  On August 2, 1995, Holdings adopted the 1995 Executive Stock Purchase and Option Plan (the "Executive Plan") and the 1995 Management Stock Option Plan (the "Plan"). The Executive Plan provides for the sale of

                            DADE INTERNATIONAL INC.

Holdings' common stock and the issuance of nonqualified stock options to purchase Holdings' common stock to certain members of the Company's management. The Plan provides for the issuance of nonqualified stock options to purchase Holdings' common stock to certain other members of the Company's management.

  All common stock shares sold, and stock options granted, to management under the Executive Plan and the Plan have issuance and exercise prices equal to or greater than the fair market value of Holdings' common stock on the date of sale or grant. The stock options have various vesting terms based upon the Company's performance and the passage of time. All granted stock options vest within ten years of the date of grant.

10 BAXTER INVESTMENT--PREDECESSOR

  A summary of changes in Baxter's investment, excluding the "Cumulative translation adjustment," is as follows (in millions):

      Excess of assets over liabilities at December 31, 1992............ $596.6
      Net loss 1993.....................................................   (1.9)
      Net change in amounts due to/from Baxter (Note 11)................  (29.4)
                                                                         ------
      Excess of assets over liabilities at December 31, 1993............  565.3
      Net income from January 1, 1994 through December 16, 1994.........   35.8
      Net change in amounts due to/from Baxter (Note 11)................  (74.6)
                                                                         ------
      Excess of assets over liabilities at December 16, 1994............ $526.5
                                                                         ======

11 RELATED PARTY TRANSACTIONS

  Commencing in December 1994, the Company and Baxter entered into a distribution agreement within the United States and other ancillary agreements to provide transition services to the Company and product services to Baxter. The terms of such agreements are summarized in the following paragraphs.

 U.S. Distribution Agreement

 Baxter

  The U.S. Distribution Agreement, which became effective at closing, and as amended and restated as of September 15, 1995, gives Baxter's U.S. Distribution Division the right, generally on an exclusive basis, to sell the Company's products in the areas in which Baxter's U.S. Distribution Division previously sold BDI's products. The term of this agreement is five years and provides for an automatic two year renewal term, and thereafter successive one year renewal terms. Baxter may terminate the agreement at any time after the four year anniversary date by providing the Company with at least six months prior written notice. The Company may also terminate the agreement at any time after the eighteen month anniversary with at least six months prior written notice. As of December 31, 1994 and 1995, the Company had $15.4 million and $53.4 million, respectively, of accounts receivable resulting from sales to Baxter's U.S. Distribution Division. Net sales to Baxter's U.S. Distribution Division aggregated $15.4 million for the period from December 17, 1994 through December 31, 1994 and $348.6 million for the year ended December 31, 1995. Net sales to Baxter divisions other than U.S. Distribution (including those under product services agreements discussed below) aggregated $15.3 million for the year ended December 31, 1995. Accounts receivable related to such non-U.S. Distribution Division sales aggregated $1.8 million at December 31, 1995.

                            DADE INTERNATIONAL INC.

  The U.S. Distribution Agreement provides for distribution margins to be received by Baxter at specified percentages off end user selling prices for which Baxter will provide the following: customer service, distribution services, outbound transportation, accounts receivable credit and collection, post sales services, leasing services (including capital equipment coordinators), sales administration, and a quality assurance program. Baxter will also continue to include the Company's products in Baxter's Corporate Program which provides rebates to customers who meet large volume purchase requirements.

  The Company reimburses Baxter for office support, national rebates and administration fees to multi-hospital systems, marketing tracing fees and cash application services for Product Services at Baxter's cost, which aggregated $0.2 million for the period December 17, 1994 through December 31, 1994 and $4.1 million during the year ended December 31, 1995.

 VWR Scientific Products Corporation (VWR)

  Effective September 15, 1995, the Company entered into an Exclusive Distribution Agreement with VWR for distribution of certain of its products to Industrial Customers. Such products were previously covered by the U.S. Distribution Agreement with Baxter; however, VWR acquired distribution rights to such products in connection with VWR's acquisition of Baxter's industrial products distribution business in 1995. The initial term of this agreement ends on December 31, 2000 and provides for automatic one year renewal terms. VWR or the Company may terminate the agreement any time after December 31, 2000 by providing at least six months prior written notice. The Company may also terminate the agreement at any time after the date of the agreement with at least six months prior written notice.

 Transition Services Agreement

  Pursuant to the Transition Services Agreement, which has a two year term, Baxter will supply the Company with certain international support services including regulatory support, sales and marketing support, warehousing services, human resource support, information resources, office space and accounting support. Baxter will also provide for two years certain domestic support services including data processing, regulatory and administrative services. Annual price increases will be the lower of 3% or the increase in the United States Consumer Price Index (CPI). The Consolidated Statements of Operations include $0.2 million for these services for the period December 17, 1994 through December 31, 1994 and $12.1 million for these services for the year ended December 31, 1995.

 Product Services Agreements

  Baxter and the Company have entered into Product Services Agreements whereby the Product Services unit of the Company will provide services to Baxter divisions on terms similar to those used historically. The terms of these Agreements range from one to three years, with automatic renewals unless terminated by notice. Notice required for termination of these Agreements ranges from 90 days to twelve months. The Consolidated Statement of Operations includes $12.5 million of net sales for these services for the year ended December 31, 1995.

 Leases

  In connection with the Acquisition, the Company will continue to lease certain warehouse facilities from Baxter and, in turn, Baxter has entered into a three year lease for one of the Company's owned warehouses in Miami. Lease payments to Baxter aggregated $0.5 million during the year ended December 31, 1995. Lease payments received from Baxter aggregated $0.1 million during the year ended December 31, 1995.

 Management Services Agreements

  The Company and Holdings entered into five year Management Services Agreements with Bain Capital and Goldman, Sachs & Co. (an affiliate of GS Capital) pursuant to which they will pay Bain Capital and Goldman,

                            DADE INTERNATIONAL INC.

Sachs & Co. an aggregate annual fee of up to $2.0 million, subject to compliance with the terms of the Indenture governing the 13% Senior Subordinated Notes, plus their respective out-of-pocket expenses. Pursuant to the Management Services Agreements, Bain Capital and Goldman, Sachs & Co. have provided, and will continue to provide, management consulting, advisory services and support, negotiation and analysis of financing alternatives, acquisitions and dispositions and other services agreed upon by the Company, Bain Capital and Goldman, Sachs & Co. In connection with the Acquisition (Note
3), advisory fees and out-of-pocket expense reimbursements of $5.1 million and $1.5 million were paid to Bain Capital and Goldman, Sachs & Co., respectively, by Dade Acquisition, Inc. (Note 1). Advisory fees and out-of-pocket expense reimbursements under the Management Services Agreements of $1.8 million and $0.3 million to Bain Capital and Goldman, Sachs & Co., respectively, are included in the Consolidated Statement of Operations for the year ended December 31, 1995.

 Baxter Cash Management System--Predecessor

  The Predecessor participated in Baxter's centralized cash management program with respect to intercompany sales and accounts receivable, accounts payable and payroll/employee benefits. As a result, the Predecessor did not report a cash balance. Historically, the intercompany receivables and payables were settled in the normal course of business, usually within 30 to 60 days, and were not interest-bearing.

 Allocation of Baxter Selling, General and Administrative Expenses--
Predecessor

  Baxter had provided to the Predecessor certain domestic legal, treasury, audit, data processing, insurance, facility, regulatory and administrative services. Baxter had also provided to the Predecessor certain international support services from shared facilities in several locations worldwide. These shared services include regulatory and quality assurance, sales and marketing, warehousing, human resources, legal, information resources, office space and accounting and tax services. Charges for these domestic and international services to the Predecessor were based on allocations of Baxter's actual direct and indirect costs using varying allocation bases as appropriate (sales, payroll, headcount, managed capital, etc.) designed to estimate the actual cost incurred by Baxter to render these services to the Predecessor. The allocation process was consistent with the methodology used by Baxter to allocate the cost of similar services provided to its other business units. The allocated costs of these services are reflected in the Combined Statements of Operations and are summarized in the table below. No provision was made for possible incremental expenses that would have been incurred had the Predecessor operated as an independent stand-alone entity.

  The Predecessor also leased certain facilities on a month-to-month basis from Baxter. The lease rates approximated Baxter's cost and are included in the table below in the caption "Certain domestic services provided by Baxter."

  Baxter's U.S. Distribution Division was the exclusive distributor for the Predecessor's products in the United States. The U.S. Distribution Division provided the following services to BDI: customer service, distribution services, outbound transportation, accounts receivable, credit and collection, post-sales services, leasing services (including capital equipment coordinators), sales administration, and a quality assurance program.

  The estimated cost of providing these services was allocated to the Predecessor based on an allocation of actual direct and indirect costs incurred by the U.S. Distribution Division to provide these services. The allocation methodology was based primarily on sales volume and was consistent with the manner in which such costs were allocated to other Baxter manufacturing divisions for which the U.S. Distribution Division is the exclusive U.S. distributor. Based on Baxter's exclusive distribution arrangements with independent third-party manufacturers, management believes these allocations approximated "arms-length" pricing for these services.

                            DADE INTERNATIONAL INC.

  The allocated costs of these services are included as direct reductions of "Net sales" in the Combined Statements of Operations. Sales of products and services through Baxter, net of allocated distribution costs, represented 61.5% and 68.0% of total company sales for the year ended December 31, 1993 and for the period January 1, 1994 through December 16, 1994, respectively.

  The Baxter Corporate Program provides hospitals and multi-hospital systems with a single point of contact to gain immediate and convenient access to all of Baxter's products, services and systems. Customers participating in the Corporate Program also receive corporate rebates in connection with large volume purchases. Volume rebates pertaining to the sale of the Predecessor's products under the Corporate Programs are included in the allocated distribution costs discussed above.

  The Product Services unit of the Predecessor provided maintenance and repair services for medical devices sold by the Predecessor and several other Baxter operating units. The allocated cost of these services was billed to Baxter on the basis of hourly billing rates for services rendered, and is included in "Net sales" in the Combined Statements of Operations as summarized in the table below.

  A summary of the Predecessor related party transactions described in the paragraphs above, all of which are with Baxter or Baxter affiliates, is shown in the table below (in millions):

                                                                  PERIOD FROM
                                                                JANUARY 1, 1994
                                                    YEAR ENDED      THROUGH
                                                   DECEMBER 31,  DECEMBER 16,
                                                       1993          1994
                                                   ------------ ---------------
   Product services provided to Baxter...........     $ 4.5          $ 5.8
                                                      =====          =====
   Certain domestic services provided by Baxter..     $ 6.6          $ 6.5
   Certain international services provided by
    Baxter.......................................      21.3           20.7
   Other distribution services provided by Bax-
    ter..........................................       1.8            1.2
                                                      -----          -----
   Total services provided by Baxter.............     $29.7          $28.4
                                                      =====          =====

12 MANAGEMENT INCENTIVE COMPENSATION PLAN AND DEFERRED COMPENSATION PLAN

  The Company established a Management Incentive Compensation Plan (the "MICP") in 1995 which provides for incentive awards to certain key executives of the Company. The MICP is administered by the Board of Directors. At the end of each year during the life of the MICP, the Board of Directors will make cash awards based upon the attainment of annual predefined operating performance objectives. Awards under the MICP are charged to operations in the year earned.

  The Company established a Deferred Compensation Plan in 1995 which permits eligible employees to defer a portion of their compensation. The deferred compensation, together with Company matching amounts and accumulated interest, is accrued but unfunded and is distributable in cash after retirement or termination of employment. Participation in the Deferred Compensation Plan is limited to a group of Eligible Employees as designated by the Board of Directors.

13 RETIREMENT PROGRAMS--SUCCESSOR

  The Successor maintains non-contributory defined benefit pension plans covering substantially all employees in the United States and Puerto Rico ("Domestic Plans") and a combination of contributory and non-contributory plans in certain foreign locations ("Foreign Plans"). The Domestic Plans' benefits are based on years of service and the employee's compensation during five of the last ten years of employment as defined by

                            DADE INTERNATIONAL INC.

the plans. The Company's funding policy is to make contributions to the trusts of the plans which meet or exceed the minimum requirements of the Employee Retirement Income Security Act of 1974 ("ERISA").

  Under the terms of the Acquisition, Baxter retained liability for future benefits payable to existing retirees and non-transferred employees of the Predecessor as of the Acquisition date, and the Company established new plans for retained active employees. At December 31, 1994, approximately $34.6 million of assets related to the new plans remained in Baxter's trust accounts pending a cash transfer by the trustees of this amount plus interest of 7.5% per annum through the actual date of transfer. During 1995, substantially all of the assets were transferred to the new plans. At December 31, 1995, plan assets primarily consist of stocks, bonds and contracts with insurance companies.

  Assets held by the trusts of the Company's plans, including assets remaining in Baxter's plans' trusts at December 31, 1994, consist of the following (in millions):

                                                       DECEMBER 31, DECEMBER 31,
                                                           1994         1995
                                                       ------------ ------------
   Total assets--Domestic Plans.......................    $25.0        $26.6
   Total assets--Foreign Plans........................      9.6         11.4
                                                          -----        -----
                                                          $34.6        $38.0
                                                          =====        =====

 Pension Expense

  Pension expense applicable to the Company includes the following components (in millions):

                                                   PERIOD FROM
                                                DECEMBER 17, 1994
                                                     THROUGH       YEAR ENDED
                                                  DECEMBER 31,    DECEMBER 31,
                                                      1994            1995
                                                ----------------- ------------
   Service cost-benefits earned during the pe-
    riod......................................        $ 0.1          $ 4.5
   Interest cost on projected benefit obliga-
    tion......................................          0.1            2.9
   Actual return on assets....................         (0.1)          (2.0)
   Net amortization and deferral..............          --            (0.3)
                                                      -----          -----
   Total pension expense......................        $ 0.1          $ 5.1
                                                      =====          =====

  Assumptions used for the above pension expense calculations include:

                                                       DECEMBER 31, DECEMBER 31,
                                                           1994         1995
                                                       ------------ ------------
   Discount rate applied to benefit obligation:
     Domestic plans...................................     8.75%        8.75%
     Foreign plans (average)..........................                  4.30%
   Long-term return on assets:
     Domestic plans...................................     9.50%        9.50%
     Foreign plans (average)..........................                  5.00%

  As foreign operations' results are excluded from the Company's Consolidated Statement of Operations for the period from December 17, 1994 through December 31, 1994, no pension expense related to foreign operations was recorded in the Consolidated Statement of Operations during that period.

                            DADE INTERNATIONAL INC.

 Funded Status

  The following tables set forth the funded status of amounts applicable to the Company (in millions):

                                                     DECEMBER 31, DECEMBER 31,
                                                         1994         1995
                                                     ------------ ------------
   Actuarial present value of benefit obligation:
     Vested benefits................................    $ 32.9       $ 46.5
                                                        ------       ------
     Accumulated benefits...........................      33.5         46.8
                                                        ------       ------
     Projected benefits.............................      43.9         56.0
   Less allocated plan assets at fair value.........     (34.6)       (38.0)
                                                        ------       ------
   Projected benefit obligation in excess of plan
    assets..........................................       9.3         18.0
   Unrecognized net gains (losses) and unrecognized
    prior service cost..............................       --          (5.1)
                                                        ------       ------
   Net pension liability............................    $  9.3       $ 12.9
                                                        ======       ======

  Assumptions used for the above funded status calculations include:

                                                     DECEMBER 31, DECEMBER 31,
                                                         1994         1995
                                                     ------------ ------------
   Annual rate of increase in compensation levels:
     United States plans............................     4.50%        4.50%
     Puerto Rico plan...............................     4.00%        4.00%
     Foreign plans (average)........................     4.60%        3.10%
   Discount rate applied to benefit obligation:
     United States plans............................     8.75%        7.75%
     Puerto Rico plan...............................     8.75%        7.75%
     Foreign plans (average)........................     6.00%        4.30%

  Most of the United States employees are eligible to participate in the Dade International Savings Investment Plan (SIP), a Company-sponsored qualified 401(k) plan. Participants may contribute up to 12% of their annual compensation, up to certain limits, to the SIP and the Company matches the participants' contributions, up to 3% of compensation. Matching contributions made by the Company were $0.1 million for the period December 17, 1994 through December 31, 1994 and $2.6 million for the year ended December 31, 1995.

  In conjunction with the Acquisition, the Company did not assume any existing retiree postretirement benefit obligations. At December 31, 1995, the Company does not offer postretirement benefits to its employees.

14 RETIREMENT PROGRAMS--PREDECESSOR

  BDI participated in Baxter-sponsored non-contributory defined benefit pension plans covering substantially all employees in the United States and Puerto Rico. The benefits were based on years of service and the employee's compensation during five of the last ten years of employment as defined by the plans. Baxter's funding policy has been to make contributions to the trust of the Qualified Plans which meet or exceed the minimum requirements of ERISA. Assets held by the trusts of the plans consist primarily of equity and fixed income securities. BDI also participated in Baxter-sponsored retirement plans in certain locations outside the United States and Puerto Rico.

                            DADE INTERNATIONAL INC.

 Pension Expense

  Pension expense applicable to BDI includes the following components (in millions):

                                                                 PERIOD FROM
                                                               JANUARY 1, 1994
                                                   YEAR ENDED      THROUGH
                                                  DECEMBER 31,  DECEMBER 16,
                                                      1993          1994
                                                  ------------ ---------------
   Service cost-benefits earned during the peri-
    od..........................................     $ 5.1          $ 4.1
   Interest cost on projected benefit obliga-
    tion........................................       4.0            3.1
   Actual return on assets......................      (2.6)          (2.5)
   Net amortization and deferral................       0.8            0.7
                                                     -----          -----
   Total pension expense........................     $ 7.3          $ 5.4
                                                     =====          =====

  Assumptions used for the above pension expense calculations include:

                                                                    1993  1994
                                                                    ----- -----
   Discount rate applied to benefit obligation:
     United States and Puerto Rico plans...........................  8.0%  7.5%
     Foreign plans (average).......................................  7.0%  7.0%
   Long-term return on assets:
     United States and Puerto Rico plans........................... 10.5% 10.5%
     Foreign plans (average).......................................  8.0%  8.0%

 Postretirement Benefits

  In addition to pension benefits, BDI participated in certain Baxter-sponsored contributory healthcare and life insurance benefit plans for substantially all domestic retired employees. Under these plans, BDI accrued costs for postretirement benefits over the service years of the employees. The postretirement benefit plans are not funded.

  Net postretirement healthcare and life insurance expense ("postretirement benefits") applicable to BDI for active employees includes the following components (in millions):

                                                                   PERIOD FROM
                                                                    JANUARY 1,
                                                                       1994
                                                       YEAR ENDED    THROUGH
                                                      DECEMBER 31, DECEMBER 16,
                                                          1993         1994
                                                      ------------ ------------
   Service cost-benefits earned during the period....     $0.7         $0.5
   Interest cost on projected benefit obligations....      0.7          0.4
                                                          ----         ----
   Net postretirement benefits cost..................     $1.4         $0.9
                                                          ====         ====

  Assumptions used in determining the net postretirement benefits cost were:

                                                          1993         1994
                                                      ------------ ------------
   Discount rate.....................................      8.0%         7.5%
   Annual rate of increase in the per capita costs...     14.0%        13.0%
   Rate to decrease to...............................      6.0%         5.0%
   By the year ended.................................     2003         2004

                            DADE INTERNATIONAL INC.

  Most of the United States employees were eligible to participate in a Baxter-sponsored qualified 401(k) plan. Participants could contribute up to 12% of their annual compensation (limited in 1994 to $9,240 per individual) to the plan and Baxter matched the participants' contributions, up to 3% of compensation. Matching contributions made by Baxter related to BDI's employees were $3.6 million in 1993 and $3.3 million for the period January 1, 1994 through December 16, 1994.

15 COMMITMENTS, CONTINGENCIES AND INDEMNIFICATIONS

  The Company is a party in a number of legal proceedings. Based on the advice of legal counsel, management believes that any potential liability relative to the various legal proceedings pending against the Company, including the item described below, will not have a material adverse effect on the Company's conduct of its business, its results of operations, or its financial position.

  The Company is involved in a patent interference action involving certain Innovin(TM) products. This technology is licensed from a third party. Sales and operating margins associated with these products have not had a material impact on the Predecessor's or the Company's combined/consolidated financial statements. While the ultimate outcome cannot be predicted at this time, a negative determination by the United States Patent and Trademark Office in this interference could have a potentially material adverse effect on the Company's future plans for this technology.

 Purchase and Sale Agreement Indemnifications

  Pursuant to the Purchase and Sale Agreement, as subsequently amended, Baxter, Holdings and the Company entered into a number of indemnification and cross-indemnification agreements. Such indemnifications by the Company, where provided, generally relate to the protection of Baxter from certain actions, or failure to take certain actions, with respect to obligations assumed by the Company. Management believes that these indemnification obligations will not have a material adverse effect on the Company's conduct of its business, its results of operations, or its financial position.

  Conversely, Baxter has indemnified the Company, generally for a period of two years after the effective date of the Acquisition and subject to a deductible of $250,000 for each claim and an aggregate deductible of $15 million, for any pre-Acquisition intellectual property infringement matters and any breaches of representations and warranties by Baxter. Additionally, Baxter has indemnified the Company for all known and unknown "Taxes," as defined, relating to all pre-Acquisition periods (except with respect to recorded "Taxes" related to five smaller foreign and domestic subsidiaries), and for certain pre-Acquisition environmental liabilities (see "Environmental Matters" below), all pre-Acquisition workers' compensation claims and occurrences, and certain pre-Acquisition product liabilities and warranty matters.

 Environmental Matters

  Reserves for off-site environmental liabilities totaling $5.0 million at December 31, 1993 were created and accrued as a result of the actions of the Predecessor and its predecessors. Management believes the reserves established by Predecessor were adequate to cover any future environmental liability. Baxter has retained these off-site environmental liabilities, as well as other known pre-Acquisition environmental liabilities as specified in the Purchase and Sale Agreement; subject, in some cases, to certain nominal baskets and an overall $170.0 million cap. Baxter will also indemnify the Company for 100% of unknown pre-Acquisition liabilities, whether related to on-site or off-site matters, subject to survival periods ranging from three years to an indefinite period subsequent to the Acquisition date. In addition, Baxter has indemnified the Company for 65% of certain costs incurred by the Company to correct violations of environmental regulations at Transferred Real Properties (as defined) which occurred prior to the Acquisition. No environmental liability is recorded on the Company's Consolidated Balance Sheet at December 31, 1994 or 1995.

                            DADE INTERNATIONAL INC.

16 BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

  The Company is a leading manufacturer of diagnostics test equipment and supplies and provides related services to the hospital and reference lab market which is considered to be a single business segment.

  Financial information by geographic area for the year ended December 31, 1995 (Successor), the period December 17, 1994 through December 31, 1994 (Successor), the period January 1, 1994 through December 16, 1994
(Predecessor) and the year ended December 31, 1993 (Predecessor) is summarized as follows (in millions):

                                                  OTHER      GENERAL   INTER-AREA
                         UNITED STATES EUROPE INTERNATIONAL CORPORATE ELIMINATIONS TOTAL
                         ------------- ------ ------------- --------- ------------ ------
DECEMBER 31, 1995 AND THE YEAR THEN ENDED--SUCCESSOR (1)
Trade sales.............    $428.2     110.9      75.2                             $614.3
Inter-area sales........      60.3       1.5       --                    (61.8)       --
                            ------     -----      ----                   -----     ------
Total sales.............    $488.5     112.4      75.2                   (61.8)    $614.3
                            ======     =====      ====                   =====     ======
Pretax income (loss)
 (2)....................    $ 55.8      14.3       5.9        (56.1)               $ 19.9
                            ======     =====      ====        =====                ======
Identifiable assets
 (3)....................    $232.4      91.0      40.1        187.4                $550.9

DECEMBER 31, 1994 AND THE PERIOD DECEMBER 17, 1994 THROUGH DECEMBER 31, 1994--
SUCCESSOR (1)

Trade sales.............    $ 19.0       --        --                              $ 19.0
Inter-area sales........       1.4       --        --                     (1.4)       --
                            ------     -----      ----                   -----     ------
Total sales.............    $ 20.4       --        --                     (1.4)    $ 19.0
                            ======     =====      ====                   =====     ======
Pretax income (loss)
 (2)....................    $ (1.6)      --        --          (2.6)               $ (4.2)
                            ======     =====      ====        =====                ======
Identifiable assets
 (3)....................    $206.3      75.9      18.4        395.6                $696.2

PERIOD JANUARY 1, 1994 THROUGH DECEMBER 16, 1994--PREDECESSOR

Trade sales.............    $449.4     115.5      85.7                             $650.6
Inter-area sales........      50.1       --        --                    (50.1)       --
                            ------     -----      ----                   -----     ------
Total sales.............    $499.5     115.5      85.7                   (50.1)    $650.6
                            ======     =====      ====                   =====     ======
Pretax income (loss)....    $ 42.0      15.4       5.6        (13.0)               $ 50.0
                            ======     =====      ====        =====                ======

THE YEAR ENDED DECEMBER 31, 1993--PREDECESSOR

Trade sales.............    $496.5     116.6      77.1                             $690.2
Inter-area sales........      61.8       --        --                    (61.8)       --
                            ------     -----      ----                   -----     ------
Total sales.............    $558.3     116.6      77.1                   (61.8)    $690.2
                            ======     =====      ====                   =====     ======
Pretax income (loss)
 (4)....................    $  4.3      19.1       3.6        (13.3)               $ 13.7
                            ======     =====      ====        =====                ======

--------
(1) As described in Note 1, foreign results of operations for the period December 17, 1994 through December 31, 1994 are not material and have been omitted from the 1994 consolidated financial statements but were included in the 1995 consolidated financial statements.
(2) As described in Note 2, pretax income (loss) includes a non-recurring charge resulting from the application of purchase accounting for a write-off of $5.6 million and $40.4 million for the period December 17, 1994 through December 31, 1994 and the year ended December 31, 1995, respectively, to cost of goods sold related to the amortization of the $46.0 million of allocated purchase price made to record acquired finished goods and work-in-process inventory at fair market value.

                            DADE INTERNATIONAL INC.

(3) As described in Notes 2, 3, 4 and 8, general corporate identifiable assets at December 31, 1994 include net assets held for sale of $73.2 million, restricted cash of $200.0 million to settle the installment purchase price with Baxter, and net deferred tax assets of $125.3 million. At December 31, 1995, general corporate identifiable assets include net assets held for sale of $54.9 million and net deferred tax assets of $143.0 million.
(4) As described in Note 5, pretax income for the year ended December 31, 1993 includes $30.2 million of restructuring charges.

  Inter-area transactions are accounted for at cost. Identifiable assets are those assets associated with a specific geographic area.

  Foreign net sales (including U.S. export sales) of all combined foreign entities were $210.5 million for the year ended December 31, 1993, $216.5 million for the period January 1, 1994 through December 16, 1994 and $202.2 million for the year ended December 31, 1995. Foreign net assets were $18.5 million and $21.1 million as of December 31, 1994 and 1995, respectively.

17 SUBSEQUENT EVENT--SUCCESSOR

  On December 11, 1995, the Company entered into a purchase and sale agreement with E. I. du Pont de Nemours and Company ("DuPont") pursuant to which the Company will acquire the worldwide in vitro diagnostics products manufacturing and services business ("IVD" or "Acquired Business" of DuPont) (the "IVD Acquisition"). The IVD Acquisition, which is expected to be consummated on or about April 30, 1996, involves an all cash purchase price of $525 million, which will require the Company to incur a significant amount of incremental debt to finance. Depending upon how the IVD Acquisition is financed and integrated within the Company, a portion or all of the Company's existing deferred financing fees may be written off and other one time costs are likely to be recorded.

                            DADE INTERNATIONAL INC.

                      UNAUDITED CONSOLIDATED BALANCE SHEET
                (DOLLARS IN MILLIONS, EXCEPT SHARE-RELATED DATA)

                                                                    JUNE 30,
                                                                      1996
                                                                   -----------
                                                                   (UNAUDITED)
ASSETS:
Current Assets:
  Cash and cash equivalents.......................................  $   10.9
  Accounts receivable--trade and related party, net...............     166.1
  Inventories.....................................................     160.2
  Prepaid expenses and other current assets.......................      14.5
  Net assets held for sale........................................      45.0
  Deferred income taxes...........................................      34.5
                                                                    --------
    Total Current Assets..........................................     431.2
Property, plant and equipment, net................................     160.0
Debt issuance costs...............................................      44.7
Deferred income taxes.............................................     187.1
Goodwill, net.....................................................     153.3
Patents and trademarks............................................      31.6
Other assets......................................................      15.8
Prepaid pension asset.............................................      20.9
                                                                    --------
    Total Assets..................................................  $1,044.6
                                                                    ========
LIABILITIES AND STOCKHOLDER'S EQUITY:
Current Liabilities:
  Current portion of Bank Credit Agreement........................  $    7.7
  Non-domestic bank debt..........................................      10.0
  Revolving credit agreement......................................      15.0
  Accounts payable--trade and related party.......................      59.0
  Accrued liabilities.............................................     162.4
  Deferred income taxes...........................................       1.3
                                                                    --------
    Total Current Liabilities.....................................     255.4
Bank credit agreement, less current portion.......................     452.3
Senior Subordinated Notes.........................................     350.0
Other liabilities.................................................       6.1
                                                                    --------
    Total Liabilities.............................................   1,063.8
Commitments and contingencies.....................................       --
STOCKHOLDER'S EQUITY:
Common stock, $.01 per value, 1000 shares authorized, issued and
 outstanding......................................................       --
Additional paid-in-capital........................................      87.0
Notes receivable on capital contribution..........................      (0.2)
Retained earnings (deficit).......................................    (102.9)
Unrealized gain (loss) on investments.............................      (1.4)
Cumulative translation adjustment.................................      (1.7)
                                                                    --------
    Total Stockholder's Equity....................................     (19.2)
                                                                    --------
    Total Liabilities and Stockholder's Equity....................  $1,044.6
                                                                    ========

     See accompanying notes to unaudited consolidated financial statements

                            DADE INTERNATIONAL INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)

                                                                 SIX MONTHS
                                                                    ENDED
                                                                  JUNE 30,
                                                                 ----------
                                                                 1995    1996
                                                                ------  ------
                                                                 (UNAUDITED)
Net Sales--Third party......................................... $112.7  $187.8
         --Related party.......................................  187.3   166.0
                                                                ------  ------
                                                                 300.0   353.8
                                                                ------  ------
Operating Costs and Expenses:
  Cost of goods sold...........................................  208.7   208.4
  Marketing and administrative expenses........................   77.6   113.1
  Research and development expenses............................   13.7   114.2
  Goodwill amortization expense (credit).......................   (0.8)    0.8
  Restructuring and other related items........................    --     11.4
                                                                ------  ------
Income (loss) from operations..................................    0.8   (94.1)
Other Income (Expense):
  Interest expense.............................................  (15.0)  (23.9)
  Other income.................................................    1.3     2.3
                                                                ------  ------
Income (loss) before income taxes..............................  (12.9) (115.7)
Income tax expense (benefit)...................................   (4.8)  (42.8)
                                                                ------  ------
Income (loss) before extraordinary items....................... $ (8.1)  (72.9)
Extraordinary items (net of tax benefit of $14.7):
  Write-off of deferred financing fees.........................    --    (11.4)
  Premium on purchase of Senior Subordinated Notes.............    --    (13.6)
                                                                ------  ------
Net income (loss).............................................. $ (8.1) $(97.9)
                                                                ======  ======


     See accompanying notes to unaudited consolidated financial statements

                            DADE INTERNATIONAL INC.

                UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                                  SIX MONTHS
                                                                    ENDED
                                                                   JUNE 30,
                                                                 -------------
                                                                 1995    1996
                                                                 -----  ------
                                                                 (UNAUDITED)
CASH FLOW PROVIDED (USED) BY OPERATING ACTIVITIES:
Net loss.......................................................  $(8.1) $(97.9)
Adjustments to reconcile net loss to net cash provided (used)
 by operating activities:
  Write-off of in process research and development.............    --     98.1
  Depreciation and amortization expense........................    2.4    12.5
  Amortization of goodwill.....................................   (0.8)    0.8
  Deferred income taxes........................................   (4.8)  (57.8)
  Restructuring and other related costs........................    --     11.4
  Write-off of deferred finance fees...........................    --     18.1
  Amortization of inventory write-up...........................   40.4    25.5
  Changes in balance sheet items:
    Accounts receivable........................................  (71.0)   13.6
    Inventories, net of amortization for inventory write-up....   17.1    (6.3)
    Prepaid expenses...........................................   (3.3)   (3.9)
    Accounts payable and bank overdrafts.......................   24.4     3.5
    Accrued liabilities........................................    4.5   (10.5)
    Other liabilities..........................................   (1.3)    5.2
    Other......................................................   (5.3)    1.4
                                                                 -----  ------
Cash flow (used) provided by operating activities..............   (5.8)   13.7
INVESTING ACTIVITIES:
Purchase of IVD................................................    --   (529.1)
Capital expenditures...........................................  (13.8)  (25.0)
Proceeds from Baxter International Inc., for purchase price ad-
 justments.....................................................   15.9     9.7
                                                                 -----  ------
Investing activities, net......................................    2.1  (544.4)
FINANCING ACTIVITIES:
Proceeds from "net assets held for sale".......................    --      9.9
Proceeds from revolving credit agreement, net of repayments....    --     15.0
Proceeds from short term notes.................................    2.2     8.3
Proceeds from Senior Subordinated Notes, net of repayments.....    --    230.0
Proceeds of bank credit agreement, net of repayments...........   32.7   296.5
Deferred financing fees........................................    --    (45.7)
                                                                 -----  ------
Financing activities, net......................................   34.9   514.0
                                                                 -----  ------
Effect of exchange rate changes on cash........................    0.8    (0.3)
                                                                 -----  ------
Net increase (decrease) in Cash and Cash Equivalents...........   32.0   (17.0)
CASH AND CASH EQUIVALENTS:
Beginning of Period............................................  $22.4  $ 27.9
                                                                 -----  ------
End of Period..................................................  $54.4  $ 10.9
                                                                 =====  ======

     See accompanying notes to unaudited consolidated financial statements

                            DADE INTERNATIONAL INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

NOTE 1. FINANCIAL INFORMATION, ORGANIZATION AND BUSINESS

  Dade International Inc. (the "Company") was incorporated in Delaware in 1994 to effect the acquisition (the "Dade Acquisition") of the in vitro diagnostics products manufacturing and services businesses of Baxter Diagnostics Inc., a wholly-owned subsidiary of Baxter International Inc. ("Baxter"). The Company develops, manufactures and markets diagnostic equipment, reagents, consumable supplies and services worldwide.

  The Company is a wholly-owned subsidiary of Diagnostics Holding, Inc. ("Holdings"). Bain Capital, Inc. ("Bain Capital") and GS Capital Partners, L.P., an affiliate of the Goldman Sachs Group, L.P. ("GS Capital"), and their respective related investors owned, until August 2, 1995, all of the voting capital stock of Holdings, which in turn owns all of the outstanding capital stock of the Company. On August 2, 1995, Holdings adopted stock purchase and option plans which provided for members of the Company's management to own capital stock of Holdings. At June 30, 1996, Bain Capital, GS Capital, their respective related investors and the management of the Company owned all of the capital stock of Holdings.

  On May 7, 1996, the Company acquired (the "Chemistry Acquisition") the world-wide in vitro diagnostics business ("Dade Chemistry") of E.I. du Pont de Nemours and Company ("DuPont") with effect as of May 1, 1996. As a result, the Consolidated Statements of Operations for the six months and quarter ended June 30, 1996 and the Consolidated Balance Sheet as of June 30, 1996 are not comparable to the consolidated Balance Sheet and the Consolidated Statements of Operations in 1995.

  The unaudited interim financial statements of the Company have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures have been condensed or omitted. These unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes for the year ended December 31, 1995.

  In the opinion of management, the unaudited interim consolidated financial statements reflect all adjustments (which include only normal and recurring adjustments) necessary for a fair presentation of the interim periods. The results of operations for the interim periods are not necessarily indicative of the results of operations expected for the full year. The results reported for the six month period ended June 30, 1996 reflect management's preliminary allocation of the purchase price necessary to record the Chemistry Acquisition as well as the results of Dade Chemistry subsequent to May 1, 1996. This preliminary allocation will be refined during the remainder of 1996.

  Certain balances have been reclassified to conform with the current presentation.

NOTE 2. CHANGE IN INTERNATIONAL REPORTING PERIOD

  Prior to 1996, the Company's operations outside the United States and Puerto Rico (collectively "International Operations") were consolidated on a one-month delay (i.e. international May 1995 results were reported as June 1995 results) in the consolidated financial statements of the Company. Effective with 1996 reporting, this one month lag for International Operations was eliminated. As a consequence, operating results for the six-month period ended June 30, 1996 include seven months of International Operations. The Company has designated the month of December 1995 as the "lag month" for purposes of comparability to future periods. International Operations during the lag month produced net sales of approximately $12.3 million, and a net income of approximately $1.3 million, thus increasing consolidated net sales and consolidated net income by these respective amounts for the six month period ended June 30, 1996.

                            DADE INTERNATIONAL INC.

                             (DOLLARS IN MILLIONS)

NOTE 3. INVENTORIES

  Inventories consisted of the following:

                                                        DECEMBER 31,  JUNE 30,
                                                            1995        1996
                                                        ------------ -----------
                                                                     (UNAUDITED)
       Raw Materials...................................    $ 21.9      $ 32.8
       Work in Process.................................      34.4        47.1
       Finished Products...............................      65.7        80.3
                                                           ------      ------
         Total Inventories.............................    $122.0      $160.2
                                                           ======      ======

  In connection with the Dade Acquisition and the Chemistry Acquisition, which were recorded in accordance with the purchase method of accounting, the Company's inventories were written-up by $46.0 million and $25.5 million at the respective acquisition dates. Of the $46.0 million write-up, $5.6 million was charged to cost of goods sold during the period December 17, 1994 through December 31, 1994. The remaining $40.4 million was charged to cost of goods sold during the period January 1, 1995 through March 31, 1995. The $25.5 million write-up was charged to cost of goods sold during the quarter ended June 30, 1996.

NOTE 4. CHEMISTRY ACQUISITION

  The Chemistry Acquisition was recorded in accordance with the purchase accounting method. Accordingly, the sum of the purchase price and the direct costs of the Chemistry Acquisition, which aggregated $529.1 million, was allocated to the assets acquired and the liabilities assumed based upon their fair market values at the date of the Chemistry Acquisition. Since the purchase price exceeded the fair market value of the net assets acquired, the residual, initially aggregating $158.0 million, was recorded as goodwill and is being amortized using the straight-line method over twenty-five years. The results of operations of Dade Chemistry are included in the accompanying Unaudited Consolidated Statements of Operations since the date of consummation of the Chemistry Acquisition. The assets and liabilities of Dade Chemistry, as determined in accordance with the purchase method of accounting, are also consolidated in the accompanying Unaudited Consolidated Balance Sheet from the date of the Chemistry Acquisition resulting in increases in various balances as compared to December 31, 1995.

  A summary of assets acquired, liabilities assumed and the purchase price paid is as follows:

            Cash consideration.................... $512.0
            Costs of acquisition..................   17.1
                                                   ------
                                                    529.1
            Liabilities assumed...................   56.4
                                                   ------
            Costs of assets acquired.............. $585.5
                                                   ======

  The Company's preliminary allocation of the Dade Chemistry purchase price includes $98.1 million of costs attributed to in-process research and development projects which the Company believes have no future alternative use. Accordingly, such costs were expensed upon the consummation of the Chemistry Acquisition.

  The Chemistry Acquisition was financed principally by the issuance of $350 million of senior subordinated debt, $510 million of bank debt and approximately $14 million of Company cash. Of the $860 million of debt proceeds, approximately $146 million was utilized for repayment of previously issued senior subordinated notes and related costs and approximately $154 million was used for the repayment of senior bank debt and accrued interest. An additional $45 million was used for debt issuance costs.

                            DADE INTERNATIONAL INC.

                             (DOLLARS IN MILLIONS)

  The following represents the unaudited pro forma results of operations of the Company and its subsidiaries as if the Chemistry Acquisition had occurred on January 1, 1995 and January 1, 1996 respectively, after giving effect to the following adjustments: increased depreciation of property, plant and equipment, increased amortization of intangibles, increased amortization of goodwill, increased interest expense on acquisition debt, refinancing charges, and related income tax effects of these adjustments:

                                                     PRO FORMA SIX PRO FORMA SIX
                                                     MONTHS ENDED  MONTHS ENDED
                                                     JUNE 30, 1995 JUNE 30, 1996
                                                     ------------- -------------
       Net sales....................................    $ 479.5       $ 468.6
                                                        =======       =======
       Loss before extraordinary items..............    $ (81.7)      $ (77.2)
                                                        =======       =======
       Net loss.....................................    $(106.7)      $(102.2)
                                                        =======       =======

  The unaudited pro forma results of operations presented above are not necessarily indicative of the results that would have been obtained if the Chemistry Acquisition had actually occurred on January 1, 1995 and January 1, 1996. Moreover, the synergistic savings that are expected to be realized as a result of the Chemistry Acquisition and the adjustment for the differences in reporting periods for the Company's International Operations are not reflected in the unaudited pro forma results presented above.

NOTE 5. REFINANCING

  Bank Credit Agreement. To fund the Chemistry Acquisition, the Company refinanced its existing indebtedness by entering into a credit agreement ("Bank Credit Agreement") with Bankers Trust Company as agent and other institutions party thereto which provides for borrowing up to $585.0 million, of which $460 million is in term loans and $125 million in a revolving credit facility ("Revolving Credit Facility"). Initial borrowings under the Bank Credit Agreement consist of $185.0 million of A Term Loans, $90.0 million of B Term Loans, $90.0 million amount of C Term Loans, $95.0 million of D Term Loans and $50 million of the $125 million under the Revolving Credit Facility. The borrowings under the Bank Credit Agreement are guaranteed by Holdings and the Company's domestic subsidiaries, and are secured by substantially all the domestic assets and certain foreign assets of the Company.

  The Bank Credit Agreement bears interest at floating rates as provided therein. The A Term Loans will mature on December 31, 2001. The B Term Loans will mature on December 31, 2002. The C Term Loans will mature on December 31, 2003. The D Term Loans will mature on December 31, 2004. The Revolving Credit Facility will mature on December 31, 2001.

  The Revolving Credit Facility may be repaid and reborrowed. The Company will be required to pay to the banks a commitment fee on the average unused portion of the Revolving Credit Facility during each quarter. The Company also will be required to pay to the banks participating in the Revolving Credit Facility letter of credit fees for each letter of credit outstanding and a fronting fee for each outstanding letter of credit issued.

  Under the terms of the Bank Credit Agreement, the Company is required to maintain specified levels of interest rate protection. The Company has purchased a series of interest rate caps under which the Company will receive cash payments from the counterparties if certain indexed rates of interest are exceeded. Premiums paid for the purchase of the caps are capitalized and amortized to interest expense over the life of the caps.

  Senior Subordinated Notes. Concurrent with the refinancing of the Bank Credit Agreement, Dade repurchased $120 million, 13% Senior Subordinated Notes due 2005 and subsequently issued $350 million 11 1/8% Senior Subordinated Notes due 2006 (the "Senior Subordinated Notes"). Interest on the Senior Subordinated Notes accrues from the date of issuance and is payable semi-annually on May 1 and November 1, commencing November 1, 1996. The Senior Subordinated Notes are redeemable in whole or in part, at the Company's option commencing May 1, 2006.

                            DADE INTERNATIONAL INC.

                             (DOLLARS IN MILLIONS)

  In connection with the debt refinancing and purchase of the 13% Senior Subordinated Notes due 2005, $18.1 million ($11.4 million net of tax) of deferred financing fees and $21.6 million ($13.6 million net of tax) of premiums were realized as extraordinary items.

NOTE 6. RESTRUCTURING

  During the second quarter of 1996, the Company recorded an $11.4 million charge for restructuring and costs in connection with the Chemistry Acquisition. The restructuring plan is designed to decrease costs, increase efficiency and eliminate redundant operations and is expected to produce annual savings and result in the elimination of permanent and temporary positions. Management expects to complete this restructuring within one year.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
E. I. du Pont de Nemours and Company

  We have audited the accompanying combined statement of net assets to be sold of In Vitro Diagnostics (the "Business"), a division of E. I. du Pont de Nemours and Company (the "Company"), at December 31, 1995, 1994 and 1993 and the related combined statement of operations of the Business for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

  The accompanying combined financial statements were prepared to comply with the rules and regulations of the Securities and Exchange Commission and on the basis of presentation as described in Note 1, to present the combined net assets of the Business to be sold to Dade International Inc. and the related combined results of operations of the Business and are not intended to be a complete presentation of the Business' financial position or cash flows.

  In our opinion, the combined financial statements present fairly, in all material respects, the combined net assets of the Business to be sold to Dade International Inc. at December 31, 1995, 1994 and 1993 and the combined results of operations of the Business for the years then ended, in conformity with generally accepted accounting principles.

PRICE WATERHOUSE LLP

Philadelphia, Pennsylvania
August 2, 1996

                              IN VITRO DIAGNOSTICS
              (A DIVISION OF E. I. DU PONT DE NEMOURS AND COMPANY)

                 COMBINED STATEMENT OF OPERATIONS [SEE NOTE 1]
                             (DOLLARS IN MILLIONS)

                                                         YEAR ENDED DECEMBER
                                                                 31,
   SEE                                                   ---------------------
   NOTE                                                   1995   1994    1993
   ----                                                  ------ ------  ------
   4   Sales .........................................   $341.8 $325.9  $333.2
       Other Income...................................      2.9    3.7     1.2
                                                         ------ ------  ------
       Total Revenues.................................    344.7  329.6   334.4
       Cost of Goods Sold and Other Operating
   6   Expenses.......................................    181.5  172.9   172.4
   3   Selling, General and Administrative Expenses...    108.8  102.6   104.9
       Research and Development Expenses..............     33.7   33.6    34.6
   5   Restructuring Charges..........................      --    13.3     9.9
                                                         ------ ------  ------
       Income Before Interest Expense and Taxes.......     20.7    7.2    12.6
   2   Interest Expense...............................      7.6    6.8     6.8
                                                         ------ ------  ------
       Income Before Income Taxes.....................     13.1    0.4     5.8
   2,7 Provision for (Benefit from) Income Taxes......      3.7   (0.9)   (3.4)
                                                         ------ ------  ------
       NET INCOME.....................................   $  9.4 $  1.3  $  9.2
                                                         ====== ======  ======


       See pages F-45 to F-54 for Notes to Combined Financial Statements.

                              IN VITRO DIAGNOSTICS
              (A DIVISION OF E. I. DU PONT DE NEMOURS AND COMPANY)

            COMBINED STATEMENT OF NET ASSETS TO BE SOLD [SEE NOTE 1]
                             (DOLLARS IN MILLIONS)

                                                               DECEMBER 31,
 SEE                                                       ---------------------
 NOTE                                                       1995   1994   1993
 ----                                                      ------ ------ -------
      ASSETS
 4    Accounts Receivable Trade--Net.....................  $ 74.2 $ 65.0 $  64.8
 8    Inventories........................................    33.1   31.1    40.9
 9    Property, Plant and Equipment......................   184.8  208.0   202.3
      Less: Accumulated Depreciation.....................   112.3  128.0   105.0
                                                           ------ ------ -------
      Net Property, Plant and Equipment..................    72.5   80.0    97.3
                                                           ------ ------ -------
      Other Assets.......................................     8.6   10.4     9.9
                                                           ------ ------ -------
      TOTAL ASSETS TO BE SOLD............................   188.4  186.5   212.9
                                                           ------ ------ -------

   LIABILITIES
      Product Warranty...................................     3.1    2.0     2.3
      Deferred Service Revenue...........................    11.8   16.2    18.5
                                                           ------ ------ -------
      TOTAL LIABILITIES TO BE ASSUMED....................    14.9   18.2    20.8
                                                           ------ ------ -------
      NET ASSETS TO BE SOLD..............................  $173.5 $168.3 $ 192.1
                                                           ====== ====== =======


       See pages F-45 to F-54 for Notes to Combined Financial Statements.

                             IN VITRO DIAGNOSTICS
             (A DIVISION OF E. I. DU PONT DE NEMOURS AND COMPANY)

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

NOTE 1. BASIS OF PRESENTATION

  On December 11, 1995, E. I. du Pont de Nemours and Company ("DuPont") entered into an Asset Purchase and Sale Agreement (the "Agreement") with Dade International Inc. ("Dade") for the sale of DuPont's worldwide In Vitro Diagnostics operations (the "Business"). The Business designs, manufactures and markets clinical analyzers and reagents, and provides related equipment service and customer support for hospitals and alternative health care markets worldwide.

  Under the terms of the Agreement, on April 30, 1996 (the "Closing Date"), DuPont sold to Dade essentially all of the assets related to DuPont's operation of the Business in the following countries:

   NORTH AMERICA      SOUTH AMERICA          EUROPE           ASIA PACIFIC




   United States         Venezuela             Belgium            Australia
   Canada                                      France             Japan
   Puerto Rico                                 Germany
                                               Italy
                                               Netherlands
                                               Spain
                                               Switzerland
                                               United Kingdom

  The major manufacturing operations of the Business are conducted at Glasgow, DE, and, through October 1995, at Manati, Puerto Rico. Operations in Puerto Rico were transferred to the U.S. during 1995 [See Note 6]. In addition, the Business has other manufacturing operations at Newtown, CT.

  Under the terms of the Agreement, Dade assumed the deferred service and product warranty liabilities of the Business. Other liabilities, which will be retained by DuPont, are generally not specifically identifiable with the Business. Under DuPont's centralized cash management system, cash requirements of the Business were generally provided directly to the Business by DuPont and cash generated by the Business was generally remitted directly to DuPont. Transaction systems (e.g., payroll, employee benefits, freight, and accounts payable) used to record and account for cash disbursements were provided by centralized DuPont organizations. Most of these corporate systems are not designed to track liabilities and payments on a business specific basis. Accordingly, it is not practical to determine liabilities associated with the Business for the above items; therefore, such liabilities cannot be included in the Combined Financial Statements. Given these constraints, a Combined Statement of Net Assets to be Sold is presented in lieu of a statement of financial position and certain supplemental cash flow information is presented in lieu of a statement of cash flows [See Note 12].

  Throughout the period covered by the Combined Financial Statements, the Business' U.S. operations were conducted and accounted for as a division of DuPont's Medical Products Strategic Business Unit ("Medical SBU"). Non-U.S. operations of the Business were conducted in each country through DuPont subsidiaries that included other DuPont businesses.

  Historically, financial statements were not prepared for the Business. These Combined Financial Statements were prepared to comply with the rules and regulations of the Securities and Exchange Commission. These statements were derived from DuPont's historical accounting records, and are presented as if the operations of the Business in each country had been conducted exclusively within a wholly-owned subsidiary of the DuPont subsidiary in that country.

                             IN VITRO DIAGNOSTICS
             (A DIVISION OF E. I. DU PONT DE NEMOURS AND COMPANY)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  The Combined Statement of Operations includes all revenues and costs attributable to the Business, including 1) costs for facilities, functions and services used by the Business at sites shared with other DuPont operations, 2) costs for certain functions and services performed by centralized DuPont organizations directly charged to the Business, 3) allocations of DuPont's Medical Products SBU management expense and 4) allocations of interest expense [See Notes 2 and 3].

  All of the allocations and estimates in the Combined Financial Statements are based on assumptions that DuPont management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the Business had been operated as a separate entity.

  Transactions between the Business and other DuPont operations have been identified in the Combined Financial Statements as transactions between related parties to the extent practicable [See Note 3].

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Combination

  The Combined Financial Statements include the accounts of the various units comprising the Business. All material transactions and accounts among the units have been eliminated in combination.

 Revenue Recognition

  Sales and related cost of goods sold are included in income when goods are shipped to the customer. Service revenues are recognized ratably over the life of the service agreement or as service is performed, if not under a service agreement. Revenue on equipment leased to customers is recognized over the term of the lease.

 Inventories

  U.S. inventories are valued at the lower of aggregate cost or market, with cost being determined by the last-in, first-out (LIFO) method. Non-U.S. inventories, as well as stores and supplies, are valued at the lower of aggregate cost or market, with cost being determined by the average cost method. Elements of cost in inventory include raw materials, direct labor and manufacturing overhead.

 Property, Plant and Equipment (PP&E)

  PP&E is carried at cost and, for PP&E acquired subsequent to 1994, is depreciated using the straight-line method. PP&E acquired prior to 1995 is generally classified in depreciable groups and depreciated under the sum-of-the-years' digits method. This change in depreciation method did not have a material effect on 1995 results and was made to conform with the common industry practice, which management considers to be preferable.

  Depreciation rates are based on estimated useful lives of 15 to 25 years for buildings, 4 to 8 years for equipment leased to customers and 5 to 25 years for all other equipment.

  Generally, for PP&E acquired prior to 1991, the gross carrying value of PP&E surrendered, retired, sold or otherwise disposed of is charged to accumulated depreciation and any salvage or other recovery therefrom is credited to accumulated depreciation. For disposals of PP&E acquired after 1990, the gross carrying value and related accumulated depreciation are removed from the accounts and included in determining gain or loss on such disposals.

                             IN VITRO DIAGNOSTICS
             (A DIVISION OF E. I. DU PONT DE NEMOURS AND COMPANY)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Maintenance and repairs are charged to operations; replacements and betterments are capitalized.

 Research and Development Expenses

  Research and development costs are charged to expense when incurred.

 Interest Expense

  Interest expense is determined by DuPont based on consolidated indebtedness and, in these Combined Financial Statements, has been allocated to the Business on the basis of the Business' proportionate share of the identifiable operating assets of DuPont. DuPont management believes this allocation is reasonable, but it is not necessarily indicative of the cost that would have been incurred if the Business had been operated as a separate entity.

 Income Taxes

  The taxable income/loss of the various units comprising the Business was included in the tax return of the DuPont entity of which it was a part. As such, separate income tax returns were not prepared or filed for the Business. Tax expense has been separately determined for the Business by applying the asset and liability approach to the various units of the Business as if it were a separate taxpaying entity.

  Under the basis of presentation for these Combined Financial Statements, no provision has been made for taxes on cash remittances from the various units of the Business to the DuPont entity of which they are a part. Generally, remittances from a wholly-owned subsidiary to its in-country parent are tax free.

 Foreign Currency Translation

  DuPont has determined that the U.S. dollar is the functional currency of its worldwide operations and that this functional currency determination is appropriate to the economic environment in which the Business operated during the periods covered by these Combined Financial Statements. Foreign currency asset and liability amounts are translated into U.S. dollars at end-of-period exchange rates except for inventories and property, plant and equipment, which are translated at historical rates. Income and expenses are translated at average exchange rates in effect during the year, except for expenses related to balance sheet amounts which are translated at historical exchange rates. Gains and losses from the translation of monetary assets and liabilities are included in income in the period they occur and are allocated to the Business based on its proportionate share of the beginning-of-period and end-of-period balances of each monetary asset and liability of the DuPont subsidiary of which it is a part.

 Pensions

  DuPont has noncontributory defined benefit plans covering substantially all U.S. employees, including the employees of the Business. The benefits for these plans are based primarily on employees' years of service and pay near retirement. The cost of these plans for active employees was assigned to the Business. Pension coverage for employees of DuPont's non-U.S. subsidiaries is provided, to the extent deemed appropriate, through similar separate plans. Obligations under such plans are systematically provided for by depositing funds with trustees, under insurance policies or by book reserves. The cost of these non-U.S. plans has been assigned to the Business using methods that DuPont believes are reasonable.

  Pension cost assigned to the Business is considered to be financed by DuPont in the period the pension cost was incurred. Pension assets and liabilities have been measured at December 31, 1995, 1994, 1993 and 1992.

                             IN VITRO DIAGNOSTICS
             (A DIVISION OF E. I. DU PONT DE NEMOURS AND COMPANY)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
Accordingly, resulting gains or losses associated with actuarial changes and with actual investment returns have been excluded from the pension costs assigned to the Business. Such cost is not necessarily indicative of the pension cost that would have been incurred if the Business had been operated as a separate company. DuPont has assumed responsibility for pension payments to Business retirees and will transfer assets to Dade, from the DuPont pension fund, equal to the agreed-upon liabilities for transferred employees. Accordingly, pension related assets and liabilities are not included in the Combined Financial Statements [See Note 10].

 Other Postretirement Benefits

  DuPont and certain of its subsidiaries provide medical, dental and life insurance benefits to pensioners and their survivors. These benefits are accounted for as they are earned by employees. Other postretirement liabilities have been measured at December 31, 1995, 1994, 1993 and 1992. Accordingly, resulting gains or losses associated with actuarial changes have been excluded from the postretirement costs assigned to the Business. These benefit costs are not necessarily indicative of the postretirement benefit costs that would have been incurred if the Business had operated as a separate entity. The cost of these benefits is considered to be financed by DuPont in the period incurred. Liabilities associated with other postretirement benefits will be retained by DuPont and are not included in the Combined Financial Statements [See Note 11].

 Compensation Plan

  DuPont sponsors a Variable Compensation Plan under which awards may be granted in DuPont stock and/or cash to employees of the Business who have contributed most in a general way to the Business' success, consideration being given to ability to attain more important managerial responsibility.

 Insurance

  During the period covered by the Combined Financial Statements, DuPont did not insure for property damage losses. Liability insurance was purchased with large deductibles. Costs included in the Combined Statement of Operations resulting from non-insured losses were not material; such costs are included in income as incurred.

 Environmental Remediation

  Expenses for environmental matters are recorded as operating expenses when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Where feasible, these costs are assigned to the business unit responsible for the conditions being remediated. During 1995, 1994 and 1993, no material environmental remediation costs were assigned to the Business.

 Product Warranty

  The Business warrants its equipment products for a period of up to one year. Anticipated costs related to product warranty claims are charged to Cost of Goods Sold and Other Operating Expenses when the related sales occur.

NOTE 3. RELATED PARTY TRANSACTIONS

  The Combined Financial Statements include significant transactions with other DuPont organizations involving functions and services (such as cash management, tax administration, legal and data processing) that were provided to the Business. The costs of these functions and services have been directly charged and/or

                             IN VITRO DIAGNOSTICS
             (A DIVISION OF E. I. DU PONT DE NEMOURS AND COMPANY)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) allocated to the Business using methods that DuPont management believes are reasonable. Such charges and allocations are not necessarily indicative of the costs that would have been incurred if the Business had been a separate entity. It is not feasible to segregate all of these charges from costs incurred directly by the Business. However, Selling, General and Administrative Expenses include $26.2 in 1995, $26.1 in 1994 and $24.9 in 1993 representing allocations of general corporate expenses to the Business.

NOTE 4. SALES AND ACCOUNTS RECEIVABLE TRADE

  Substantially all of the Business' sales are to hospitals and alternative health care markets.

  Accounts Receivable Trade is net of an allowance for doubtful accounts of $1.3, $1.5 and $1.4 at December 31, 1995, 1994 and 1993, respectively.

NOTE 5. RESTRUCTURING CHARGES

  During 1993, the Business recorded $9.9 of restructuring charges directly related to management's decision to downsize its global work force and to consolidate its warehousing and distribution activities at Glasgow, DE. Employee separation costs of $7.3 were incurred for the voluntary termination of about 160 employees based upon a plan that identified the number of employees to be terminated and their functions. The remaining portion of the restructuring charge, $2.6, resulted primarily from the withdrawal from distribution facilities in Atlanta, GA. This restructuring was completed in 1994.

  During 1994, the Business recorded $13.3 of additional restructuring charges directly related to management's decision to further downsize its U.S. work force and to cease the manufacturing at a facility in Manati, Puerto Rico in order to improve productivity and competitiveness. Employee separation costs totaling $3.3 were incurred for the involuntary and voluntary termination of about 150 employees based upon a plan which identified the number of employees to be terminated and their functions. The remaining portion of the restructuring charge, $10.0, is primarily attributable to the loss on the sale of the Manati facility. The Business' restructuring program was completed in 1995.

NOTE 6. COST OF GOODS SOLD AND OTHER OPERATING EXPENSES

  In connection with implementation of the Business' 1994 restructuring plan, additional abnormal costs of $8.8 and $3.3 in 1995 and 1994, respectively, were expensed as incurred. These costs were primarily due to product transfer activities and employee training and relocation.

                             IN VITRO DIAGNOSTICS
             (A DIVISION OF E. I. DU PONT DE NEMOURS AND COMPANY)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7. PROVISION FOR INCOME TAXES

  Throughout the period covered by the Combined Financial Statements, DuPont utilized various tax planning strategies and elections to minimize its total income tax expense. It is not practicable to identify the effects of these strategies and elections on the results of operations of the Business. Management believes that the Business would have adopted other tax strategies and elections if it had operated as a separate entity.

  The Provision for (Benefit from) Income Taxes consists of:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                            ------------------
                                                            1995  1994   1993
                                                            ----  -----  -----
     Current Tax Expense:
       U.S. Federal.......................................  $2.0  $ 6.3  $ --
       U.S. State and Local...............................   0.6    --     --
       Non-U.S............................................   0.5    2.1    1.8
                                                            ----  -----  -----
         Total............................................   3.1    8.4    1.8
                                                            ----  -----  -----
     Deferred Tax Expense:
       U.S. Federal.......................................   0.8   (8.5)  (4.4)
       U.S. State and Local...............................  (0.4)  (0.8)  (1.0)
       Non-U.S............................................   0.2    --     0.2
                                                            ----  -----  -----
         Total............................................   0.6   (9.3)  (5.2)
                                                            ----  -----  -----
         Provision for (Benefit from) Income Taxes........  $3.7  $(0.9) $(3.4)
                                                            ====  =====  =====

  Deferred income taxes result from temporary differences between the financial and tax basis of the Business' assets and liabilities. The tax effects of temporary differences and tax loss/tax credit carry forwards included in the deferred income tax provision are as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                            ------------------
                                                            1995  1994   1993
                                                            ----  -----  -----
     Depreciation.........................................  $2.0  $(2.5) $(2.1)
     Inventory............................................   0.5    0.4    0.5
     Accrued Liabilities..................................  (1.8)   5.7   (3.3)
     Net Operating Loss Carry Forwards....................  (1.0) (14.0)  (1.1)
     Change in Valuation Allowance........................   0.7    1.1    1.1
     Other................................................   0.2    --    (0.3)
                                                            ----  -----  -----
       Total..............................................  $0.6  $(9.3) $(5.2)
                                                            ====  =====  =====

  An analysis of the income tax provision (benefit) follows:

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                           -------------------
                                                           1995   1994   1993
                                                           -----  -----  -----
     Income Before Income Taxes..........................  $13.1  $ 0.4  $ 5.8
                                                           -----  -----  -----
     Tax at 35% statutory U.S. federal tax rate..........    4.6    0.1    2.0
     Lower effective tax rate on operations within U.S.
      possessions........................................   (1.0)  (1.8)  (5.7)
     Change in Valuation Allowance.......................    0.7    1.1    1.1
     Other--Net..........................................   (0.6)  (0.3)  (0.8)
                                                           -----  -----  -----
       Provision for (Benefit from) Income Taxes.........  $ 3.7  $(0.9) $(3.4)
                                                           =====  =====  =====

                             IN VITRO DIAGNOSTICS
             (A DIVISION OF E. I. DU PONT DE NEMOURS AND COMPANY)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
NOTE 8. INVENTORIES

                                                              DECEMBER 31,
                                                            -------------------
                                                            1995   1994   1993
                                                            -----  -----  -----
     Raw materials......................................... $ 9.7  $12.1  $13.5
     Semi-finished product.................................  12.5   11.2   12.5
     Finished product......................................  22.6   22.1   29.6
     Stores and supplies...................................   2.4    1.4    1.2
                                                            -----  -----  -----
       Total before LIFO                                     47.2   46.8   56.8
     LIFO Reserve.......................................... (14.1) (15.7) (15.9)
                                                            -----  -----  -----
       Inventories......................................... $33.1  $31.1  $40.9
                                                            =====  =====  =====

  DuPont's application of LIFO is not focused on individual business units. Accordingly, the results of applying LIFO are allocated to the Business. Management believes such allocations are reasonable, but may not necessarily reflect the cost that would have been incurred if LIFO had been applied on a business specific basis. The impact of the LIFO method was to decrease Cost of Goods Sold and Other Operating Expenses by $1.6 during 1995, $0.2 during 1994 and $1.3 during 1993. Inventories valued at LIFO comprise approximately 80 percent of combined inventories before LIFO adjustment for all years.

NOTE 9. PROPERTY, PLANT AND EQUIPMENT

                                                               DECEMBER 31,
                                                           --------------------
                                                            1995   1994   1993
                                                           ------ ------ ------
     Land................................................. $  0.8 $  1.0 $  1.0
     Buildings and Equipment..............................  129.7  158.7  146.0
     Equipment Leased to Customers........................   49.1   41.3   46.8
     Construction.........................................    5.2    7.0    8.5
                                                           ------ ------ ------
       Property, Plant and Equipment, at Cost............. $184.8 $208.0 $202.3
                                                           ====== ====== ======
                                                           YEAR ENDED DECEMBER
                                                                   31,
                                                           --------------------
                                                            1995   1994   1993
                                                           ------ ------ ------
     Capital Expenditures:
       U.S. Capitalized Instruments....................... $  9.3 $  8.0 $  6.7
       U.S. Capitalized Software..........................    2.2    2.2    2.1
       U.S. All Other.....................................    7.5    8.0    5.5
       Non-U.S............................................    4.4    3.7    7.0
                                                           ------ ------ ------
         Total Capital Expenditures....................... $ 23.4 $ 21.9 $ 21.3
                                                           ====== ====== ======

  Non-U.S. capital expenditures for all three years were principally capitalized instruments.

NOTE 10. PENSION COST

  For U.S. plans, the pension cost was determined using a discount rate of
9.00 percent, 7.25 percent and 8.50 percent for 1995, 1994 and 1993, respectively. A long-term rate of compensation increase of 5 percent was used for all years. For non-U.S. plans, no one of which was material, similar economic assumptions were used.

                             IN VITRO DIAGNOSTICS
             (A DIVISION OF E. I. DU PONT DE NEMOURS AND COMPANY)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  The projected benefit obligation (PBO) used in determining the pension cost was $61.9, $88.6 and $59.8 at January 1, 1995, 1994 and 1993, respectively.
For the U.S. qualified plan, the PBO was assumed to be fully funded by pension plan assets allocated from the DuPont plan, with an assumed long-term rate of return of 9 percent for all years.

  The elements of pension cost assigned to the Business using the above methods were:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                            -------------------
                                                            1995   1994   1993
                                                            -----  -----  -----
     Service cost.......................................... $ 4.8  $ 6.7  $ 4.7
     Interest cost.........................................   5.7    6.3    5.1
     Expected return on plan assets........................  (4.9)  (7.1)  (4.7)
                                                            -----  -----  -----
       Net Pension Cost.................................... $ 5.6  $ 5.9  $ 5.1
                                                            =====  =====  =====

  The year-end PBO was $97.4 for 1995. For the U.S. plans, the PBO was determined using a discount rate of 7.25 percent and a long-term rate of compensation increase of 5 percent. For the non-U.S. plans, similar economic assumptions were used.

NOTE 11. OTHER POSTRETIREMENT BENEFITS

  Costs associated with other postretirement benefits include the following components:

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                 --------------
                                                                 1995 1994 1993
                                                                 ---- ---- ----
     Service cost............................................... $1.4 $2.0 $1.6
     Interest cost..............................................  1.9  2.2  2.0
                                                                 ---- ---- ----
       Other Postretirement Benefits Cost....................... $3.3 $4.2 $3.6
                                                                 ==== ==== ====

  The above costs were based on an accumulated postretirement benefit obligation (APBO) of $20.6, $30.9 and $22.6 at January 1, 1995, 1994 and 1993,
respectively. The health care cost trend used in determining the APBO was an escalation rate of 8 percent decreasing to 5 percent over 8 years, 10 percent decreasing to 5 percent over 10 years and 11 percent decreasing to 5 percent over 10 years, respectively, for January 1, 1995, 1994 and 1993. A 5 percent assumed long-term rate of compensation increase was used for life insurance for all years. The discount rate was 9.00 percent, 7.25 percent and 8.50 percent for January 1, 1995, 1994 and 1993, respectively. A one percentage-point increase in the health care cost escalation rate would have increased the costs associated with other postretirement benefits by $0.4 in 1995, $0.7 in 1994 and $0.6 in 1993.

                             IN VITRO DIAGNOSTICS
             (A DIVISION OF E. I. DU PONT DE NEMOURS AND COMPANY)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 12. SUPPLEMENTAL CASH FLOW INFORMATION

  As described in Note 1, DuPont's cash management system is not designed to trace centralized cash and related financing transactions to the specific cash requirements of the Business. In addition, DuPont's corporate transaction systems are not designed to track liabilities and payments on a business specific basis. Given these constraints, the following data are presented to facilitate analysis of key components of cash flow activity.

                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                          -------------------
                                                          1995   1994   1993
                                                          -----  -----  -----
     Net Income.......................................... $ 9.4  $ 1.3  $ 9.2
     Deferred Tax Expense................................   0.6   (9.3)  (5.2)
     Depreciation........................................  24.0   24.5   24.6
     Amortization of Capitalized Software................   1.6    1.4    1.0
     Provision for Manati Sale [See Note 5]..............    --   10.0     --
     Change in Accounts Receivable.......................  (9.2)  (0.2)  12.9
     Change in Inventory.................................  (2.0)   9.8    2.4
     Change in Other Assets..............................   2.4    0.3    0.5
     Change in Product Warranty..........................   1.1   (0.3)   0.3
     Change in Deferred Service Revenue..................  (4.4)  (2.3)   2.2
                                                          -----  -----  -----
     Cash Flow from Operating Activities, excluding
      DuPont Financing...................................  23.5   35.2   47.9
     Investment Activities:
     Capital Expenditures................................ (23.4) (21.9) (21.3)
     Proceeds from Manati Sale...........................   8.0     --     --
                                                          -----  -----  -----
     Net Financing Provided to DuPont*................... $ 8.1  $13.3  $26.6
                                                          =====  =====  =====

--------
* The difference between Cash Flow from Operating Activities and Investment Activities does not necessarily represent the cash flows of the Business, or the timing of such cash flows, had it operated as a separate entity.

                             IN VITRO DIAGNOSTICS
             (A DIVISION OF E. I. DU PONT DE NEMOURS AND COMPANY)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 13. COMMITMENTS AND CONTINGENCIES

  The Business has various purchase commitments for materials, supplies and items of permanent investment incidental to the ordinary conduct of business. In the aggregate, such commitments are not at prices in excess of current market.

  The Business does not have any material lease commitments.

  The Business is subject to various lawsuits and claims with respect to such matters as product liabilities, governmental regulations and other actions arising out of the normal course of business. While the effect on future financial results is not subject to reasonable estimation because considerable uncertainty exists, in the opinion of DuPont's counsel, the ultimate liabilities resulting from such lawsuits and claims will not materially affect the consolidated financial position of the Business.

NOTE 14. INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION

  The Business operates within a single industry segment.

                                                UNITED
                                                STATES EUROPE  OTHER  COMBINED
                                                ------ ------  -----  --------
1995
Sales to unaffiliated customers (1)............ $258.7 $59.4   $23.7   $341.8
Transfers between geographic areas.............   38.8   0.6     --       --
                                                ------ -----   -----   ------
  Total........................................ $297.5 $60.0   $23.7   $341.8
                                                ====== =====   =====   ======
Income (Loss) before interest expense and tax-
 es............................................ $ 21.4 $ 2.1   $(2.8)  $ 20.7
                                                ====== =====   =====   ======
Total assets to be sold........................ $134.2 $40.8   $13.4   $188.4
                                                ====== =====   =====   ======
1994
Sales to unaffiliated customers (1)............ $257.5 $46.3   $22.1   $325.9
Transfers between geographic areas.............   35.3   0.2     0.4      --
                                                ------ -----   -----   ------
  Total........................................ $292.8 $46.5   $22.5   $325.9
                                                ====== =====   =====   ======
Income (Loss) before interest expense and tax-
 es............................................ $  8.6 $(0.3)  $(1.1)  $  7.2
                                                ====== =====   =====   ======
Total assets to be sold........................ $140.7 $32.5   $13.3   $186.5
                                                ====== =====   =====   ======
1993
Sales to unaffiliated customers (1)............ $265.4 $45.3   $22.5   $333.2
Transfers between geographic areas.............   27.6   0.3     2.2      --
                                                ------ -----   -----   ------
  Total........................................ $293.0 $45.6   $24.7   $333.2
                                                ====== =====   =====   ======
Income (Loss) before interest expense and tax-
 es............................................ $ 15.9 $(3.5)  $ 0.2   $ 12.6
                                                ====== =====   =====   ======
Total assets to be sold........................ $167.3 $31.7   $13.9   $212.9
                                                ====== =====   =====   ======

--------
(1) Sales outside the United States of products manufactured in, and exported from, the United States totaled $6.9 in 1995, $13.6 in 1994 and $11.6 in 1993.

                              IN VITRO DIAGNOSTICS
              (A DIVISION OF E.I. DU PONT DE NEMOURS AND COMPANY)

            UNAUDITED COMBINED STATEMENT OF OPERATIONS [SEE NOTE 1]
                             (DOLLARS IN MILLIONS)

                                                                    FOUR MONTHS
                                                                       ENDED
                                                                     APRIL 30,
                                                                   -------------
      SEE                                                           (UNAUDITED)
      NOTE                                                          1996   1995
      ----                                                         ------ ------
           Sales................................................   $114.8 $109.4
      3    Other Income.........................................      0.1    1.3
                                                                   ------ ------
           Total Revenues.......................................   $114.9 $110.7
      4    Cost of Goods Sold and Other Operating Expenses......     55.4   53.6
      2    Selling, General and Administrative Expenses.........     37.6   34.7
           Research and Development Expense.....................     11.8   11.2
                                                                   ------ ------
           Income Before Interest Expense and Taxes.............    $10.1  $11.2
           Interest Expense.....................................      2.9    1.4
                                                                   ------ ------
           Income Before Income Taxes...........................     $7.2   $9.8
           Provision for Income Taxes...........................      3.0    2.8
                                                                   ------ ------
           Net Income...........................................     $4.2   $7.0
                                                                   ====== ======


  See Pages F-57 to F-58 for Notes to Unaudited Combined Financial Statements.

                              IN VITRO DIAGNOSTICS
              (A DIVISION OF E. I. DU PONT DE NEMOURS AND COMPANY)

       UNAUDITED COMBINED STATEMENT OF NET ASSETS TO BE SOLD [SEE NOTE 1]
                             (DOLLARS IN MILLIONS)

                                                                      APRIL 30,
      SEE                                                               1996
      NOTE                                                           -----------
      ----                                                           (UNAUDITED)
           ASSETS:
           Accounts Receivable Trade--Net.........................     $ 68.9
      6    Inventories............................................       33.5
      7    Property, Plant and Equipment..........................      193.0
           Less: Accumulated Depreciation.........................      113.6
                                                                       ------
           Net Property, Plant and Equipment......................       79.4
           Other Assets...........................................        9.6
                                                                       ------
           TOTAL ASSETS TO BE SOLD................................     $191.4
                                                                       ------
           LIABILITIES:
           Product Warranty.......................................     $  4.3
           Deferred Service Revenue...............................       10.6
                                                                       ------
           TOTAL LIABILITIES TO BE ASSUMED........................     $ 14.9
                                                                       ------
           NET ASSETS TO BE SOLD..................................     $176.5
                                                                       ======


  See pages F-57 to F-58 for notes to Unaudited Combined Financial Statements

                             IN VITRO DIAGNOSTICS
             (A DIVISION OF E. I. DU PONT DE NEMOURS AND COMPANY)

               NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)


NOTE 1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

  The unaudited Combined Financial Statements for the four-month periods of April 30, 1996 and 1995, should be read in conjunction with both Note 1 (Basis of Presentation) and Note 2 (Summary of Significant Accounting Policies) included in the audited 1995 Combined Financial Statements of the Business ("Audited 1995 Financial Statements"). Other notes considered by DuPont management to be relevant to the accompanying unaudited Combined Financial Statements are included herein.

  The unaudited Combined Financial Statements for the Business are based principally on DuPont's internal results and, in the opinion of management, reflect, consistent with the Audited 1995 Financial Statements, appropriate adjustments to more closely present the results of operations in accordance with generally accepted accounting principles.

NOTE 2. RELATED PARTY TRANSACTIONS

  Selling, General and Administrative Expenses include $7.8 and $8.7 for the four-month periods ended April 30, 1996 and 1995, representing allocations of general corporate expenses to the Businesses.

NOTE 3. OTHER INCOME

  Other income includes exchange gains/(losses) of $(0.3) and $0.5 for the four-month periods ended April 30, 1996 and 1995, respectively.

NOTE 4. COST OF GOODS SOLD AND OTHER OPERATING EXPENSES

  In connection with implementation of restructuring plans, additional abnormal expenses of $2.1 were included in the four-month period ending April 30, 1995, primarily due to product transfer activities and employee training and relocation.

NOTE 5. PENSION COST AND OTHER POSTRETIREMENT BENEFITS

  Pension Costs assigned to the business were $1.9 and $1.9, and Other Postretirement Benefits costs assigned to the Business were $1.3 and $1.1 for the four-month periods ended April 30, 1996 and 1995, respectively.

NOTE 6. INVENTORIES

                                                                      APRIL 30,
                                                                        1996
                                                                     -----------
                                                                     (UNAUDITED)
      Raw materials.................................................    $11.4
      Semi-finished product.........................................     11.9
      Finished Products.............................................     22.2
      Stores and supplies...........................................      1.8
                                                                        -----
      Total before LIFO.............................................    $47.3
      LIFO Reserve..................................................    (13.8)
                                                                        -----
      Inventories...................................................    $33.5
                                                                        =====

                             IN VITRO DIAGNOSTICS
             (A DIVISION OF E. I. DU PONT DE NEMOURS AND COMPANY)

               NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

  DuPont's application of LIFO is not focused on individual business units. Accordingly, the results of applying LIFO are allocated to the Business. Management believes such allocations are reasonable, but may not necessarily reflect the cost that would have been incurred if LIFO had been applied on a business specific basis. The impact of the LIFO method was to decrease Cost of Goods Sold and Other Operating Expenses by $0.3 and $0.6, for the four-month periods ended April 30, 1996 and 1995, respectively.

NOTE 7. PROPERTY, PLANT AND EQUIPMENT

                                                                      APRIL 30,
                                                                        1996
                                                                     -----------
                                                                     (UNAUDITED)
     Land...........................................................   $  0.8
     Buildings and Equipment (Includes
      Equipment Leased to Customers)................................    186.3
     Construction...................................................      5.9
                                                                       ------
     Property, Plant and Equipment, at Cost.........................   $193.0
                                                                       ======

NOTE 8. SUPPLEMENTAL CASH FLOW INFORMATION

  DuPont's cash management system is not designed to trace centralized cash and related financing transactions to the specific cash requirements of the Business. In addition, DuPont's corporate transaction systems are not designed to track liabilities and payments on a business specific basis. Given these constraints, the following data are presented to facilitate analysis of key components of cash flow activity.

                                             FOUR MONTHS ENDED FOUR MONTHS ENDED
                                              APRIL 30, 1995    APRIL 30, 1996
                                             ----------------- -----------------
                                                (UNAUDITED)       (UNAUDITED)
      Net income............................       $7.0              $ 4.2
                                                   ====              =====
      Depreciation and amortization.........       $7.3              $ 6.2
                                                   ====              =====
      Capital expenditures..................       $6.8              $10.0
                                                   ====              =====

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CON-TAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRE-SENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CON-STITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PER-SON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITA-TION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFOR-MATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HERE-OF.

                                ---------------

                               TABLE OF CONTENTS
                                                                           PAGE

Available Information.....................................................    2
Prospectus Summary........................................................    4
Risk Factors..............................................................   20
The Transactions..........................................................   26
Use of Proceeds...........................................................   27
Capitalization............................................................   28
Unaudited Pro Forma Financial Data........................................   29
Selected Historical Financial Data........................................   35
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   38
Industry..................................................................   45
Business..................................................................   47
Management................................................................   61
Principal Stockholders....................................................   67
Certain Relationships and Related Transactions............................   69
Bank Credit Agreement.....................................................   70
Description of Exchange Notes.............................................   72
The Exchange Offer........................................................  101
Certain Federal Income Tax Consequences...................................  109
Plan of Distribution......................................................  109
Legal Matters.............................................................  110
Experts...................................................................  110
Index to Financial Statements.............................................  F-1

                                ---------------
  UNTIL            , 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PRO-SPECTUS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                                 -------------
                                  PROSPECTUS
                                 -------------

                            DADE INTERNATIONAL INC.

                             OFFER TO EXCHANGE ITS
                  SERIES B 11 1/8% SENIOR SUBORDINATED NOTES
                               DUE 2006 FOR ANY
                          AND ALL OF ITS OUTSTANDING
                       11 1/8% SENIOR SUBORDINATED NOTES
                                   DUE 2006



                                    , 1996

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware, inter alia, ("Section 145") provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

  The Company's Certificate of Incorporation provides for the indemnification of directors and officers of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it currently exists or may hereafter be amended.

  Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

  The Company maintains and has in effect insurance policies covering all of the Company's directors and officers against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS.

  3.1  Certificate of Incorporation of Dade International Inc.
  3.2  By-laws of Dade International Inc.
  4.1  Indenture dated as of May 7, 1996 between Dade International Inc. and
       IBJ Schroder Bank & Trust Company.
  4.2  Purchase Agreement dated as of April 30, 1996 between Dade International
       Inc., BT Securities Corporation, CS First Boston Corporation and Morgan
       Stanley & Co. Incorporated.
  4.3  Registration Rights Agreement dated as of May 7, 1996 between Dade
       International Inc., BT Securities Corporation, CS First Boston
       Corporation and Morgan Stanley & Co. Incorporated.
  5.1  Opinion and consent of Kirkland & Ellis.
 10.1  Credit Agreement dated as of May 7, 1996 among Diagnostics Holding,
       Inc., Dade International Inc., various lending institutions and Bankers
       Trust Company as Agent.
 10.2  Security Agreement dated as of May 7, 1996 among Diagnostics Holding,
       Inc., Dade International Inc., certain subsidiaries of Dade
       International Inc. and Bankers Trust Company as Collateral Agent.
 10.3  Pledge Agreement dated as of May 7, 1996 among Diagnostics Holding,
       Inc., Dade International Inc., various subsidiaries of Dade
       International Inc. and Bankers Trust Company as Collateral Agent.
 10.4 Asset Purchase and Sale Agreement dated December 11, 1995, as amended and restated on May 7, 1996, between E.I. du Pont de Nemours and Company and Dade Chemistry Systems Inc. incorporated by reference to Exhibit 2.1 to the Company's Form 8-K under the Securities Act of 1934, as filed on May 22, 1996 (No. 33-90462).
 10.5 Transitional Services Agreement entered into as of May 7, 1996, effective as of April 30, 1996 by and between E.I. du Pont de Nemours and Company and Dade Chemistry Systems Inc.
 10.6 Manufacturing Agreement entered into as of May 7, 1996, effective as of April 30, 1996 by and between E.I. du Pont de Nemours and Company and Dade Chemistry Systems Inc.
 10.7  Stockholders Agreement made as of December 20, 1994 by and among Dade
       International Inc. and the other parties signatory thereto incorporated by reference to Exhibit 10.6 to the Company's Form S-4 Registration
       Statement under the Securities Act of 1933, as filed on March 20, 1995
       (No. 33-90462).
 10.8 Management Services Agreement dated as of December 20, 1994 by and between Dade International Inc. and Bain Capital, Inc. incorporated by reference to Exhibit 10.7 to the Company's Form S-4 Registration
       Statement under the Securities Act of 1933, as filed on March 20, 1995
       (No. 33-90462) as amended by Amendment No. 1 to Management Services
       Agreement dated as of May 7, 1996.
 10.9 Management Services Agreement dated as of December 20, 1994 by and between Dade International Inc. and Goldman, Sachs & Co. incorporated by reference to Exhibit 10.8 to the Company's Form S-4 Registration
       Statement under the Securities Act of 1933, as filed on March 20, 1995
       (No. 33-90462).
 10.10 Tax Law Change Indemnification dated as of December 16, 1994 between
       Baxter International Inc. and Diagnostics Holding, Inc. incorporated by reference to Exhibit 10.9 to the Company's Form S-4 Registration
       Statement under the Securities Act of 1933, as filed on March 20, 1995
       (No. 33-90462).
 10.11 Amended and Restated Exclusive Distribution Agreement dated as of
       September 15, 1995, by and between Dade International Inc. and Baxter
       Healthcare Corporation as amended on September 26, 1996.

 10.12 1995 Executive Stock Purchase and Option Plan incorporated by reference to Exhibit 10.1 to the Company's Form 10-Q under the Securities Act of
       1934, as filed on August 14, 1995 (No. 33-90462).
 10.13 1995 Management Stock Option Plan incorporated by reference to Exhibit
       10.2 to the Company's Form 10-Q under the Securities Act of 1934, as filed on August 14, 1995 (No. 33-90462).
 10.14 Form of Agreement under 1995 Executive Stock Purchase and Option Plan incorporated by reference to Exhibit 10.3 to the Company's Form 10-Q under the Securities Act of 1934, as filed on August 14, 1995 (No. 33-
       90462).
 10.15 Form of Agreement under 1995 Management Stock Option Plan incorporated by reference to Exhibit 10.4 to the Company's Form 10-Q under the Securities Act of 1934, as filed on August 14, 1995 (No. 33-90462).
 10.16 1996 Executive Stock Purchase and Option Plan.
 10.17 Form of Agreement under 1996 Executive Stock Purchase and Option Plan.
 12.1  Statement of Computation of Ratios.
 21.1  Subsidiaries of Dade International Inc.
 23.1  Consent of Price Waterhouse LLP (Chicago).
 23.2  Consent of Price Waterhouse LLP (Chicago).
 23.3  Consent of Price Waterhouse LLP (Philadelphia).
 23.4  Consent of Kirkland & Ellis (included in Exhibit 5.1).
 24.1  Powers of Attorney (included in signature page).
 25.1  Statement of Eligibility of Trustee on Form T-1.
 27.1  Financial Data Schedule.
 99.1  Form of Letter of Transmittal.
 99.2  Form of Notice of Guaranteed Delivery.
 99.3  Form of Tender Instructions.

(B) FINANCIAL STATEMENT SCHEDULES.

  Not Applicable.

ITEM 22. UNDERTAKINGS.

  A. The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

    (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of the chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

  B. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  C. The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph B immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  D. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  E. The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  F. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  G. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on October 4, 1996.

                                          DADE INTERNATIONAL INC.

                                                   /s/ Scott T. Garrett
                                          By_________________________________
                                               NAME: SCOTT T. GARRETT TITLE:
                                                CHIEF EXECUTIVE OFFICER AND
                                                         PRESIDENT

                               POWER OF ATTORNEY

  The undersigned hereby severally constitute and appoint John P. Connaughton attorney-in-fact for the undersigned in any and all capacities, with the power of substitution, to sign any amendment to this Registration Statement, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

             SIGNATURES                      CAPACITY                DATE

        /s/ Scott T. Garrett           Chief Executive         October 4, 1996
-------------------------------------   Officer, President
          SCOTT T. GARRETT              and Director
                                        (principal
                                        executive officer)

    /s/ James W.P. Reid-Anderson       Executive Vice          October 4, 1996
-------------------------------------   President and Chief
      JAMES W.P. REID-ANDERSON          Financial Officer
                                        (principal
                                        financial officer)

          /s/ Dennis Taylor            Corporate Vice          October 4, 1996
-------------------------------------   President/Controller
            DENNIS TAYLOR               (principal
                                        accounting officer)

      /s/ Robert W. Brightfelt         Executive Vice          October 4, 1996
-------------------------------------   President and
        ROBERT W. BRIGHTFELT            Director

           /s/ Adam Kirsch             Director                October 4, 1996
-------------------------------------
             ADAM KIRSCH

        /s/ Mark E. Nunnelly           Director                October 4, 1996
-------------------------------------
          MARK E. NUNNELLY

        /s/ Steve G. Pagliuca          Director                October 4, 1996
-------------------------------------
          STEVE G. PAGLIUCA

       /s/ John P. Connaughton         Director                October 4, 1996
-------------------------------------
         JOHN P. CONNAUGHTON

       /s/ Joseph H. Gleberman         Director                October 4, 1996
-------------------------------------
         JOSEPH H. GLEBERMAN

                                 EXHIBIT INDEX

 EXHIBITS                          DESCRIPTIONS                            PAGE
 --------                          ------------                            ----
   3.1    Certificate of Incorporation of Dade International Inc.
   3.2    By-laws of Dade International Inc.
   4.1    Indenture dated as of May 7, 1996 between Dade International
          Inc. and IBJ Schroder Bank & Trust Company.
   4.2    Purchase Agreement dated as of April 30, 1996 between Dade
          International Inc., BT Securities Corporation, CS First Boston
          Corporation and Morgan Stanley & Co. Incorporated.
   4.3    Registration Rights Agreement dated as of May 7, 1996 between
          Dade International Inc., BT Securities Corporation, CS First
          Boston Corporation and Morgan Stanley & Co. Incorporated.
   5.1    Opinion and consent of Kirkland & Ellis.
  10.1    Credit Agreement dated as of May 7, 1996 among Diagnostics
          Holding, Inc., Dade International Inc., various lending
          institutions and Bankers Trust Company as Agent.
  10.2    Security Agreement dated as of May 7, 1996 among Diagnostics
          Holding, Inc., Dade International Inc., certain subsidiaries of Dade International Inc. and Bankers Trust Company as
          Collateral Agent.
  10.3    Pledge Agreement dated as of May 7, 1996 among Diagnostics
          Holding, Inc., Dade International Inc., various subsidiaries of Dade International Inc. and Bankers Trust Company as
          Collateral Agent.
  10.4    Asset Purchase and Sale Agreement dated December 11, 1995, as amended and restated on May 7, 1996, between E.I. du Pont de
          Nemours and Company and Dade Chemistry Systems Inc.
          incorporated by reference to Exhibit 2.1 to the Company's Form
          8-K under the Securities Act of 1934, as filed on May 22, 1996
          (No. 33-90462).
  10.5    Transitional Services Agreement entered into as of May 7,
          1996, effective as of April 30, 1996 by and between E.I. du
          Pont de Nemours and Company and Dade Chemistry Systems Inc.
  10.6    Manufacturing Agreement entered into as of May 7, 1996,
          effective as of April 30, 1996 by and between E.I. du Pont de
          Nemours and Company and Dade Chemistry Systems Inc.
  10.7    Stockholders Agreement made as of December 20, 1994 by and among Dade International Inc. and the other parties signatory thereto incorporated by reference to Exhibit 10.6 to the
          Company's Form S-4 Registration Statement under the Securities
          Act of 1933, as filed on March 20, 1995 (No. 33-90462).
  10.8    Management Services Agreement dated as of December 20, 1994 by and between Dade International Inc. and Bain Capital, Inc.
          incorporated by reference to Exhibit 10.7 to the Company's
          Form S-4 Registration Statement under the Securities Act of
          1933, as filed on March 20, 1995 (No. 33-90462) as amended by
          Amendment No. 1 to Management Services Agreement dated as of
          May 7, 1996.
  10.9    Management Services Agreement dated as of December 20, 1994 by and between Dade International Inc. and Goldman, Sachs & Co.
          incorporated by reference to Exhibit 10.8 to the Company's
          Form S-4 Registration Statement under the Securities Act of
          1933, as filed on March 20, 1995 (No. 33-90462).
  10.10   Tax Law Change Indemnification dated as of December 16, 1994 between Baxter International Inc. and Diagnostics Holding,
          Inc. incorporated by reference to Exhibit 10.9 to the
          Company's Form S-4 Registration Statement under the Securities
          Act of 1933, as filed on March 20, 1995 (No. 33-90462).
  10.11   Amended and Restated Exclusive Distribution Agreement dated as of September 15, 1995, by and between Dade International Inc.
          and Baxter Healthcare Corporation as amended on September 26,
          1996.

 EXHIBITS                          DESCRIPTIONS                            PAGE
 --------                          ------------                            ----
  10.12   1995 Executive Stock Purchase and Option Plan incorporated by reference to Exhibit 10.1 to the Company's Form 10-Q under the
          Securities Act of 1934, as filed on August 14, 1995 (No. 33-
          90462).
  10.13   1995 Management Stock Option Plan incorporated by reference to
          Exhibit 10.2 to the Company's Form 10-Q under the Securities
          Act of 1934, as filed on August 14, 1995 (No. 33-90462).
  10.14   Form of Agreement under 1995 Executive Stock Purchase and
          Option Plan incorporated by reference to Exhibit 10.3 to the
          Company's Form 10-Q under the Securities Act of 1934, as filed on August 14, 1995 (No. 33-90462).
  10.15   Form of Agreement under 1995 Management Stock Option Plan
          incorporated by reference to Exhibit 10.4 to the Company's
          Form 10-Q under the Securities Act of 1934, as filed on August
          14, 1995 (No. 33-90462).
  10.16   1996 Executive Stock Purchase and Option Plan.
  10.17   Form of Agreement under 1996 Executive Stock Purchase and
          Option Plan.
  12.1    Statement of Computation of Ratios.
  21.1    Subsidiaries of Dade International Inc.
  23.1    Consent of Price Waterhouse LLP (Chicago).
  23.2    Consent of Price Waterhouse LLP (Chicago).
  23.3    Consent of Price Waterhouse LLP (Philadelphia).
  23.4    Consent of Kirkland & Ellis (included in Exhibit 5.1).
  24.1    Powers of Attorney (included in signature page).
  25.1    Statement of Eligibility of Trustee on Form T-1.
  27.1    Financial Data Schedule.
  99.1    Form of Letter of Transmittal.
  99.2    Form of Notice of Guaranteed Delivery.
  99.3    Form of Tender Instructions.

(B) FINANCIAL STATEMENT SCHEDULES.

  Not Applicable.